As filed with the Securities and Exchange Commission on December 21, 2006

Registration No. 333-132586

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENDTEC, INC.

(Name of Small Business Issuer in Its Charter)

Delaware	4899	43-2053462
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

877 Executive Center Drive West, Suite 300

St. Petersburg, Florida 33702

(727) 576-6630

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Paul Soltoff

Chief Executive Officer

SendTec, Inc.

877 Executive Center Drive West, Suite 300

St. Petersburg, Florida 33702

(727) 576-6630

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Harvey J. Kesner, Esq.

Haynes and Boone, LLP

153 East 53rd Street

Suite 4900

New York, New York 10022

(212) 659-7300

As soon as practicable after the effective date of this registration statement

(Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	740,855	$0.36(3)	$ 266,707.80	$ 28.54
Common Stock underlying $0.50 Debentures	51,260,000(2)	$0.36(3)	$18,453,600.00	$ 1,974.54
Common Stock underlying $0.60 Warrants	250,000	$0.36(3)	$ 90,000.00	$ 9.63
TOTAL			$18,810,307.80	$2,012.71(4)

(1)	Pursuant to Rule 416 of the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions. A portion of the securities to be registered are subject to provisions in a registration rights agreement between the Registrant and holders of certain convertible debentures which require the Registrant to register the resale of 110% of the common stock issuable upon conversion of the debentures.

(2)	Includes 4,660,000 shares of common stock required to be registered as a result of provisions in the registration rights agreement described in footnote (1) hereto.

(3)	Estimated at $0.36 per share, the average of the bid and ask price of common stock as reported on the OTC Bulletin Board regulated quotation service on December 19, 2006, for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Securities Act.

(4)	Pursuant to Rule 429 under the Securities Act the prospectus included in this Registration Statement also relates to the remaining unsold shares that were previously registered by Registration Statement 333-132586 for which the registration fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429, this registration statement or Form SB-2 contains a prospectus that also relates to the remaining unsold shares of the 75,042,845 shares of the Registrant’s common stock previously registered for resale in a registration statement on form SB-2 (File No. 333-132586) and upon effectiveness constitutes a supplement to such registration statement.

Subject to completion, dated December 21, 2006

PRELIMINARY PROSPECTUS

SENDTEC, INC.

877 Executive Center Drive West, Suite 300

St. Petersburg, Florida 33702

(727) 576-6630

127,293,700 Shares of Common Stock

This prospectus relates to the sale by certain selling stockholders identified in this prospectus of up to an aggregate of 127,293,700 shares of common stock, par value $0.001 per share. All of such shares of common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of warrants if exercised by the selling stockholder.

We will bear all costs relating to the registration of the common stock, other than any selling stockholder’s legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “SNDN.OB.” The last sales price of our common stock on December 19, 2006 as reported by the OTC Bulletin Board was $0.35 per share.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 WHICH DESCRIBES CERTAIN MATERIAL RISK FACTORS YOU SHOULD CONSIDER BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December __, 2006

You should rely only on the information contained in this prospectus and in any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate as of the date on the front cover of this prospectus or any supplement only, regardless of the time of delivery of this prospectus or any supplement or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

The following summary highlights aspects of the offering. This prospectus does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, all references to “we”, “us”, “our” and similar terms and any references to the “Registrant” refer to SendTec, Inc. and its subsidiaries, and not to the selling stockholders.

Overview

We are a holding company organized for the purpose of acquiring, owning, and managing various marketing and advertising businesses, primarily involving the Internet. Following the consolidation with our minority owned subsidiary, SendTec Acquisition Corp, or STAC, in February 2006, our SendTec marketing services business has become our dominant operation. As discussed below under “Recent Developments”, on June 15, 2006, we sold substantially all of the assets of our RelationServe Access business and ceased operation of our Friendsand business. On July 17, 2006 we changed our name to “SendTec, Inc.” from “RelationServe Media, Inc.”

SendTec is a marketing company, primarily involved in direct response marketing, a type of advertising that sells products and services directly to the consumer using the Internet, television, print, radio and other forms of advertising media. SendTec’s clients include national advertisers in over 50 industries, including but not limited: publishing, entertainment services, auto, financial services, retail, health and beauty, public storage and software. SendTec’s services include: (1) developing marketing and advertising plans, (2) producing Internet advertising such as emails, websites, display ads and other forms of Internet advertising strategies to sell products and services, or generate consumer leads, (3) producing television commercials, print advertisements, and radio commercials to sell products and generate consumer leads, (4) planning, buying and selling media on the Internet and in other media channels such as television, radio and print and (5) producing sales or leads for advertising clients by using media we own, or venturing with internet media outlets and traditional media outlets. In providing services to our clients, SendTec generates revenue in the following ways: First, receiving media commissions as a percentage of media purchased. In other words, the advertiser pays SendTec $1,000 and SendTec retains a 15% agency commission equating to $150 in consideration for planning and facilitating the media purchase. Second, buying or venturing unsold media inventory to generate sales and leads for SendTec’s clients. The industry refers to this as performance-based media, and in this example, SendTec retains the net difference between what the advertisers pays SendTec for producing a sale or generating a consumer lead, and what the media outlet, such as an Internet publisher or television station charges SendTec. For example, SendTec is paid $100 to generate a customer, and the media outlet agrees to charge SendTec $75 for using its media time to generate the customer. We consider this performance-based media, because if a sale or lead does not result, then SendTec does not have to pay for the media, and the advertiser client does not owe SendTec anything. Third, providing marketing and business consulting services on an hourly basis. Fourth, charging for production services at cost plus markups.

Recent Developments

We were unable to satisfy the EBITDA financial covenant for the quarters ended March 31, 2006 and June 30, 2006 required under the securities purchase agreement relating to the 6% Senior Secured Convertible Debentures of STAC (the “Debentures”).

On May 19, 2006, holders of the Debentures granted us a waiver for non-compliance with the March 31, 2006, financial covenants, and on August 21, 2006, holders of the Debentures granted us a waiver for our failure to comply with the financial covenants for June 30, 2006 in connection with a proposal to restructure the terms of the Debentures. On September 27, 2006, we entered into a definitive agreement with the Debenture holders to amend the terms of the Debentures and the financial covenants contained in the securities purchase agreement related thereto. Among other things, the amendment established new financial covenants based on our net revenues. Under the new financial covenants we were required to have net revenues of $4,675,000 for the third quarter of 2006. We had net revenues of $9,404,920 for the third quarter of 2006. Going forward, we will be required to have net revenues of $4,675,000 for the fourth quarter of 2006, and net revenues of $5,025,000, $5,175,000, $5,450,000 and $5,700,000 for the first, second, third and fourth quarters of 2007, respectively.

Also has a result of the restructuring:

(i)	the Debentures, previously convertible into shares of our common stock at a conversion price of $1.50, are convertible into shares of our common stock at a conversion price of $0.50;

(ii)	we may redeem all or any portion (but not less than 25%) of the outstanding and unconverted principal amount of the Debentures plus accrued interest and interest not yet accrued but that would be payable through maturity for cash and five-year warrants to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share for each $1 million of the Debentures redeemed;

(iii)	we may elect to make interest payments in shares of our common stock provided that the average daily trading volume of our common stock on the OTC Bulletin Board equals or exceeds $250,000, and we may at our election pay 50% of the interest due on November 1, 2006 and February 1, 2006 in shares of our common stock regardless of the average daily trading volume; and

(iv)	50% of the original principal amount of the Debentures will, subject to the other conditions set forth in this paragraph, automatically convert into shares of our common stock if the minimum closing bid price of our common stock equals or exceeds $0.75 per share for 15 out of 20 consecutive trading days. The remaining 50% of the original principal amount of the Debentures will automatically convert into shares of our common stock if the minimum closing bid price of our common stock equals or exceeds $1.00 per share for 15 out of 20 consecutive trading days. In order for such automatic conversion to occur, there must be an effective registration statement under the Securities Act covering the resale of the shares underlying the Debentures. In addition, if the average daily dollar volume of our common stock is less than $1.0 million, then the conversion will be limited to $1.0 million of the original principal amount of the Debentures for each 20 trading day period that the minimum bid price for our common stock equals or exceeds the applicable threshold of $0.75 or $1.00; and if the average daily dollar volume of our common stock exceeds $1.0 million but is less than $2.0 million, the conversion of the Debentures will be limited to $2.0 million of the original principal amount of the Debentures for each 20 trading day period. There will be no limitations on the conversion of the Debentures if the average daily dollar volume of our common stock exceeds $2.0 million.

The foregoing does not constitute a complete summary of the terms of the amended terms of the Debentures. Reference is made to the complete text of Debenture amendment, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed on September 27, 2006.

As a result of the reduction in the conversion price of the Debentures to $0.50 per share, we are obligated to issue 69,660,000 shares or our common stock upon the full conversion of the Debentures. There is $34,830,000 of principal presently outstanding. Accordingly, we received stockholder approval to amend our certificate of incorporation to increase our authorized capital to provide for the full conversion of the Debentures. Therefore, on November 15, 2006, we filed a certificate of amendment to our certificate of incorporation increasing the number of authorized shares of our common stock to 190,000,000 from 90,000,000. We received stockholder approval for the increase in our authorized capital at a special meeting of the stockholders held on November 10, 2006.

On June 5, 2006, we entered into a definitive agreement to sell substantially all of the business and assets of RelationServe Access. The closing of the agreement occurred on June 15, 2006 and the purchase price includes $1.4 million in cash and the assumption of certain liabilities. Pursuant to the Agreement, we agreed to remain liable for certain contingencies and liabilities, and any liabilities in excess of $3 million. In addition to the foregoing, we discontinued the business of Friendsand, Inc. and ceased all of its operations during July 2006. As a result of the sale of RelationServe Access and the discontinuance of the business of Friendsand, Inc. the SendTec marketing business of our wholly-owned subsidiary, STAC, has been our primary focus. Accordingly, on July 17, 2006, we changed our name to “SendTec, Inc.” from “RelationServe Media, Inc.”

Corporate History

We were originally formed as Chubasco Resources Corp. in the State of Nevada as an exploration stage company engaged in the business of mineral exploration. On June 13, 2005, we completed a reverse merger with RelationServe, Inc., a private Delaware corporation. As a result of the reverse merger, the former stockholders of RelationServe, Inc. acquired a majority of outstanding common stock and RelationServe, Inc. became our wholly-owned subsidiary. All of our business operations prior to the reverse merger ceased and we succeeded to the business of RelationServe, Inc as our sole line of business. Our principal executive offices were relocated to Fort Lauderdale, Florida. On June 15, 2005, we filed an amendment to our articles of incorporation to change our name to RelationServe Media, Inc.

RelationServe, Inc. was incorporated in Delaware in March 2005. On May 16, 2005 RelationServe (Delaware), through two wholly-owned subsidiaries, acquired certain internet marketing assets from Omni Point Marketing, LLC, a Florida limited liability company, and the internet social networking community, Friendsand, LLC, a Delaware limited liability company from its owners. Prior to such acquisitions, RelationServe had no business or assets until it acquired assets from Omni Point Marketing, LLC and Friendsand, LLC.

On August 29, 2005, we merged with our wholly owned Delaware subsidiary for the sole purpose of reincorporating in the State of Delaware.

Background of the SendTec Acquisition

On August 9, 2005, we entered into an asset purchase agreement with theglobe.com, Inc. for the purchase of the business and substantially all of the assets of SendTec. The purchase price for SendTec under the agreement was $37,500,000, subject to adjustment, and the assumption of certain liabilities. Since at the time of the execution and delivery of the asset purchase agreement we lacked sufficient financing to consummate the transaction, our commitment to purchase the assets included as a condition to closing that we obtain adequate financing to consummate the transaction on or before October 31, 2005. As part of our negotiations to provide financing for the acquisition of SendTec, we were required to restructure the transaction so that the acquiring entity of the assets of SendTec would initially operate independently from the date of the purchase (October 31, 2005). The reason for this structure was that the entities providing the financing desired that their lien on the SendTec assets be structurally senior to the remainder of our business until such time as we had audited financial statements for the nine months ended September 30, 2005 and we could demonstrate that we met the following financial milestones for the nine months ended September 30, 2005: (i) revenues of at least $9 million for the nine months ended September 30, 2005, (ii) adjusted EBITDA of at least $1 million for the nine months ended September 20, 2005, (iii) our allowance for doubtful accounts together with other charges incurred that reduced accounts receivable for the nine months ended September 30, 2005 were less than 50% of the consolidated revenues set forth in the audited financials and (iv) our cash collected attributable to consolidated revenues was at least $4 million for the nine months ended September 30, 2005.

Accordingly, on October 31, 2005 we assigned our rights under the agreement to STAC, which was an affiliated company, and entered into agreements providing for financing of the transactions. STAC financed its purchase of SendTec by issuing (a) 10,000,000 shares of its common stock, par value $0.001 to us for $10,000,000 in cash and (b) $34,950,000 of its 6% Debentures due October 30, 2009 to institutional investors. In addition, three of the Debenture holders also purchased 279,669 shares of STAC’s redeemable preferred stock at a price of $1.00 per share for net proceeds of approximately $280,000 and STAC management purchased 531,700 shares of STAC common stock for $531,700. STAC also issued, as non-cash consideration, an additional 4,774,323 shares of its common stock to the management team of SendTec. Each share of STAC preferred stock possessed 100 votes per share, representing approximately 64% of the total voting interests of STAC. We retained approximately 23% of the total voting interests in STAC. The remaining voting interests in STAC were owned by the management team.

As a result of requirements under the acquisition financing arrangements described herein, from October 31, 2005, the acquisition date of SendTec, through February 3, 2006, the date that we provided evidence reasonably satisfactory to the purchasers that we had achieved the milestones, as amended, STAC operated independently and was our minority-owned affiliate. Following the satisfaction of these financial milestones, on February 3, 2006, among other transactions STAC became our wholly-owned subsidiary. Among the other transactions which occurred on February 3, 2006 were that we guaranteed the obligations of STAC and pledged our assets as security for the Debentures in the original principal amount of $34,950,000 that SendTec entered into on October 31, 2005 and the Debentures became convertible into our common stock. In addition, the STAC common stock held by the management team also was exchanged for 9,506,380 shares of our common stock and the preferred stock was converted into 7,621,991 shares of our common stock.

We currently maintain our principal executive offices at 877 Executive Center Drive West, Suite 300, St. Petersburg, Florida 33702. SendTec also maintains an office in New York City. We presently have 131 employees.

Rationalization Plan

Upon STAC becoming our wholly-owned subsidiary, management of the combined company commenced a joint review of the collective operations, synergies, and, opportunities. During the three month period following October 31, 2005 and prior to February 3, 2006, we operated RelationServe Access and Friendsand independently from SendTec due to legal and structural limitations imposed under the STAC financing arrangements. During the first quarter of 2006, initial steps were taken to reduce staff at RelationServe Access and Friendsand, eliminate redundant positions and activities, replace certain members of management, and evaluate additional opportunities for cost savings through consolidation, reduction, disposition of assets or businesses, and other means in an emphasis to streamline the businesses and implement a workable plan to consolidate the management and operations of two synergistic but highly divergent companies operating in two locations, with potential inefficiencies and redundant administration. We also hired Paul Soltoff as our chief executive officer, Eric Obeck as our president and Donald Gould as our chief financial officer all of whom were long-term SendTec senior management. We formed a special committee of the board of directors to consider strategic alternatives relating to our primary pre-consolidation businesses, RelationServe Access and Friendsand including the negotiation and sale of such entities. On June 5, 2006, we entered into a definitive agreement to sell substantially all of the business and assets of RelationServe Access. The closing of the agreement occurred on June 15, 2006 and the purchase price includes $1.4 million in cash and the assumption of certain liabilities. Pursuant to the Agreement, we agreed to remain liable for certain contingencies and liabilities, and any liabilities in excess of $3 million. Employees serving functions primarily related to the RelationServe Access business were retained by the purchasers of the assets, and are no longer employees of our company. In addition to the foregoing, we discontinued the business of Friendsand and ceased all of its operations.

During the initial phase of management’s review, we recognized that certain financial covenants required under the securities purchase agreement relating to the purchase of the Debentures would likely not be met during the fourth quarter of 2005, and possibly thereafter. These covenants included STAC having a minimum EBITDA of $1,725,000 and $5,200,000 for the fourth quarter of 2005 and the fiscal year ended December 31, 2005, respectively. In addition, management believed that, without amendments to the financial covenants in the securities purchase agreement, we could potentially have been in breach of certain of the financial covenants for 2006 and thereafter. Under the terms of the Debentures, failure to satisfy the financial covenants in the securities purchase agreement could be an event of default. As a result, in consideration of the issuance of an aggregate of 525,000 shares of our common stock to the Debenture holders, the financial covenants in the securities purchase agreement were revised so that STAC was required to have minimum EBITDA for the fourth quarter of 2005 and the fiscal year ended December 31, 2005 of $625,000 and $4,350,000, respectively.

We believe that our ability to satisfy the original financial covenants was adversely affected by, among other things, non-cash accounting charges, unexpected costs and inefficiencies of operating as two separate entities required by the terms of the Debentures until STAC became wholly-owned, the impact of Hurricane Katrina and Wilma on the national economy and on Florida in particular where both RelationServe Access and SendTec were forced to close or operate at reduced staffing levels for several weeks, significant senior management and extensive junior personnel changes at RelationServe Access and Friendsand, poor morale, cultural differences, and uncertainty during the transition period, and increased costs at Friendsand. In addition, the business of RelationServe Access experienced a downturn, and social networking sites, such as Friendsand, became the focus of regulatory and public scrutiny as concerns have been raised by individuals and regulatory agencies relating to (1) what represents legitimate content and (2) the possibility for exploitation and predation using the medium. In particular there is a concern that certain content in social networking and community interest sites may only be appropriate for adults and may be exploited by persons to the detriment of minors.

These factors continued to impact us as a whole and we were unable to satisfy the EBITDA financial covenant for the quarter ended March 31, 2006 and June 30, 2006, required under the securities purchase agreement. On May 19, 2006, we received a waiver for our non-compliance with the financial covenants for the quarter ended March 31, 2006. As described above under “Recent Developments,” we received a waiver for our non-compliance with the financial covenants for the period ended June 30, 2006, and entered a definitive agreement with the holders of the Debentures to amend the financial covenants and other provisions of the Debentures.

The Offering

Common Stock Offered by Selling Stockholders	127,293,700 shares of common stock of which 84,536,987 shares are issuable upon the exercise of options, warrants and Debentures. In addition, we are registering 8,048,820 additional shares that we are required to register pursuant to the terms of our registration rights agreement with the Debenture holders.

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders. We intend to use any proceeds for working capital and general corporate purposes.

OTC Bulletin Board Symbol	SNDN.OB

Common Stock Outstanding	As of December 19, 2006, we had 46,995,997 shares of common stock issued and outstanding. Except for 3,216,500 shares, the resale of which was registered in February 2005, the balance of our issued and outstanding shares, which represents approximately 98% of our issued and outstanding shares, are being offered by this prospectus.

RISK FACTORS

If an event of default occurs under the Debentures it could result in a material adverse effect on our business, operating results, or financial condition as the Debenture holders maintain a first priority security interest on all of our assets and the assets of our subsidiaries.

On October 31, 2005, STAC issued $34.95 million of Debentures due March 31, 2008 that effective February 3, 2006, and as subsequently amended pursuant to agreement with the Debenture holders signed on September 27, 2006, became convertible into shares of our common stock at a conversion price of $0.50 per share and are guaranteed by us and each of our subsidiaries. $34,830,000 of the original principal amount of the Debentures remains outstanding. Under the terms of the Debentures STAC is obligated to pay interest of 6% per annum on the outstanding principal amount of the Debentures, payable quarterly beginning on February 1, 2006. The Debenture holders have a first priority security interest on all of our assets and on the assets of our subsidiaries. In addition to failing to satisfy financial covenants in the securities purchase agreement, events of default include, but are not limited to, the following:

•	failure to pay interest, principal payments or liquidated damages if and when due;

•	a breach of any material covenant or term or condition of the Debenture or any of the transaction documents;

•	a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) under any of the transaction documents, or any other material agreement, lease, document or instrument;

•	a breach of any representation or warranty made in the Debenture or the other transaction documents;

•	certain bankruptcy and bankruptcy related matters;

•	a default by us or any of our subsidiaries in any of its material obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of any of them in an amount exceeding $75,000 ($150,000 in the case of the Company); and

•	a Registration Statement for the shares issuable upon conversion of the Debentures and exercise of certain warrants is not continuously effective so long as any amount remains outstanding on the Debentures.

In addition to the foregoing, the failure to satisfy financial covenants in the securities purchase agreement could be deemed an event of default under the Debentures. Under these covenants, as amended we are required to have net revenues of $4,675,000 for the fourth quarter of 2006, and net revenues of $5,025,000, $5,175,000, $5,450,000 and $5,700,000 for the first, second, third and fourth quarters of 2007, respectively. If we default on our obligations under our Debentures or related agreements, the cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day-to-day operations, such a default would have a material adverse effect on our business, operating results, or financial condition. In such event, we may be forced to restructure, file for bankruptcy, sell assets, or cease operations, any of which would put our Company, our investors and the value of our common stock, at significant risk. Further, our obligations under the Debentures are secured by substantially all of our assets. Failure to fulfill our obligations under the Debentures and related agreements could lead to loss of these assets, which would be detrimental to our operations.

The restrictions on our activities contained in the Debentures could negatively impact our ability to obtain financing from other sources.

So long as any portion of the Debentures remain outstanding, we are restricted from incurring additional indebtedness other than certain permitted indebtedness consisting of (i) a working capital credit facility up to $3,000,000 which may have a second priority interest in our accounts receivables and inventory, (ii) trade payables and indebtedness consisting of capitalized lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and obligations under sale-leaseback arrangements with respect to newly acquired or leased assets and (iii) such obligations which are not secured by liens on any of our assets or STAC assets existing as of the date that the Debentures were originally issued. To the extent that additional debt financing is required for us to conduct our operations, the restrictions from incurring additional indebtedness in the Debentures could materially adversely impact our ability to achieve our operational objective.

We had a net loss for the nine months ended September 30, 2006 and on a combined pro forma basis we experienced a significant loss for the year ended December 31, 2005.

While we had $1,095,993 of operating income on a combined pro forma basis for the year ended December 31, 2005, we experienced a net loss of $15,068,650 on a combined pro forma basis for the year ended December 31, 2005 and we had a net loss of $14,730,422 for the nine months ended September 30, 2006. We are unable to predict if we will achieve profitability in future periods. In order to achieve and maintain profitability, we will need to generate significant revenues. If we do not continue to increase our revenues, our business, results of operations, and financial condition could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

Any decrease in demand for our online marketing services could substantially reduce our revenues.

To date, a substantial portion of our revenues have been derived from Internet advertising. We expect that online advertising will continue to account for a substantial portion of our revenues for the foreseeable future. However, our revenues from Internet advertising may decrease in the future for a number of reasons, including the following:

•	the rate at which Internet users click on advertisements or take action in response to an advertisement has always been low and could decline as the volume of Internet advertising increases;

•	Internet users can install software programs that allow them to prevent advertisements from appearing on their screens or block the receipt of emails;

•	advertisers may prefer an alternative Internet advertising format, product or service which we might not offer at that time; and

•	we may be unable to make the transition to new Internet advertising formats preferred by advertisers.

If our pricing models are not accepted by our advertiser clients, we could lose clients and our revenues could decline.

Most of our services are offered to advertisers based on cost-per-action or cost-per-click pricing models, under which advertisers only pay us if we provide the results they specify. These results-based pricing models differ from the fixed-rate pricing model used by many Internet advertising companies, under which the fee is based on the number of times the advertisement is shown without regard to effectiveness. Our ability to generate significant revenues from advertisers will depend, in part, on our ability to demonstrate the effectiveness of these primary pricing models to advertisers, who may be more accustomed to a fixed-rate pricing model.

Furthermore, intense competition among websites and other Internet advertising providers has led to the development of a number of alternative pricing models for Internet advertising. The proliferation of multiple pricing alternatives may confuse advertisers and make it more difficult for them to differentiate among alternatives. In addition, it is possible that new pricing models may be developed and gain widespread acceptance that are not compatible with our business model or our technology. These alternatives, and the likelihood that additional pricing models will be introduced, make it difficult for us to project the levels of advertising revenues or the margins that we, or the Internet advertising industry in general, will realize in the future. If advertisers do not understand the benefits of our pricing models, then the market for our services may decline or develop more slowly than us expects, which may limit our ability to grow their revenues or cause their revenues to decline.

We depend on a limited number of clients for a significant percentage of our revenues, and the loss of one or more of these advertisers could cause our revenues to decline.

For the year ended December 31, 2005, revenues from our two largest clients, Sureclick Promotions and Real Networks accounted for an aggregate of 43.8% of our total revenues. We believe that a limited number of clients will continue to be the source of a substantial portion of our revenues for the foreseeable future. Key factors in maintaining our relationships with these clients include our performance on individual campaigns, the strength of our professional reputation, and the relationships of our key executives with client personnel. To the extent that our performance does not meet client expectations, or our reputation or relationships with one or more major clients are impaired, our revenues could decline and our operating results could be adversely affected.

We generally do not have long-term contracts with our clients.

Our clients typically hire us on a project-by-project basis or on an annual contractual relationship. Moreover, our clients generally have the right to terminate their relationships with us without penalty and with relatively short or no notice. Once a project is completed we cannot assure that a client will engage us for further services. From time to time, highly successful engagements have ended because our client was acquired and the new owners decided not to retain us. A client that generates substantial revenue for us in one period may not be a substantial source of revenue in a subsequent period. We expect a relatively high level of client concentration to continue, but not necessarily involve the same clients from period to period. The termination of our business relationships with any of our significant clients, or a material reduction in the use of our services by any of their significant clients, could adversely affect our future financial performance.

Any limitation on our use of data derived from clients’ advertising campaigns could significantly diminish the value of our services and cause us to lose clients and revenues.

When an individual visits our clients’ websites, we use technologies, including cookies and web beacons, to collect information such as the user’s IP address, advertisements delivered by us that have been viewed by the user, and responses by the user to such advertisements. We aggregate and analyze this information to determine the placement of advertisements across our affiliate network of advertising space. Although the data we collect from campaigns of different clients, once aggregated, are not identifiable, our clients might decide not to allow us to collect some or all of this data or might limit our use of this data. Any limitation on our ability to use such data could make it more difficult for us to deliver online marketing programs that meet client demands.

In addition, although our contracts generally permit us to aggregate data from advertising campaigns, our clients might nonetheless request that we discontinue using data obtained from their campaigns that have already been aggregated with other clients’ campaign data. It would be difficult, if not impossible, to comply with these requests, and such requests could result in significant expenditures of resources, interruptions, failures or defects or use in our data collection, mining, and storage systems. Privacy concerns regarding the collection or use of user data, could also limit our ability to aggregate and analyze data from our clients. Under such circumstances, we may lose clients and our revenues may decline.

If the market for internet advertising fails to continue to develop, our revenues and operating results could be harmed.

Our future success is highly dependent on the continued use and growth of the Internet as an advertising medium. The Internet advertising market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge effectiveness. As a result, demand for and market acceptance of Internet advertising services is uncertain and subject to change. Many of our current or potential advertiser clients have little or no experience using the Internet for advertising purposes and have allocated only limited portions of their advertising budgets to the Internet. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information, measuring success, and evaluating new advertising products and services. Such clients find Internet advertising to be less effective for promoting their products and services than traditional advertising media. We cannot give any assurance that the market for Internet advertising will continue to grow or become sustainable. If the market for Internet advertising fails to continue to develop or develops more slowly than we expect, our revenues and business could be harmed.

We depend on online publishers for advertising space to deliver our clients’ advertising campaigns, and any decline in the supply of advertising space available through our network could cause our revenues to decline.

The websites, search engines, and email publishers that sell or venture their advertising space to or with us are not bound by long-term contracts that ensure a consistent supply of advertising space, which we refer to as their inventory. We generate a significant portion of revenues from the advertising inventory provided by a limited number of publishers. In most instances, publishers can change the amount of inventory they make available to us at any time, as well as the price at which they make it available. In addition, publishers may place significant restrictions on our use of their advertising inventory. These restrictions may prohibit advertisements from specific advertisers or specific industries, or restrict the use of certain creative content or format. If a publisher decides not to make inventory available to us, or decides to increase the price, or places significant restrictions on the use of such inventory, we may not be able to replace this with inventory from other publishers that satisfy our requirements in a timely and cost-effective manner. If this happens, our revenues could decline or our cost of acquiring inventory may increase.

Our growth may be limited if we are unable to obtain sufficient advertising inventory that meets our pricing and quality requirements.

Our growth depends on our ability to effectively manage and expand the volume of our inventory of advertising space. To attract new advertisers, we must increase our supply of inventory that meets our performance and pricing requirements. Our ability to purchase or venture sufficient quantities of suitable advertising inventory will depend on various factors, some of which are beyond our control. These factors include:

•	our ability to offer publishers a competitive price for their inventory;

•	our ability to estimate the quality of the available inventory; and

•	our ability to efficiently manage our existing advertising inventory.

In addition, the number of competing Internet advertising networks that purchase advertising inventory from websites, search engine and email publishers continues to increase. We cannot give any assurance that we will be able to purchase or venture advertising inventory that meets our performance, price, and quality requirements, and if we cannot do so, our ability to generate revenues could be limited.

Any limitation on our ability to post advertisements throughout our network of advertising space could harm our business.

We execute advertising programs for clients primarily by posting advertisements, which we refer to as ad delivery, on our affiliate network of advertising space. Our business could suffer from a variety of factors that could limit or reduce our ability to post advertisements across our affiliate network, including:

•	technological changes that render the delivery of our advertisements obsolete or incompatible with the operating systems of consumers and/or the systems of online publishers;

•	lawsuits or injunctions based on claims that our ad delivery methodologies violate the proprietary rights of other parties and regulatory or legal restrictions; and

•	interruptions, failures or defects in our ad delivery and tracking systems.

•	Consolidation of online publishers may impair our ability to provide marketing services, acquire advertising inventory at favorable rates and collect campaign data.

The consolidation of Internet advertising networks, web portals, search engines and other online publishers could eventually lead to a concentration of desirable advertising inventory on a very small number of networks and large websites. Such concentration could:

•	increase our costs if these publishers use their greater bargaining power to increase rates for advertising inventory;

•	impair our ability to provide marketing services if these publishers prevent us from distributing our clients’ advertising campaigns on their websites or if they adopt ad delivery systems that are not compatible with our ad delivery methodologies.

Our business could be harmed if the use of tracking technology is restricted or becomes subject to new regulation.

In conjunction with the delivery of advertisements to websites, we typically place small files of information, commonly known as cookies, on an Internet user’s hard drive, generally without the user’s knowledge or consent. Cookie information is passed to us through an Internet user’s browser software. We use cookies to collect information regarding the advertisements we deliver to Internet users and their interaction with these advertisements. We use this information to identify Internet users who have received our advertisements in the past and to monitor and prevent potentially fraudulent activity. In addition, our technology uses this information to monitor the performance of ongoing advertising campaigns and plan future campaigns.

Some Internet commentators and privacy advocates have proposed limiting or eliminating the use of cookies and other Internet tracking technologies, and legislation has been introduced in some jurisdictions to regulate Internet tracking technologies. The European Union has already adopted a directive requiring that when cookies are used, the user must be informed and offered an opportunity to opt-out of the cookies’ use. If there is a further reduction or limitation in the use of Internet tracking technologies such as cookies:

•	we may have to replace or re-engineer our tracking technology, which could require significant amounts of our time and resources, may not be completed in time to avoid losing clients or advertising inventory, and may not be commercially or technically feasible;

•	we may have to develop or acquire other technology to prevent fraud; and

•	we may become subject to costly and time-consuming litigation or investigations due to our use of cookie technology or other technologies designed to collect Internet usage information.

Any one or more of these occurrences could result in increased costs, require us to change our business practices or divert management’s attention.

If we or our advertiser or publisher clients fail to comply with regulations governing consumer privacy, we could face substantial costs and our business could be harmed.

Our collection, maintenance and sharing of information regarding Internet users could result in lawsuits or government inquiries. These actions may include those related to U.S. federal and state legislation or European Union directives limiting the ability of companies like ours to collect, receive and use information regarding Internet users. Litigation and regulatory inquiries are often expensive and time-consuming and the outcome is uncertain. Any involvement by us in any of these matters could require us to:

•	spend significant amounts on our legal defense;

•	divert the attention of senior management from other aspects of our business;

•	defer or cancel new product launches as a result of these claims or proceedings; and

•	make changes to our present and planned products or services.

•	Further, we cannot give any assurance that our advertiser and publisher clients are currently in compliance, or will remain in compliance, with their own privacy policies, regulations governing consumer privacy or other applicable legal requirements. We may be held liable if our clients use our technology or our data or we collect on their behalf in a manner that is not in compliance with applicable laws or regulations or our or their own stated privacy standards.

We may be liable for content in the advertisements we deliver for our clients.

We may be liable to third parties for content in the advertisements they deliver if the artwork, text or other content involved violates copyrights, trademarks, or other intellectual property rights of third parties or if the content is defamatory. Although we generally receive warranties from our advertisers that they have the right to use any copyrights, trademarks or other intellectual property included in an advertisement and are normally indemnified by the advertisers, a third party may still file a claim against us. Any claims by third parties against us could be time-consuming, could result in costly litigation and adverse judgments, and could require us to change our business or practices.

Misappropriation of confidential information held by us could cause us to lose clients or incur liability.

We retain highly confidential information on behalf of our clients in our systems and databases. Although we maintain security features in our systems, our operations may be susceptible to hacker interception, break-ins and other disruptions. These disruptions may jeopardize the security of information stored in and transmitted through our systems. If confidential information is compromised, we could be subject to lawsuits by the affected clients or Internet users, which could damage our reputation among our current and future potential clients, require significant expenditures of capital and other resources, and cause us to lose business and revenues.

We may require additional funding to support our operations and capital expenditures, which may not be available and which lack of availability could adversely affect our business.

We may need additional funds to support our growth, fund future acquisitions, pursue business opportunities, react to unforeseen difficulties and to respond to competitive pressures. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in further dilution to existing stockholders. If we raise additional funds through the issuance of debt, we will be required to service that debt and we are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility. If adequate additional funds are not available, we may be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy, including the possibility of additional acquisitions or internally developed businesses.

We may make additional acquisitions, which could divert management’s attention, cause ownership dilution, and be difficult to integrate.

Our business strategy depends in part upon our ability to identify, structure, and integrate acquisitions that are complementary with our business model. Acquisitions, strategic relationships, and investments in the technology and Internet sectors involve a high degree of risk. We may also be unable to find a sufficient number of attractive opportunities, if any, to meet our objectives. Although many technology and Internet companies have grown in terms of revenue, few companies are profitable or have competitive market share. Our potential acquisitions, relationships, investment targets, and partners may have histories of net losses and may expect net losses for the foreseeable future.

Acquisition transactions are accompanied by a number of risks that could harm us and our business, operating results, and financial condition. These risks apply to our completed acquisitions and acquisitions we may undertake in the future, including:

•	We could experience a substantial strain on our resources, including time and money, and may not be successful;

•	Our management’s attention may be diverted from our ongoing business concerns;

•	While integrating new companies, we may lose key executives or other employees of these companies;

•	We could experience customer dissatisfaction or performance problems with an acquired company or technology;

•	We may become subject to unknown or underestimated liabilities of an acquired entity or incur unexpected expenses or losses from such acquisitions; and

•	We may incur possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business.

•	Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenue and cost benefits.

We may be unable to attract and retain key employees.

Failure to attract and retain necessary technical personnel and skilled management could adversely affect our business. Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train and retain sufficient numbers of highly qualified people, our prospects, business, financial condition, and results of operations will be materially and adversely affected. Our success also depends on the skills, experience, and performance of key members of our management team. The loss of any key employee, could have an adverse effect on our prospects, business, financial condition, and results of operations.

The lack of experience of our management team puts us at a competitive disadvantage. Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements. Our failure to do so could lead to penalties, loss of trading liquidity, and regulatory actions and further result in the deterioration of our business.

Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss, or claims by third parties. To the extent our business or property suffers any damages, losses, or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We may be unable to secure or maintain insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors. The Debentures require us to maintain $8 million of directors and officers insurance coverage and key man insurance on the life of Paul Soltoff, without which the Debentures may be in default.

If we are unable to compete in the highly competitive performance-based advertising and search marketing industries, we may experience reduced demand for our products and services.

We expect to operate in a highly competitive environment. We principally compete with other companies in the following main areas:

•	sales to merchant advertisers of performance-based advertising; and

•	services that allow merchants to manage their advertising campaigns across multiple networks and track the success of these campaigns.

Although we expect to pursue a strategy that allows us to potentially partner with all relevant companies in the industry, there are certain companies in the industry that may not wish to partner with us.

We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty. The barriers to entering such markets are relatively low. In fact, many current Internet and media companies presently have the technical capabilities and advertiser bases to enter the search marketing service industry. Further, if the consolidation trend continues among the larger media and search engine companies with greater brand recognition, the share of the market remaining for us and other smaller search marketing services providers could decrease, even though the number of smaller providers could continue to increase. These factors could adversely affect our competitive position in the search marketing services industry.

Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	a better ability to service customers in multiple cities in the United States and internationally by virtue of the location of sales offices;

•	larger customer bases;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

In addition, many current and potential competitors can devote substantially greater resources than we can to promotion, web site development, and systems development. Furthermore, there are numerous larger, more well-established and well-financed entities with which we will compete and that could acquire or create competing companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including our merchant advertisers and potential merchant advertisers, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, merchant spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

If we fail to establish, maintain and expand our technology business, and marketing alliances and partnerships, our ability to grow could be limited.

In order to grow our technology business, we must generate, retain and strengthen successful business and marketing alliances with advertising agencies.

We depend, and expect to continue to depend, on our business and marketing alliances with companies with which we have written or oral agreements to provide services to our clients and to refer business from their clients and customers to us. If companies with which STAC has business and marketing alliances do not refer their clients and customers to us to perform their online campaign and message management, our revenue and results of operations would be severely harmed.

If we are not able to respond to rapid technological changes characteristic of our industry, our products and services may not be competitive.

The market for our services is characterized by rapid change in business models and technological infrastructure, and we need to constantly adapt to changing markets and technologies to provide competitive services. Our future success will depend, in part, upon our ability to develop our services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.

Our technical systems will be vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A natural or man-made disaster or other cause could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition, and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, network failure, hardware failure, software failure, power loss, telecommunications failures, break-ins, terrorism, war or sabotage, computer viruses, denial of service attacks, penetration of our network by unauthorized computer users and “hackers,” and other similar events, and other unanticipated problems.

We presently may not posses and may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data, render us unable to provide services to our customers, expose us to material risk of loss or litigation and liability, materially damage our reputation and our visitor traffic may decrease as a result. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations, which could cause irreparable damage to our reputation or business. Similar industry-wide concerns or events could also damage our reputation or business. Our insurance, if obtained, may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our merchant advertisers, our revenue may decline, and our business could suffer.

We may rely on third party co-location providers, and a failure of service by these providers could adversely affect our business and reputation.

We may rely upon third party co-location providers to host our main servers. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, short-term outages have occurred in the service maintained by co-location providers that could recur. We also may rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors, and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

Our results of operations might fluctuate due to changes in the search engine based algorithms, which could adversely affect our revenue and in turn the market price of our common stock.

Our revenue will be heavily dependent on how search engines treat our content in their indexes. In the event search engines determine that our content is not high quality, such search engines may not rank our content as highly in their indexes resulting in a reduction in our traffic, which may cause lower than expected revenues. We are greatly dependent on a small number of major search engines, namely Google, Yahoo!, MSN, and AOL. Search engines tend to adjust their algorithms periodically and each adjustment tends to have an impact on how our content ranks in their indexes. These constant fluctuations could make it difficult for us to predict future revenues. We depend on the growth of the internet and internet infrastructure for our future growth and any decrease or less than anticipated growth in internet usage could adversely affect our business prospects. Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors that could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential, overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we, and other market participants, must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business prospects.

We are exposed to risks associated with credit card fraud and credit payment, and we may suffer losses as a result of fraudulent data or payment failure by merchant advertisers.

We may suffer losses as a result of payments made with fraudulent credit card data. Our failure to adequately control fraudulent credit card transactions could reduce any gross profit margin. In addition, under limited circumstances, we extend significant amounts of credit to clients and merchant advertisers who may default on their accounts payable to us.

Government regulation of the internet may adversely affect our business and operating results.

We may be subject to additional operating restrictions and regulations in the future. Companies engaging in online search, commerce, and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state levels are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.

The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business:

•	The Digital Millennium Copyright Act and its related safe harbors, are intended to reduce the liability of online service providers for listing or linking to third-party web sites that include materials that infringe copyrights or other rights of others.

•	The CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Many of the services of the Internet are automated and companies, such as ours, may be unknowing conduits for illegal or prohibited materials. It is not known how courts will rule in many circumstances. For example, it is possible that courts could find strict liability or impose “know your customer” standards of conduct in certain circumstances in which case we could be liable for actions by others.

We may also be subject to costs and liabilities with respect to privacy issues. Several Internet companies have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation will be adopted by federal and state governments with respect to user privacy. Additionally, foreign governments may pass laws that could negatively impact our business or may prosecute us for our products and services based upon existing laws. The restrictions imposed by, and costs of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

Future regulation of search engines may adversely affect the commercial utility of our search marketing services.

The Federal Trade Commission (“FTC”) has recently reviewed the way in which search engines disclose paid placements or paid inclusion practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid inclusion is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid placement or paid inclusion listings on search results. Such disclosures, if ultimately mandated by the FTC or voluntarily made by us, may reduce the desirability of any paid placement and paid inclusion services that we offer. We believe that some users may conclude that paid search results are not subject to the same relevancy requirements as non-paid search results, and will view paid search results less favorably. If such FTC disclosure reduces the desirability of our paid placement and paid inclusion services, and “click-throughs” of our paid search results decrease, the commercial utility of our search marketing services could be adversely affected.

Government regulations and legal uncertainties relating to the internet and online commerce could negatively impact our internet business.

Online commerce is relatively new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are evolving. Currently, there are few laws or regulations directly applicable to the Internet or online commerce on the Internet, and the laws governing the Internet that exist remain largely unsettled. New Internet laws and regulations could dampen growth in use and acceptance of the Internet for commerce. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity, and personal privacy is uncertain. The vast majority of those laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not expressly contemplate or address the unique issues presented by the Internet and related technologies. Further, growth and development of online commerce have prompted calls for more stringent consumer protection laws, both in the U.S. and abroad. The adoption or modification of laws or regulations applicable to the Internet could have a material adverse effect on our Internet business operations. We also will be subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers.

In addition, in 1998, the Internet Tax Freedom Act was enacted, which generally placed a three-year moratorium on state and local taxes on Internet access and on multiple or discriminatory state and local taxes on electronic commerce. This moratorium was recently extended until November 1, 2007. We cannot predict whether this moratorium will be extended in the future or whether future legislation will alter the nature of the moratorium. If this moratorium is not extended in its current form, state and local governments could impose additional taxes on Internet-based transactions, and these taxes could decrease our ability to compete with traditional retailers and could have a material adverse effect on our business, financial condition, results of operations, and cash flow.

In addition, several telecommunications carriers have requested that the Federal Communications Commission (“FCC”) regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could have a material adverse effect on our Internet business operations.

We may incur liabilities for the activities of users of our service, which could adversely affect our service offerings.

The law relating to the liability of providers of online services for activities of their users and for the content of their merchant advertiser listings and other postings or usage (such as our social networking community Friendsand) is currently unsettled and could damage our business, financial condition, and operating results. Our insurance policies may not provide coverage for liability arising out of activities of our users or merchant advertisers for the content of our listings or other services (such as our social networking community Friendsand). Furthermore, we may not be able to obtain or maintain adequate insurance coverage to reduce or limit the liabilities associated with our businesses. We may not successfully avoid civil or criminal liability for unlawful activities carried out by consumers or other users of our services or for the content of our or their listings or posting therein. Our potential liability for unlawful activities of users of our services or for the content of our or their listings or postings therein could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings.

If we do not maintain and grow a critical mass of merchant advertisers, our operating results could be adversely affected.

Our success depends, in part, on our and any additional acquired business’s maintenance and growth of a critical mass of merchant advertisers and a continued interest in our and any additional acquired business’s performance-based advertising and search marketing services. If, through our or any additional acquired business, we are unable to achieve a growing base of merchant advertisers, we may not successfully develop or market technologies, products or services that are competitive or accepted by merchant advertisers. Any decline in the number of merchant advertisers could adversely affect our operating results generally.

We are dependent upon several of the major search engines to continue to provide us traffic that merchant advertisers deem to be of value, and if they do not, it could have a material adverse effect on the value of our services.

We are dependent upon several of the major Internet search engines namely Google, Yahoo!, MSN and AOL to provide traffic that merchant advertisers deem to be of value. We monitor the traffic delivered to our merchant advertisers in an attempt to optimize the quality of traffic we deliver. We review factors such as non-human processes, including robots, spiders, scripts (or other software), mechanical automation of clicking and other sources and causes of low-quality traffic, including, but not limited to, other non-human clicking agents. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic will be provided to our merchant advertisers, which, if not contained, may be detrimental to those relationships. Low-quality traffic (or traffic that is deemed to be less valuable by our merchant advertisers) may prevent us from growing our base of merchant advertisers and cause us to lose relationships with existing merchant advertisers or any additional acquired business.

We may be subject to litigation for infringing the intellectual property rights of others.

Our success will depend, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

Any additional patent litigation could negatively impact our business by diverting resources and management attention from other aspects of the business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to license the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may be involved in lawsuits to protect or enforce any patents that we currently hold or may be granted, which could be expensive and time consuming.

We may initiate patent litigation against third parties to protect or enforce our patent rights, although we presently do not own any patents, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, they could have an adverse effect on the trading price of our common stock.

RISKS RELATING TO OUR COMMON STOCK

Our ability to raise capital and the market price of our common stock could be negatively impacted by our significant number of outstanding warrants, options and the Debentures as well as by the registration of the shares in this offering.

Currently, we have outstanding warrants and options exercisable into an aggregate of 14,876,987 shares of common stock and outstanding Debentures convertible into 69,660,000 shares of common stock. The exercise or conversion of all of such outstanding warrants, options or Debentures would dilute the then-existing stockholders’ percentage ownership of our common stock, and any sales in the public market of the common stock underlying such securities could adversely affect prevailing market prices for our common stock. The market price of our common stock could also be negatively impacted by the fact that this Prospectus relates to the resale of 127,293,700 shares of common stock (which includes 84,536,987 shares underlying the aforementioned warrants, options and Debentures). We have also registered in the Registration Statement an additional 8,048,820 shares pursuant to the material terms of our securities purchase agreement and registration rights agreement with the Debenture holders. In addition to negatively impacting the market price of our common stock, the foregoing could impact the terms upon which we would be able to obtain additional equity capital since the holders of such securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain needed capital on terms more favorable to us than those provided by such securities.

Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock.

Our Common stock is quoted on the OTC Bulletin Board, and currently trades, and may continue to trade below $5.00 per share. Therefore, our common stock is considered a “penny stock” and subject to SEC rules and regulations that impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our Common stock and reducing the liquidity of an investment in our common stock.

The market price of our common stock is volatile and subject to wide fluctuations.

The market price of our common stock volatile and could be subject to wide fluctuations in response to a number of factors, including:

•	announcements of new products or services by our competitors;

•	fluctuations in revenue attributable to changes in the search engine based algorithms that rank the relevance of our content;

•	announcements of technological innovations or new products or services by us; and

•	sales of our common stock by our founders or other selling stockholders.

Our operating results may fluctuate significantly, and these fluctuations may cause our common stock price to fall.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses. If our results of operations do not meet the expectations of current or potential stockholders, the price of our common stock may decline.

There is a limited public market for shares of our common stock and it may be difficult for stockholders to sell their shares.

An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained. Therefore, stockholders may not be able to find purchasers for their shares of common stock.

We do not expect to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, the terms of the Debentures prohibit the payment of dividends. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans, and the terms of any credit agreements that we may be a party to at the time. Accordingly, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment.

FORWARD LOOKING STATEMENTS

This Registration Statement on Form SB-2 contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 as amended (the “Exchange Act”). To the extent that any statements made in this Registration Statement contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

We also use market data and industry forecasts and projections throughout this Registration Statement, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and the projected amounts may not be achieved. Similarly, although we believe that the surveys and market research others have performed are reliable, we have not independently verified this information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the Selling Stockholders covered by this prospectus. We will, however, receive proceeds from the exercise of outstanding warrants. Such proceeds will be used for working capital and general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board since June 30, 2005 under the symbol SNDN.OB. Prior to that date, there was no active market for our common stock. Based upon information furnished by our transfer agent, as of December 19, 2006, we had approximately 196 holders of record of our common stock. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The prices state inter-dealer quotations, which do not include retail mark-ups, mark-downs or commissions. Such prices do not necessarily represent actual transactions.

	High		Low
Fiscal Year 2004
First Quarter	$	NA	$	NA
Second Quarter		NA		NA
Third Quarter		NA		NA
Fourth Quarter		NA		NA
Fiscal Year 2005
First Quarter	$	NA	$	NA
Second Quarter		4.35		3.50
Third Quarter		9.00		4.11
Fourth Quarter		6.48		2.52
Fiscal Year 2006
First Quarter		$3.55		$1.32
Second Quarter		1.83		0.60
Third Quarter		0.87		0.33
Fourth Quarter (through December 19, 2006)		0.37		0.32

Dividends

We have not declared or paid dividends on our common stock and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Dividends may be paid on our common stock only if and when declared by our Board of Directors. The Debentures restrict our ability to pay dividends to our stockholders.

Equity Compensation Plan Information

We maintain a 2005 Non-Employee Directors Stock Option Plan, 2005 Incentive Stock Plan and 2006 Incentive Stock Plan (collectively, the “Plans”). The Plans have been approved by our Board of Directors and stockholders. As of December 15, 2006 we had issued (i) 274,027 shares of our common stock under the Plans and had outstanding stock options to purchase a total of 6,179,500 shares of our common stock, with exercise prices at or in excess of the fair market value on the date of grant. (See “Executive Compensation” for a detailed description of our equity compensation plans.)

The following table provides information as of December 31, 2005 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and Rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance
Equity compensation plans approved by security holders	3,288,000	$2.98	1,729,900
Equity compensation plans not approved by security holders	0	$0	0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is divided into three sections. The first section consists of the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three and Nine Months ended September 30, 2006 Compared to the Three Months and Nine Months Ended September 30, 2005. As indicated in the overview to this section, the unaudited condensed consolidated financial statements in this section include commencing February 1, 2006 the results of STAC (which previously acquired the assets of SendTec on October 31, 2005) which became a wholly-owned subsidiary of the Company as of February 3, 2006. The second section consists of the Management’s Discussion and Analysis of the Company’s Financial Condition and Results of Operations for the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004. This section included as an overview a discussion that identifies what management believes are the most significant matters with which management is concerned primarily in evaluating the financial condition and operating results of the Company. On June 5, 2006, the Company entered into a definitive agreement to sell substantially all of the business and assets of RelationServe Access. The closing of the agreement occurred on June 15, 2006 and the purchase price includes $1.4 million in cash and the assumption of certain liabilities. Pursuant to the Agreement, we agreed to remain liable for certain contingencies and liabilities, and any liabilities in excess of $3 million. In addition to the foregoing, we discontinued our Friendsand business. The financial statements for the years ended December 31, 2005 and 2004 have been restated to reflect discontinued operations. The third section consists of Management’s Discussion and Analysis of Financial Condition and Results of Operations of SendTec for the year ended December 31, 2005 compared to the year ended December 31, 2004. This section includes as an overview a discussion that identifies what management believes are the most significant matters with which management is concerned primarily in evaluating the financial condition and results of operations of SendTec.

Management’s Discussion and Analysis or Plan Of Operations for the Three Months and Nine Months Ended September 30, 2006 Compared to the Three Months and Nine Months Ended September 30, 2005

Overview

We are a holding company organized for the purpose of acquiring, owning, and managing various marketing and advertising businesses, primarily involving the Internet. Our primary business since February 2006 is the SendTec marketing services business of our wholly-owned subsidiary, STAC, which acquired the SendTec business from theglobe.com, inc. on October 31, 2005. On March 17, 2006, our Board of Directors authorized us to change our name to SendTec, Inc. On July 10, 2006 our stockholders approved the name change. SendTec is a marketing company, primarily involved in direct response marketing.

The unaudited condensed consolidated financial statements contained herein include commencing February 1, 2006 the results of STAC which became our wholly-owned subsidiary on February 3, 2006. As of October 31, 2005 and through February 1, 2006 we retained approximately 23% of the total voting interests in STAC. Accordingly from October 31, 2005 through February 1, 2006, we accounted for our investment in STAC in accordance with the provisions of APB 18, “The Equity Method of Accounting for Investments in Common Stock,” which provides for companies to record, in results of operations, their proportionate share of earnings or losses of investees when they are deemed to influence but not control the affairs of the investee enterprise. We recorded a $1,034,102 charge for our proportionate share of STAC’s losses for the period of October 31, 2005 through December 31, 2005, and a $153,389 charge for its proportionate share of STAC’s losses for the month ended January 31, 2006.

Our results of operations for the three and nine months ended September 30, 2005 consist of Omni Point Marketing, LLC (“Omni Point”), RelationServe Access (“Access”), Friendsand, Inc (“Friendsand”), and RelationServe Media (“RelationServe Media”). The operations of Omni Point, Access, and Friendsand have been reflected as discontinued operations in our statements of operations.

Results of Operations

Three months ended September 30, 2006 compared to three months ended September 30, 2005

Net revenues were approximately $9.4 million for the three months ended September 30, 2006. There were no net revenues for the three months ended September 30, 2005 due to the discontinuance of the operations of Access and Friendsand, whose results for the three months ended September 30, 2006 and 2005 are reflected as discontinued operations in the statement of operations. Net revenues from our Internet advertising were $6.7 million, or approximately 71.5 % of net revenues. Net revenues from our other revenue sources were $0.5 million from online search, $0.6 million from direct response media, $0.1 million from branded media, and $1.5 million from offline advertising programs.

Costs of revenues were approximately $5.4 million for the three months ended September 30, 2006. Costs of revenues principally include the costs of media providers and direct production costs. The cost of revenues of our Internet advertising was $5.0 million, and $0.4 million was from our offline advertising programs. There are no costs of revenues from online search, direct response media, and branded media, since those revenue streams are reported as revenue net of related costs. There was no cost of revenues for the three months ended September 30, 2005.

Gross profit was approximately $4.0 million for the three months ended September 30, 2006, or 42.8% of net revenues. Gross profit from our Internet advertising business was $1.7 million, or 25.4% of our Internet advertising net revenues for the three months ended September 30, 2006, while our gross profit from offline advertising programs was $1.1 million, or 75.7% of offline advertising program net revenue. Gross profit from our other revenue sources were $0.5 million for online search, $0.6 million for direct response media, and $0.1 million for branded media. There was no gross profit for the three months ended September 30, 2005.

Salaries, wages and benefits expenses were approximately $2.6 million for the three months ended September 30, 2006. The Company employs approximately 100 people in the areas of sales, account management, operations, information technology, and administrative. Salaries, wages and benefits expenses were zero for the comparable prior year period.

Professional fees decreased approximately $0.1 million to $0.1 million for the three months ended September 30, 2006 as compared to $0.2 million for the comparable prior year period. The decrease is primarily the result of lower legal and accounting fees in connection with litigation, potential acquisitions and SEC filings.

Depreciation and amortization was approximately $0.2 million for the three months ended September 30, 2006. Depreciation and amortization is due in part to amortization relating to our non-compete agreements and in part to depreciation of our property and equipment.

Other general and administrative expenses were approximately $1.1 million for the three months ended September 30, 2006. Our other general and administrative expenses as a percentage of net revenues were 11.7% for the three months ended September 30, 2006.

The components of other general and administrative expenses were as follows:

	For the three months ended September 30,
	2006	2005
Travel	$113,184	$—
Marketing expenses	145,028	—
Rent	98,062	—
Internet bandwidth	122,692	—
Commissions	114,098	—
Contract labor	110,352	—
Other	395,879	650

Total other general and administrative expenses	$1,099,295	$650

For the three months ended September 30, 2006, we had operating income of approximately $6,000, an increase in operating income of approximately $0.2 million from an operating loss of approximately $0.2 million for the three months ended September 30, 2005.

Other income (expense) for the three months ended September 30, 2006 was an expense of approximately $3.0 million, as compared to $2,300 for the comparable prior year period. It is comprised of the following:

•	Gain on disposition of equipment – we realized a gain of approximately $7,000 in disposing of certain equipment.

•	Interest income – we earned approximately $38,000 in interest on bank deposits.

•	Interest expense – we incurred total interest expense on the Debentures of approximately $3.0 million for the three months ended September 30, 2006. Included in interest expense is $0.5 million of interest that will require payment to the Debenture holders and a non-cash interest charge of $2.5 million to amortize the fair value of the warrants issued in conjunction with the Debentures and the deferred finance fees.

Our provision for income taxes (benefits) from continuing operations was zero in both periods. For the three months ended September 30, 2006 a provision for income tax benefits was not made because after evaluating all available evidence, we believe that a valuation allowance is necessary to offset against any potential tax assets. For the three months ended September 30, 2005, a tax provision is included in discontinued operations.

We reported a loss from continuing operations of approximately $3.0 million for the three months ended September 30, 2006 compared to a loss from continuing operations of approximately $0.2 million for the three months ended September 30, 2005. Continuing operations included the operations of SendTec and the Company. Included in the loss from continuing operations for the three months ended September 30, 2006 are non-cash expenses totaling $3.0 million.

We previously sold the business and substantially all of the net assets of Access, and ceased the operations of Friendsand. During the three months ended September 30, 2006 we incurred expenses of approximately $33,000. The operations of Access and Friendsand for the three months ended September 30, 2005 generated a net loss of approximately $0.5 million and is also presented as discontinued operations for comparability.

We reported a net loss of approximately $3.0 million for the three months ended September 30, 2006 compared to net income of $0.7 million for the three months ended September 30, 2005. Included in the net loss for the three months ended September 30, 2006 are non-cash expenses totaling $3.0 million and a loss from discontinued operations of $33,000.

Nine months ended September 30, 2006 compared to nine months ended September 30, 2005

Net revenues were approximately $27.2 million for the nine months ended September 30, 2006. There were no net revenues for the nine months ended September 30, 2005 due to the discontinuance of the operations of Access and Friendsand, whose results for the nine months ended September 30, 2006 and 2005 are reflected as discontinued operations in the statement of operations. Net revenues from our Internet advertising were $21.2 million, or 78.1% of net revenues. Net revenues from our other revenue sources were $1.0 million from online search, $1.5 million from direct response media, $0.1 from branded media, and $3.4 million from offline advertising programs.

Costs of revenues were approximately $17.1 million for the nine months ended September 30, 2006. Costs of revenues principally include the costs of media providers and direct production costs. The cost of revenues of our Internet advertising was $16.3 million, and $0.8 million was from our offline advertising programs. There are no costs of revenues from online search, direct response media, and branded media, since those revenue streams are reported as revenue net of related costs. There was no cost of revenues for the nine months ended September 30, 2005.

Gross profit was approximately $10.1 million for the nine months ended September 30, 2006, or 37.0% of net revenues. Gross profit from our Internet advertising business was $4.9 million, or 23.3% of our Internet advertising net revenues for the nine months ended September 30, 2006, while our gross profit from offline advertising programs was $2.6 million, or 75.4% of offline advertising program net revenue. Gross profit from our other revenue sources were $1.0 million for online search, $1.5 million for direct response media, and $0.1 from branded media. There was no gross profit for the nine months ended September 30, 2005.

Salaries, wages and benefits expenses were approximately $6.3 million for the nine months ended September 30, 2006. The Company employs approximately 100 people in the areas of sales, account management, operations, information technology, and administrative. Salaries, wages and benefits were zero for the comparable prior year period.

Professional fees increased approximately $0.9 million to $1.2 million for the nine months ended September 30, 2006 as compared to $0.3 million for the comparable prior year period. The increase is primarily the result of higher legal and accounting fees in connection with litigation, potential acquisitions and SEC filings.

Depreciation and amortization was approximately $0.6 million for the nine months ended September 30, 2006. Depreciation and amortization is due in part to amortization relating to our non-compete agreements and in part to depreciation of our property and equipment.

Other general and administrative expenses increased approximately $2.5 million to $2.7 million for the nine months ended September 30, 2006 as compared to $0.2 million for the comparable prior year period. Our other general and administrative expenses as a percentage of net revenues, were 10.1% for the nine months ended September 30, 2006.

The components of other general and administrative expenses were as follows:

	For the nine months ended September 30,
	2006	2005
Travel	$287,475	$—
Marketing expenses	276,744	—
Rent	247,466	—
Internet bandwidth	285,524	—
Commissions	280,612	—
Contract labor	241,506	—
Other	1,128,897	155,175

Total other general and administrative expenses	$2,748,224	$155,175

For the nine months ended September 30, 2006, we had an operating loss of approximately $0.8 million, an increase in operating loss of $0.3 million from an operating loss of $0.5 million for the nine months ended September 30, 2005.

Other income (expense) for the nine months ended September 30, 2006 was an expense of approximately $9.3 million, as compared to $8,700 for the comparable prior year period. It is comprised of the following:

•	Registration rights penalty – we entered into an agreement to register the resale of shares of our common stock held by Debenture holders and preferred stockholders as well as those shares that would be issuable if the Debenture holders converted the Debentures and warrants they hold into shares of our common stock. The agreement stipulated that if the resale of such shares are not registered within certain contractual timeframes, the Debenture holders have certain registration rights and we would be subject to a penalty. The registration statement for the shares was declared effective on July 14, 2006. As of September 30, 2006, management believes the probability of such penalty to be remote and have reduced the fair value of the penalty by $193,500 to $131,500.

•	Covenant penalty – we were not in compliance with certain covenants in the Debenture agreement for the fourth quarter of 2005. As a result, on February 3, 2006 we issued 525,000 shares of our common stock with a fair value of approximately $1.4 million to the Debenture holders. This expense is non-cash in nature.

•	Loss on equity-method investment – prior to consolidation of SendTec, we owned 23% of SendTec and accounted for this investment by the equity method, in which we recorded 23% of SendTec’s net loss for January 2006, resulting in an expense of approximately $153,000. This expense is non-cash in nature.

•	Interest income – we earned approximately $76,000 in interest on bank deposits.

•	Interest expense – we incurred total interest expense on the Debentures of approximately $8.0 million for the nine months ended September 30, 2006. Included in interest expense is $1.4 million of interest that will require payment to the Debenture holders and a non-cash interest charge of $6.6 million to amortize the fair value of the warrants issued in conjunction with the Debentures and the deferred finance fees.

Our provision for income taxes (benefits) is zero in both periods. For the nine months ended September 30, 2006 a provision for tax income tax benefits was not made because after evaluating all available evidence, we believe that a valuation allowance is necessary to offset against any potential tax assets. For the nine months ended September 30, 2005, a tax provision of $410,547 is included in income from discontinued operations.

We reported a loss from continuing operations of approximately $10.1 million for the nine months ended September 30, 2006 compared to a loss from continuing operations of approximately $0.5 million for the nine months ended September 30, 2005. Continuing operations included the operations of SendTec and the Company. Included in the loss from continuing operations for the nine months ended September 30, 2006 are non-cash expenses totaling $9.3 million.

We sold the business and substantially all of the net assets of Access, and ceased the operations of Friendsand. As a result, we recorded a loss from discontinued operations of approximately $4.6 million for the nine months ended September 30, 2006. The operations of Access and Friendsand for the nine months ended September 30, 2005 was net income of approximately $0.9 million and is also presented as discontinued operations for comparability.

We reported a net loss of approximately $14.7 million for the nine months ended September 30, 2006 compared to net income of $0.4 million for the nine months ended September 30, 2005. Included in the net loss for the nine months ended September 30, 2006 are non-cash expenses totaling $9.3 million and a loss from discontinued operations of $4.6 million.

Liquidity and Capital Resources

The Company incurred approximately a $10.1 million loss from continuing operations for the nine months ended September 30, 2006, which includes an aggregate of approximately $9.3 million in non-cash charges relating to stock issued to satisfy a covenant breach of $1.4 million, non-cash interest of $6.5 million, depreciation and amortization of $0.6 million, stock based compensation of $0.6 million, a provision for bad debts of $0.2 million, and an equity loss of $0.2 million, net of non-cash income of $0.2 million from the reduction of the registration rights penalty.

The Company is in the process of integrating its newly acquired business (SendTec) into its existing operations and believes that its current capital resources and resources available from SendTec will enable it to sustain operations through September 30, 2007. The Company intends to raise additional capital to fund the expansion of its business and believes it has access to capital resources; however, the Company has not secured any commitments for new financing at this time nor can the Company provide any assurance that it will be successful in its efforts to raise additional capital if considered necessary, in the near term.

In July 2006, the Company successfully completed the registration for resale of certain common stock as required pursuant to its agreements with the Debenture holders and Series A Preferred Stockholders. As a result, the Company expects to see cost savings in the area of registration costs. We are restricted from incurring additional indebtedness other than certain permitted indebtedness as long as the Debentures remain outstanding.

The Company was not in compliance with certain financial covenants it is required to maintain under the terms of its Securities Purchase Agreement with the Debenture holders. As of August 21, 2006, at least 75% of the Debenture investors waived the Company’s breach of these covenants pursuant to a term sheet dated August 21, 2006 (“Term Sheet”) and accordingly under the terms of the Securities Purchase Agreement the waiver becomes effective. Under the provisions of this Term Sheet, the Debenture investors have agreed to permanently forbear their right to (a) declare the Company in default of the Debentures and (b) demand acceleration of the loan; however, such waiver relates solely to the Company’s noncompliance with the covenants as of June 30, 2006 and September 30, 2006. Other provisions of the Term Sheet provide (i) the Debentures, previously convertible at $1.50 per share into shares of Company common stock, become convertible into shares of Company common stock at a conversion price of $0.50 per share, (ii) the Company shall have the option to make payments in shares of its common stock for interest and other amounts due if the average daily trading volume is greater than or equal to 250,000 shares, provided, however, the Company will be entitled to pay half of each interest payment due November 1, 2006 and February 1, 2007 in common stock regardless of trading volume, (iii) the Company shall have the right to redeem all or portion of the outstanding Debentures at par plus (1) the aggregate value of the interest payable on the Debenture through maturity; (2) 500,000 common stock purchase warrants ($0.50 exercise price per warrant) for each $1.0 million of Debentures redeemed, (iv) current financial covenants shall be amended to quarterly covenants based on minimum net revenues and minimum cash balances for the Company, and (iv) certain other conversion and redemption provisions. On September 27, 2006, the Company and at least 75% of the Debenture holders entered into a definitive agreement pursuant to and in accordance with the provisions of the term sheet.

On November 10, 2006, the shareholders approved an increase in the authorized capital of the Company to meet the requirements of all potential conversions under the revised terms of the Debentures and other derivate instruments into its common stock.

The Company anticipates that it may seek to raise additional capital during 2006 and 2007 to fund additional growth of the business and provide cash for operations if necessary; however, there are no specific financing transactions planned at this time. The Company also cannot provide any assurance that in the event it seeks to raise additional capital that such capital will be available on acceptable terms, if at all.

Net cash flows used in operating activities for the nine months ended September 30, 2006 constituted a loss of $5.0 million as compared to net cash used in operating activities of $0.4 million for the nine months ended September 30, 2005. For the nine months ended September 30, 2006, our net loss from continuing operations of approximately $10.1 million, adjusted for non-cash items totaling $9.3 million, including depreciation and amortization of $0.6 million, stock-based compensation of $0.6 million, non-cash interest of $6.5 million, covenant penalty of $1.4 million, a provision for bad debts of $0.2 million, and an equity loss of $0.2 million, net of non-cash income of $0.2 from the reduction of the registration rights penalty used $0.8 million in cash. Changes in assets and liabilities used $4.2 million in cash.

Net cash flows provided from investing activities for the nine months ended September 30, 2006 were $9.0 million as compared to net cash used in investing activities of $0.2 million for the nine months ended September 30, 2005. For the nine months ended September 30, 2006, we acquired $9.3 million of cash in the SendTec consolidation, and received $0.3 million in the reconciliation of the purchase of net assets of SendTec, Inc. from theglobe.com. We used cash to purchase property and equipment of $0.5 million, and incurred $0.2 in transaction expenses. For the nine months ended September 30, 2005, cash was principally used in an acquisition of $0.2 million.

Net cash flows provided by financing activities for the nine months ended September 30, 2006 were $0.7 million as compared to net cash provided by financing activities of $3.6 million for the nine months ended September 30, 2005. For the nine months ended September 30, 2006, we received net proceeds from the sale of common stock and exercise of warrants of $0.7 million. For the nine months ended September 30, 2005, we received net proceeds from the sale of common stock and exercise of warrants of $3.6 million.

Discontinued operations used $1.7 million of net cash in operating activities and provided $1.3 million from investing activities for the nine months ended September 30, 2006. For the nine months ended September 30, 2005 discontinued operations provided $0.4 million of net cash, used $1.6 million in investing activities, and used $0.7 million in financing activities.

We reported a net increase in cash for the nine months ended September 30, 2006 of $4.3 million as compared to a net increase in cash of $1.2 million for the nine months ended September 30, 2005. At September 30, 2006 we had cash on hand of $4.4 million.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. Areas in which we exercise significant judgment include, but are not limited to, our valuation of accounts receivable, depreciation, amortization, recoverability of long-loved assets, income taxes, equity transactions and contingencies. We have also adopted certain policies with respect to our recognition of revenue that we believe are consistent with the guidance provided under Securities and Exchange Commission Staff Bulletin No. 104.

We base our estimates and judgments on a variety of factors including our historical experience, knowledge of the business and industry, current and expected economic conditions, the attributes of our products and services, regulatory environment, and in certain cases, the results of outside appraisals. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.

A description of significant accounting policies that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

Revenue Recognition – We follow the guidance of the SEC’s Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Internet advertising: Revenue from the distribution of Internet advertising is recognized when Internet users visit and complete actions at an advertiser's website. Revenue consists of the gross value of billings to clients, including the recovery of costs incurred to acquire online media required to execute client campaigns. Recorded revenue is based upon reports generated by the Company’s tracking software.

Online search: Revenue derived from search engine marketing services, such as search engine keyword buying, is recognized on a net basis in the period when the associated keyword search media is clicked on by a consumer. SendTec typically earns a media commission equal to a percentage of the keyword search media purchased for its clients. In many cases, the amount SendTec bills to clients significantly exceeds the amount of revenue that is earned due to the existence of various pass-through charges such as the cost of the search engine keyword media. Amounts received in advance of search engine keyword media purchases are deferred and included in deferred revenue in the accompanying balance sheet.

Direct response media: Revenue derived from the purchase and tracking of direct response media, such as television and radio commercials, is recognized on a net basis when the associated media is aired. In many cases, the amount the Company bills to clients significantly exceeds the amount of revenue that is earned due to the existence of various pass-through charges such as the cost of the television and radio media. Amounts received in advance of media airings are deferred and included in deferred revenue in the accompanying balance sheet.

Advertising programs: Revenue generated from the production of direct response advertising programs, such as infomercials, is recognized on the completed contract method when such programs are complete and available for airing. Production activities generally take eight to 12 weeks and the Company usually collects amounts in advance and at various points throughout the production process. Amounts received from customers prior to completion of commercials are included in deferred revenue and direct costs associated with the production of commercials in process are deferred and included within other current assets in the accompanying balance sheet.

Intangible assets consist of covenants not to compete and deferred financing fees. Non-compete agreements are amortized over the lives of the underlying employment agreements using the straight line method. Deferred financing fees are amortized straight-line over the life of the Debentures. The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Stock Based Compensation – Prior to January 1, 2006, the Company accounted for employee stock transactions in accordance with Accounting Principle Board, APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company has adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation.”

Effective January 1, 2006, the Company adopted FASB Statement of Financial Accounting Standard (“SFAS”) No. 123R “Share Based Payment”. This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest that will result in a charge to operations. Consequently, during the three and nine months ended September 30, 2006 the Company recognized approximately $238,000 and $839,000, respectively in expenses.

Management’s Discussion and Analysis of SendTec, Inc. (formerly RelationServe Media, Inc.)

Financial Condition and Results of Operation

Overview

We are a holding company organized for the purpose of acquiring, owning, and managing various marketing and advertising businesses, primarily involving the Internet. Our primary business since February 2006 is the SendTec marketing services business. SendTec is a marketing company, primarily involved in direct response marketing. In June 2006, the Company sold substantially all of the business and net assets of its wholly owned subsidiary, RelationServe Access, Inc. (“Access”), and ceased the operations of Friendsand, Inc. (“Friendsand”) (See Note 14). In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has restated the financial statements to reflect discontinued operations. On March 17, 2006, our Board of Directors authorized us to change our name to “SendTec, Inc.” On July 10, 2006 our stockholders approved the name change.

RelationServe’s legacy businesses consisted of Access and Friendsand. Both of the businesses were managed and operated from the former corporate headquarters in Ft. Lauderdale, Florida. Access offered Internet-based marketing services predominately relating to demand creation for advertisers and other marketers. Friendsand developed and supported an Internet-based social networking site as a free service to interested persons. The operations of Access and Friendsand for the years ended December 31, 2005 and 2004 have been restated and included as discontinued operations in the statements of operations.

Results of Operations

TWELVE MONTHS ENDED DECEMBER 31, 2005 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2004

Revenues, Cost of Revenues and Gross Profit

There were no net revenues, cost of revenues, or gross profit for the years ended December 31, 2005 and 2004 due to the discontinuance of the operations of Access and Friendsand, whose results for the years ended December 31, 2005 and 2004 are reflected as discontinued operations in the statement of operations.

Selling, General and Administrative Expenses

For the twelve months ended December 31, 2005, salaries expense amounted to $495,054. Salaries expense was zero for the comparable prior year period.

For the twelve months ended December 31, 2005, professional fees amounted to $332,138, and were primarily comprised of legal and accounting fees associated with our acquisitions and SEC filings as well as the audit of our financial statements. Professional fees were zero for the comparable prior year period.

Total other general and administrative expenses for the twelve months ended December 31, 2005 were $234,025, and are summarized as follows:

2005
Consulting fees	$230,525
Other	3,500

Total	$234,025

We reported a loss from operations of $1,061,217 for the twelve months ended December 31, 2005. There was no operating income or loss for the prior year period.

Other Income

For the twelve months ended December 31, 2005, we recorded an estimated registration rights penalty of $75,000.

For the twelve months ended December 31, 2005, we recorded a loss on equity-method investment of $1,034,102 related to our equity investment in STAC, as discussed elsewhere herein.

Interest income for the twelve months ended December 31, 2005 was $3,144. This was primarily attributable to the investment of excess cash in money market accounts.

Interest expense for the twelve months ended December 31, 2005 was $12,835. This was primarily attributable to the assumption of debt of $700,000 in connection with our acquisitions, which was repaid prior to December 31, 2005.

For the twelve months ended December 31, 2005, we did not record a provision for income taxes due to our net loss. In 2004, the Company, which consisted of Omni Point, made an election to have its income or loss taxed directly to its members as a partnership for income tax purposes. Accordingly, the pro rata income or loss was included in the tax returns of the members. As a result, no income taxes were recognized in the accompanying financial statements for the 2004 period.

We reported a loss from continuing operations of $2,180,010 for the twelve months ended December 31, 2005. Continuing operations include the activity of the Company after giving effect to discontinuance of the operations of Access and Friendsand. There were no continuing operations in the year ending December 31, 2004.

We sold the business and substantially all of the net assets of Access, and ceased the operations of Friendsand, in June of 2006. The operations of Access and Friendsand during the year ended December 31, 2005 generated a net loss of $608,279, and is presented as discontinued operations. The operations of Omni Point, the predecessor of Access, for the year ended December 31, 2004 generated net income of $30,280 and is also presented as discontinued operations for comparability.

Net (Loss) Income

For the twelve months ended December 31, 2005, we recorded a net loss of $2,788,289 compared to net income of $30,280 for the twelve months ended December 31, 2004.

Liquidity and Capital Resources

On April 20, 2005, we commenced a private offering of up to $1,000,000 of units for a purchase price of $50,000 per unit. Each unit consisted of 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock exercisable at $2.00 per share. The private placement was originally to be for a maximum amount of $1,000,000, but was subsequently increased to a maximum of $1,625,000. In May and June 2005, we sold 1,625,000 shares of common stock and granted 812,500 warrants to purchase 812,500 shares of common stock at an exercise price of $2.00 per share for net proceeds of $1,495,026.

Pursuant to a Confidential Private Placement Memorandum dated June 22, 2005, (the “PPM”) we offered to accredited investors up to $4,000,000 of units for a purchase price of $100,000 per unit. Each unit consisted of 50,000 shares of common stock, par value $0.001 per share and a three-year warrant to purchase 25,000 shares of common stock have an exercise price of $3.50 per share. As of December 31, 2005, we sold units to accredited investors for net proceeds of $1,955,527 issuing 1,048,515 shares of common stock and granting warrants to purchase 524,257 shares of common stock at $3.50 per share.

The Company’s purchase of SendTec contained a financing contingency. As part of the negotiations to provide financing for the acquisition of SendTec, it was agreed that the acquisition would be financed by issuance of $34.95 million of Senior Secured Convertible Debentures due March 31, 2008 of STAC, as well as the issuance by the Company of $10,289,690 of Series A Convertible Preferred Stock. We used $10,000,000 of the proceeds we received in this transaction to purchase a 23% interest in STAC. Upon the consolidation with STAC on February 3, 2006, the Debentures, initially convertible at $1.00 per share into STAC common stock, are now convertible into Company common stock at a conversion price of $1.50 per share and are guaranteed by the Company and each of its subsidiaries. Pursuant to an amendment to the Debentures, effective as of November 15, 2006, the conversion price of the Debentures was reduced to $0.50 per share.

The Debenture holders maintain a first priority security interest in all of our assets and in the assets of our subsidiaries. So long as the Debentures remain outstanding, we are restricted from incurring additional indebtedness other than certain permitted indebtedness consisting of (i) a working capital credit facility of up to $3,000,000 that may have a second priority interest in our accounts receivables and inventory, (ii) trade payables and indebtedness consisting of capitalized lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and obligations under sale-leaseback arrangements with respect to newly acquired or leased assets and (iii) such obligations that are not secured by liens on any of our assets or STAC assets existing as of the date that the Debentures were originally issued. To the extent that additional debt financing is required for us to conduct our operations, the restrictions from incurring additional indebtedness in the Debentures could materially adversely impact our ability to achieve our operational objective.

The Debentures also contain certain financial covenants relating to STAC and us. Following the issuance of the Debentures, the Company’s management recognized that certain financial covenants required under the securities purchase agreement relating to the Debentures would likely not be met during the fourth quarter of 2005, and possibly thereafter. These covenants included STAC having minimum EBITDA of $1,725,000 and $5,200,000 for the fourth quarter of 2005 and fiscal 2005, respectively. As a result, in consideration of us issuing 525,000 shares of our common stock to the holders of the Debentures in accordance with their respective ownership of the Debentures, the financial covenants in the securities purchase agreement were revised so that STAC was required to have minimum EBITDA for the fourth quarter of 2005 and the fiscal year ended December 31, 2005 of $625,000 and $4,350,000, respectively. In addition, based on our own view that we could potentially be in default of certain financial covenants for 2006 and beyond, certain other financial covenants in the securities purchase agreement were amended. Pursuant to this amendment, we were required to have EBITDA of $8,434,000 for fiscal 2006 (including EBITDA of at least $1,257,000, $2,013,000, $2,324,000, and $2,824,000 for the first quarter, second quarter, third quarter and fourth quarter of 2006, respectively) as opposed to $9,730,000 and thereafter quarterly EBITDA of $2,840,000 so long as the Debentures remain outstanding as opposed to $2,875,000. The maximum amount of capital expenditures we are allowed to make for the first and second quarters of 2006 was changed from $250,000 and $250,000 to $550,000 and $375,000, respectively. We were also required to maintain minimum cash balances of $2,500,000 in the first quarter of 2006, $2,750,000 in the second quarter of 2006, $3,000,000 in each of the third and fourth quarters of 2006 and $4,000,000 thereafter so long as the Debentures remain outstanding as opposed to $3,000,000 throughout all of 2006 and $4,000,000 thereafter until the Debentures are paid in full.

As of June 30, 2006, the Company was not in compliance with the amended terms of the financial covenants as described above. On August 21, 2006, at least 75% of the Debenture investors waived the Company’s breach of these covenants pursuant to a letter agreement and term sheet (“Term Sheet”). Under the provisions of this Term Sheet, the Debenture investors have agreed to permanently forbear their right to (a) declare the Company in default of the Debentures and (b) demand acceleration of the loan; however, such waiver relates solely to the Company’s noncompliance with the covenants as of June 30, 2006 and September 30, 2006. In addition, under the new financial covenants we were required to have net revenues of $4,675,000 for the third quarter of

2006. We had net revenues of $9,404,920 for the third quarter of 2006. Going forward, we will be required to have net revenues of $4,675,000 for the fourth quarter of 2006, and net revenues of $5,025,000, $5,175,000, $5,450,000 and $5,700,000 for the first, second, third and fourth quarters of 2007, respectively. Other provisions of the Term Sheet provide (i) the Debentures, previously convertible at $1.50 per share into shares of Company common stock, become convertible into shares of Company common stock at a conversion price of $0.50 per share, (ii) the Company shall have the option to make payments in shares of common stock for interest and other amounts due if the average daily trading volume is greater than or equal to 250,000 shares, provided, however, the Company will be entitled to pay half of each interest payment due November 1, 2006 and February 1, 2007 in common stock regardless of trading volume, (iii) the Company shall have the right to redeem all or portion of the outstanding Debentures at par plus (1) the aggregate value of the interest payable on the Debenture through maturity; (2) 500,000 common stock purchase warrants ($0.50 exercise price per warrant) for each $1.0 million of Debentures redeemed, (iv) current financial covenants shall be amended to quarterly covenants based on minimum net revenues and minimum cash balances for the Company, and (iv) certain other conversion and redemption provisions. On September 27, 2006, the Company and at least 75% of the Debenture holders entered into a definitive agreement pursuant to and in accordance with the provisions of the term sheet, which became effective on November 15, 2006.

On November 10, 2006, the shareholders approved an increase in the authorized capital of the Company to meet the requirements of all potential conversions under the revised terms of the Debentures and other derivate instruments into common stock.

If we breach our covenants or otherwise default on our obligations under our Debentures, the due date may be accelerated at the option of the holders. The amount required to pay such obligation will most likely come out of our working capital and cash balances. Since we rely on our working capital for our day-to-day operations, such a default would have a material adverse effect on our business, operating results, and financial condition. In such event, we may be forced to restructure, file for bankruptcy, sell assets, or cease operations, any of which would put the Company, our investors and the value of our common stock, at significant risk. Further, our obligations under the Debentures are secured by substantially all of our assets. Failure to fulfill our obligations under the Debentures and related agreements could lead to loss of these assets, which would be detrimental to our operations.

Subsequent to December 31, 2005, the Company sold to Sunrise Equity Partners, LP 500,000 shares of Company common stock for $750,000, of which the Company received net proceeds of $675,000 after deducting fees and expenses of $75,000. In addition, the Company has received proceeds of $62,500 from the exercise of warrants.

During the twelve months ended December 31, 2005, we repaid loans payable of $700,000 and paid $150,000 in cash in connection with the acquisition of certain assets and liabilities of Omni Point, and all of the outstanding membership interests of Friendsand, LLC, a Delaware limited liability company related to Omni Point by common ownership.

Net cash flows used by operating activities for the twelve months ended December 31, 2005 were $772,271. For the twelve months ended December 31, 2005, net cash provided by operating activities was attributable to cash provided from our loss from continuing operations of $2,180,010, adjusted for add-back non-cash items such as stock-based compensation and consulting of $200,400, and a loss on equity-method investment of $1,034,102, used $945,508 of cash. Changes in assets and liabilities provided $173,237 in cash.

Net cash flows used in investing activities for the twelve months ending December 31, 2006 were $10,459,083. This is attributable to the use of cash of $10,309,083 in connection with our investment in STAC, and cash paid in the acquisition of the net assets of Friendsand, LLC of $150,000.

Net cash flows provided by financing activities was $12,971,019 for the twelve months ended December 31, 2005. We received net proceeds from the sale of common stock of $2,455,527, proceeds from the sale of preferred stock of $10,289,690, $995,426 in cash received in acquisition, and net proceeds from the exercise of warrants of $137,500 offset by net draws by members (pre-acquisition) of $207,124 and the repayment of loans of $700,000. In addition to the proceeds from the sale of preferred stock, our purchase of SendTec was financed through the issuance of $34.95 million of Debentures of STAC.

For the twelve months ended December 31, 2005, discontinued operations provided $928,893 of net cash in operating activities, used $2,666,465 from investing activities, and provided $4,408 from financing activities. For the twelve months ended December 31, 2004, discontinued operations resulted in $389,551 of net cash, used $881,233 in investing activities, and provided $491,682 in financing activities.

We reported a net increase in cash for the twelve months ended December 31, 2005 of $6,501.

Management’s Discussion and Analysis of SendTec’s Financial Condition and Results of Operations

Overview

SendTec is a direct response marketing services and technology company that provides customers a wide range of direct marketing products and services to help market their products and services on the Internet (“online”) and through traditional media channels such as television, radio, and print advertising (“offline”). SendTec’s primary on-line marketing services include strategic offer development, creative development, performance based media buying, search engine optimization, key word search media buying and branded website media sales. SendTec’s primary offline marketing services include strategic consulting, marketing plan development, creative development, campaign management, pre-production, production and post production television services, radio and television media buying, and campaign analysis.

SendTec was founded in February of 2000 by Paul Soltoff.

In 2005, SendTec generated the majority of its revenue from three areas: online performance advertising services, offline direct response television media buying services and online and offline strategic marketing services. Online performance based advertising revenues are derived primarily from responses by consumers to SendTec’s client’s online advertising offers. For each valid response (i.e. action, sale, lead, click, etc.) generated by SendTec for an offer, the client pays SendTec a specified fee per response. In the period ending December 31, 2005 online performance based advertising revenues represented approximately 83.6% of SendTec’s total revenues. SendTec’s offline direct response television media buying revenues are generated from fees paid to SendTec for the purchasing of television media for its clients. These fees are generally between 8% and 15% of the media purchased and aired in each month. SendTec books these revenues on the net revenue method in which it recognizes only the media fees as revenue, excluding from revenues the actual cost of the media purchased by SendTec. In the period ending December 31, 2005 offline direct response television media buying revenues represented approximately 5.2% of SendTec’s total revenues. Online and offline strategic marketing services revenues are primarily derived from fees charged to clients for specific marketing services provided on a project by project basis. SendTec charges clients a fixed fee per project based on an estimate of the resources and development time needed to complete each project. In the period ending December 31, 2005, online performance based advertising revenues represented approximately 11.2% of SendTec’s total revenues.

Profitability in SendTec’s online performance advertising services is largely dependant on the media cost incurred to generate a response. The cost of media is directly correlated to the available supply of media at any one time. Thus, SendTec’s online performance advertising services profitability is highly dependant on its ability to purchase a sufficient amount of online media at costs that generate responses at a competitive profit margin. Profitability from SendTec’s other revenue sources is primarily dependant on its ability to generate fees that significantly leverage SendTec’s human capital costs. SendTec’s largest expense other than media costs are salaries and wages. As such, SendTec’s profitability from its marketing services and television media buying services are largely derived from its ability to leverage the cost of its employee base across multiple projects and clients.

The online advertising industry is a relatively new industry operating in a very dynamic marketplace. As such the methodologies utilized to leverage online media are constantly changing, resulting in significant changes in how online media is valued and in the supply of available online media. Because a majority of SendTec’s revenues are derived from online performance advertising services, we are continually accessing the online advertising industry for new trends and distribution methods. Many times this requires the SendTec to allocate resources to new online advertising methodologies in anticipation of changes it believes will take place in the market. As such, significant risks are inherent in decisions where to allocate resources due to the dynamic nature of the online industry.

In the fourth quarter of 2005 and the first quarter of 2006, SendTec committed significant resources to its search engine marketing business in anticipation of a significant demand by larger companies for more sophisticated and effective search engine marketing services. As part of this initiative, SendTec developed SearchFactz(TM), a search engine marketing pay-per-click bid management technology that coordinates performance and cost data from search engines, conversion activities from websites, and generates actionable campaign alerts that can be analyzed and acted upon by marketing analysts to optimize return on investment from marketing budgets. SendTec, through SearchFactz(TM) and the collective experience of its search engine marketing team, develops the mix of search engine marketing strategies and services to meet a client’s customer acquisition goals. SendTec believes search engine marketing services revenue will become a significantly larger part of SendTec’s total online revenues in 2006.

In the first quarter of 2006, SendTec began allocating resources to its branded website media services. These resources are primarily focused on the sale of online media for large websites with established brand names. SendTec offers a full service, turn-key solution for large websites who want to monetize the impressions resulting from traffic to their website but don’t want to build an in-house solution to handle these functions.

Basis of Presentation of Financial Statements;

SendTec’s financial statements have been prepared as “carve out” financial statements in accordance with SEC interpretations under Staff Accounting Bulletin (SAB) Topic 1-B. The term carve out as used herein applies to general purpose financial statements of an operating unit, sometimes not itself a separate legal entity, which are derived or “carved-out” of those of a larger corporate entity. For example, a division or a portion thereof representing a particular business can be carved out of an entity’s financial statements. As such, SendTec’s financial statements have been presented reflecting SendTec as a stand alone entity, not as a part of the consolidated financial statements of its parent company.

As required by the SAB, the financial statements include allocations from its parent companies necessary to reflect all of the costs of doing business. Management believes that the assumptions underlying the financial statements, including such allocations are reasonable.

Additionally, as required by SAB Topic 5-J, these financial statements reflect “push-down” accounting for the September 1, 2004 transaction with theglobe.com establishing a new basis of accounting. Push-down accounting for the sale of SendTec to RelationServe Media, Inc. was not applied as management believes the conditions requiring push-down accounting were not met.

Income taxes have been calculated as if all of the Company’s operations had been conducted as a separate tax paying legal entity, filing its own separate tax return and as if the transaction described in Note J had not occurred.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

NET REVENUE: Net Revenue totaled $37.8 million for the year ended December 31, 2005 as compared to $32.7 million for the year ended December 31, 2004. SendTec’s net revenue was primarily generated from three areas: online performance advertising, offline direct response television media buying and online and offline strategic marketing services. The increase of $5.1 million in total net revenue as compared to 2004 was primarily attributable to increased online performance advertising revenue and direct response television media revenue. Online performance advertising revenue totaled $31.6 million for 2005 as compared to $28.4 million for 2004. The 11% increase in online performance advertising resulted from the addition of several new online advertising clients and the continued growth of SendTec’s online search engine marketing revenues. Online performance advertising revenue comprised approximately 83.6% and 86.9% of SendTec’s total net revenue in 2005 and 2004, respectively. Direct response television media buying revenue totaled $2.0 million in 2005 as compared to $0.4 million in 2004. The 426% increase in direct response television media revenue resulted primarily from the addition of two new television media clients in the last two quarters of 2005. Direct response television media buying revenue comprised approximately 5.2% and 1.2% of SendTec’s total net revenue in 2005 and 2004, respectively.

COST OF REVENUE: Cost of revenue consists of third party vendor costs for research, production and post production services plus all third party vendor fees incurred to acquire advertising media, including the actual cost of the media. Cost of revenue totaled $25.5 million for the year ended December 31, 2005 as compared to $22.6 million for the year ended December 31, 2004. Approximately 93.1% of the increase in cost of revenue in 2005 as compared to 2004 resulted from an increase in costs related to online performance advertising. Cost of revenue related to online performance advertising represented approximately 94.1% and 95.1% of SendTec’s total cost of revenue in 2005 and 2004, respectively. Additionally, cost of revenue resulting from online performance advertising was approximately 76.4% and 75.6% of online performance advertising revenue in 2005 and 2004, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses consist primarily of salaries and related personnel costs for sales, operations and general and administrative employees. This expense category also includes costs for facilities rent, legal and professional services, server hosting and bandwidth services, marketing services and other general corporate overhead expenses. Selling, general and administrative expenses totaled $8.3 million for the year ended December 31, 2005 as compared to $7.0 million for the year ended December 31, 2004. Employee salaries, commissions and benefits represented approximately 78.4% and 77.6% of total selling, general and administrative expenses in 2005 and 2004, respectively. Approximately $1.1 million of the total increase in selling, general and administrative expenses in 2005 as compared to 2004 resulted from increased salaries, commissions and benefits paid to employees. The increase in employee costs was primarily a result of an increase in the number of employees in 2005 as compared to 2004. SendTec employed 71 people and 51 people at the end of 2005 and 2004, respectively.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization expense totaled $0.7 million for the year ended December 31, 2005. The $0.3 million increase over 2004 resulted principally from the amortization of non-compete intangibles recorded as a result of the acquisition of SendTec by theglobe.com, inc.

STOCK BONUS COMPENSATION: Stock bonus compensation expense totaled $4.8 million in 2005. This amount reflects common stock in SendTec Acquisition Corporation (STAC) granted to SendTec management upon the acquisition of the assets and liabilities of SendTec by STAC from theglobe.com, inc. on October 31, 2005.

Liquidity and Capital Resources

Cash Flow Items

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

As of December 31, 2005, SendTec had approximately $3.4 million in cash and cash equivalents as compared to $3.1 million at December 31, 2004. Net cash provided by operating activities was $4.3 million and $2.4 million for the years ended December 31, 2005 and 2004, respectively. The period-to-period increase in net cash provided by operating activities was primarily due to an increase in net income earned in 2005 after adjusting net income for non-cash stock compensation of $4.8 million. SendTec made cash advances totaling $3.5 million and $1.8 million to theglobe.com, inc., its parent company, in 2005 and 2004, respectively and made advances related to the providing of advertising and marketing services totaling $0.3 million and $1.0 million to an affiliated wholly-owned subsidiary of theglobe.com, inc. in 2005 and 2004, respectively.

Future and Critical Need for Capital

On August 9, 2005, the Company entered into an asset purchase agreement with theglobe.com, Inc. for the purchase of the business and substantially all of the assets of SendTec. The purchase price for SendTec under the agreement was $37,500,000, subject to adjustment, and the assumption of certain liabilities. On October 31, 2005 the Company assigned its rights under the Agreement to STAC and entered into certain agreements providing for financing of the transactions. As a result of requirements under the acquisition financing arrangements described herein, from October 31, 2005, the acquisition date of SendTec, through February 3, 2006, STAC operated independently and as a minority-owned affiliate of the Company. On February 3, 2006, STAC became a wholly-owned subsidiary of the Company in connection with a series of transactions that took place on February 3, 2006.

The SendTec purchase was financed by the issuance of $34.95 million of Senior Secured Convertible Debentures due March 31, 2008 of STAC, and the issuance by the Company of $10,289,690 of Series A Convertible Preferred Stock. The Debentures were convertible, upon STAC becoming a wholly-owned subsidiary of the Company, into the common stock of the Company and all of the Series A Convertible Preferred Stock was converted into common stock of the Company upon the consolidation.

On February 3, 2006, provisions of the Debentures, as well as the terms of certain agreements with the management of STAC, resulted in the automatic conversion of STAC into a wholly-owned subsidiary of the Company (the “Consolidation”). All Series A Convertible Preferred Stock was automatically converted to common stock, and thereafter, the Company, through STAC, acquired and continued to operate the business of SendTec, in addition to the RelationServe Access and Friendsand.com business.

On October 31, 2005, SendTec had approximately $3.0 million of working capital. As a result of the SendTec asset acquisition, STAC acquired $3.0 million of working capital with the SendTec assets and approximately $3.2 million of additional working capital from the financing of STAC as part of the SendTec asset acquisition. SendTec believes these working capital levels to be sufficient to sustain SendTec’s needs over the next 12 months.

Management’s Discussion of Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Certain of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition, valuation of customer receivables, valuation of goodwill, intangible assets and other long-lived assets and capitalization of computer software costs. Our accounting policies and procedures related to these areas are summarized below.

Revenue Recognition

Revenue from the distribution of Internet advertising is recognized when Internet users visit and complete actions at an advertiser’s website. Revenue consists of the gross value of billings to clients, including the recovery of costs incurred to acquire online media required to execute client campaigns. Recorded revenue is based upon reports generated by the SendTec’s tracking software.

Revenue derived from search engine marketing services, such as search engine keyword buying, is recognized on a net basis when the associated keyword search media is clicked on by a consumer. SendTec typically earns a media commission equal to a percentage of the keyword search media purchased for its clients. In many cases, the amount SendTec bills to clients significantly exceeds the amount of revenue that is earned due to the existence of various “pass-through” charges such as the cost of the search engine keyword media. Amounts received in advance of search engine keyword media purchases are deferred and included in deferred revenue in the accompanying balance sheet.

Revenue derived from the purchase and tracking of direct response media, such as television and radio commercials, is recognized on a net basis when the associated media is aired. In many cases, the amount the SendTec bills to clients significantly exceeds the amount of revenue that is earned due to the existence of various “pass-through” charges such as the cost of the television and radio media. Amounts received in advance of media airings are deferred and included in deferred revenue in the accompanying balance sheet.

Revenue generated from the production of direct response advertising programs, such as infomercials, is recognized on the completed contract method when such programs are complete and available for airing. Production activities generally take eight to twelve weeks and SendTec usually collects amounts in advance and at various points throughout the production process. Amounts received from customers prior to completion of commercials are included in deferred revenue and direct costs associated with the production of commercials in process are deferred and included within other current assets in the accompanying balance sheet.

Valuation of Customer Receivables

Provisions for the allowance for doubtful accounts are made based on historical loss experience adjusted for specific credit risks. Measurement of such losses requires consideration of SendTec’s historical loss experience, judgments about customer credit risk, and the need to adjust for current economic conditions.

Goodwill and Intangible Assets

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that certain acquired intangible assets in a business combination be recognized as assets separate from goodwill. SFAS No. 142 requires that goodwill and other intangibles with indefinite lives no longer be amortized, but rather tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.

Our policy calls for the assessment of the potential impairment of goodwill and other identifiable intangibles with indefinite lives whenever events or changes in circumstances indicate that the carrying value may not be recoverable or at least on an annual basis. Some factors we consider important which could trigger an impairment review include the following:

•	significant under-performance relative to historical, expected or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

When we determine that the carrying value of goodwill or other identified intangibles with indefinite lives may not be recoverable, we measure any impairment based on a projected discounted cash flow method.

Long-Lived Assets

Historically, SendTec’s long-lived assets, other than goodwill, have primarily consisted of property and equipment, capitalized costs of internal-use software and values attributable to covenants not to compete.

Long-lived assets held and used by SendTec and intangible assets with determinable lives are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We evaluate recoverability of assets to be held and used by comparing the carrying amount of the assets, or the appropriate grouping of assets, to an estimate of undiscounted future cash flows to be generated by the assets, or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair values are based on quoted market values, if available. If quoted market prices are not available, the estimate of fair value may be based on the discounted value of the estimated future cash flows attributable to the assets, or other valuation techniques deemed reasonable in the circumstances.

Capitalization of Computer Software Costs

SendTec capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Subsequent additions, modifications, or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over the expected useful life, or three years.

Impact of Recently Issued Accounting Standards

In May 2005, the FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 applies to all voluntary changes in accounting principles and requires retrospective application to prior periods’ financial statements of changes in accounting principles. This statement also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of this standard to have a material impact on its financial condition, results of operations or liquidity.

In March 2005, the FASB issued Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations.” The interpretation clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The effective date of this interpretation is no later than the end of fiscal years ending after December 15, 2005. SendTec is currently investigating the effect, if any, that FIN 47 would have on the SendTec’s financial position, cash flows and results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. SendTec does not expect the adoption of this standard to have a material impact on its financial condition, results of operations, or liquidity.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” The standard requires companies to expense the fair value of stock options on the grant date and is effective for annual periods beginning after June 15, 2005. In accordance with the revised statement, the expense attributable to stock options granted or vested subsequent to January 1, 2006 will be required to be recognized. The precise impact of the adoption of SFAS No. 123R cannot be predicted at this time because it will depend on the levels of share-based payments that are granted in the future and whether the related compensation expense is allocated to SendTec by the globe for SendTec employees participating in the Parent Company’s stock option plans. However, SendTec believes that the adoption of this standard may have a significant effect on SendTec’s results of operations or financial position.

DESCRIPTION OF BUSINESS

Overview

We are a holding company organized for the purpose of acquiring, owning, and managing various marketing and advertising businesses, primarily involving the Internet. Since February 2006 the SendTec marketing services business of our wholly-owned subsidiary, STAC, has become our dominant operation. The SendTec business primarily involves direct response marketing programs

On June 5, 2006, we entered into a definitive agreement to sell substantially all of the business and assets of RelationServe Access. The closing of the agreement occurred on June 15, 2006 and the purchase price includes $1.4 million in cash and the assumption of certain liabilities. Pursuant to the agreement, we agreed to remain liable for certain contingencies and liabilities, and any liabilities in excess of $3 million. In addition to the foregoing, we discontinued the business of Friendsand, Inc. On July 17, 2006, we changed our name to “SendTec, Inc.” from “RelationServe Media, Inc.”

Merger Transactions Completed in 2005

We were originally formed as Chubasco Resources Corp. in the State of Nevada as an exploration stage company engaged in the business of mineral exploration.

RelationServe, Inc. (“RelationServe”), was incorporated in Delaware in March 2005. RelationServe, through its wholly-owned subsidiary, RelationServe Access, Inc. purchased certain assets and assumed certain liabilities of Omni Point Marketing, LLC (“Omni Point”), and through its wholly-owned subsidiary, Friendsand, Inc. (“Friensdand”), acquired all of the outstanding membership interests of Friendsand, LLC, a Delaware limited liability company related to Omni Point by common ownership. On May 16, 2005, RelationServe acquired the net assets and business of Omni Point Marketing, LLC and membership interests of Friendsand, LLC for a combination of cash in the amount of $150,000, a two-year promissory note in the principal amount of $700,000, and 8,000,000 shares of its common stock. Prior to these acquisitions, RelationServe had no business operations and it accounted for these transactions as a recapitalization because Omni Point and the former member of Friendsand, LLC gained control of a majority of RelationServe’s common stock upon completing these transactions. Accordingly, Omni Point and Friendsand, LLC are deemed to be the acquirer for accounting purposes.

On June 13, 2005, we completed a reverse merger with RelationServe (the “Merger”). Pursuant to the terms of the merger agreement, we acquired all of the issued and outstanding capital stock of RelationServe on a one-for-one basis in exchange for 13,326,000 shares of our common stock. In addition, certain of our stockholders simultaneously cancelled an aggregate of 6,800,000 shares of their common stock upon completing the Merger. Each share of RelationServe common stock (13,326,000) and each RelationServe warrant (6,562,500) outstanding prior to the Merger was automatically converted into an equivalent number of shares of our common stock and an equivalent number of warrants to purchase shares of the Company’s common stock upon completion of the Merger. As a result, RelationServe’s former stockholders became the Company’s majority stockholders and RelationServe became the Company’s wholly-owned subsidiary. We assumed a $700,000 promissory note due in May 2007 that RelationServe issued as partial consideration in a previous purchase of net assets described above, all of our prior business operations ceased and the Company’s principal executive offices were relocated to Fort Lauderdale, Florida. In addition, we changed our name to “RelationServe Media, Inc.” from “Chubasco Resources Corp.”

On August 29, 2005, we entered into an Agreement and Plan of Merger with our wholly-owned subsidiary, RelationServe Media, Inc., a Delaware corporation, for the sole purpose of reincorporating in the state of Delaware.

We maintain our current principal executive offices at 877 Executive Center Drive West, Suite 300, St. Petersburg, Florida 33702. We also maintain an office in New York City. The Company presently has 131 employees.

We currently plan to continue our efforts to acquire businesses engaged in, or related to, Internet marketing and advertising. We may issue additional shares of common stock, preferred stock, warrants to acquire shares of our common stock, debt, or make cash payments, or a combination thereof, in connection with such acquisitions.

Any references to SendTec include the current business which is held by STAC as well as the business and substantially all of the assets of SendTec which were acquired by STAC from theglobe.com, Inc. on October 31, 2005.

Background of the SendTec Acquisition

On August 9, 2005, we entered into an asset purchase agreement with theglobe.com, Inc. for the purchase of the business and substantially all of the assets of SendTec. The purchase price for SendTec under the asset purchase agreement was $37,500,000, subject to adjustment, and the assumption of certain liabilities. Since at the time of the execution and delivery of the asset purchase agreement we lacked sufficient financing to consummate the transaction, our commitment to purchase the assets included as a condition to closing that we obtain adequate financing to consummate the transaction on or before October 31, 2005. As part of our negotiations to provide financing of the acquisition of SendTec, we were required to restructure the transaction so that the acquiring entity of the assets of SendTec would operate independently until such time as certain conditions were satisfied. The reason for this structure was that the entities providing the financing desired that their lien on the SendTec assets be structurally senior to the remainder of our business until such time as we had audited financials for the nine months ended September 30, 2006 and we could demonstrate that we met certain financial milestones for the nine months ended September 30, 2005 (the “Consolidation Milestones”). The Consolidation Milestones included that we have revenues of at least $9 million for the nine months ended September 30, 2005. Accordingly, on October 31, 2005 we assigned our rights under the asset purchase agreement to an affiliated company, STAC, and entered into certain agreements providing for financing of the transactions. As a result of requirements under such acquisition financing arrangements, from October 31, 2005 through February 3, 2006 STAC operated independently and as a minority-owned affiliate of the Company. On the Consolidation Date, STAC became a wholly-owned subsidiary of ours in connection with a series of transactions that took place on the Consolidation Date (the “Consolidation”).

The SendTec purchase was financed by the issuance of Debentures to certain purchasers (“Debenture Holders”) and the issuance by us of Series A Convertible Preferred Stock. On October 31, 2005, we entered into a series of agreements with STAC and the Debentures Holders, including a Securities Purchase Agreement and Debentures (which on their terms would be automatically amended upon the Consolidation). As the Consolidation was dependent upon us achieving the Consolidation Milestones, the documents provide that initially STAC was a stand-alone entity and then, if STAC became a wholly-owned subsidiary of ours upon a Consolidation, such agreements would automatically be amended to reflect the Consolidation.

Series A Convertible Preferred Stock

On October 31, 2005, we sold $10,289,690 in shares of our Series A Convertible Preferred Stock, par value $0.001 per share, and entered into a registration rights agreement with the purchasers. Upon the Consolidation on February 3, 2006, all the Series A Convertible Preferred Stock automatically converted into 7,621,991 shares of our common stock at a conversion price of $1.35 per share.

Debentures

On October 31, 2005 STAC sold $34.95 million of Senior Secured Convertible Debentures to the Debenture Holders (the “Debentures”), due March 31, 2008 and originally convertible into shares of STAC common stock. Upon the Consolidation on February 3, 2006, the Debentures automatically became convertible into our common stock and the negative covenants that originally applied solely to STAC became applicable to us. $34,830,000 of the original principal amount of the Debentures remains outstanding.

Security Agreements and Guarantees

On October 31, 2005, STAC entered into a Security Agreement with the Debenture Holders, creating a first priority security interest in all of the assets of STAC. Pursuant to the Securities Purchase Agreement of October 31, 2005, upon the Consolidation on February 3, 2006, we, and all of our other subsidiaries, became guarantors of the Debentures and as such entered into Guaranty Agreements and Security Agreements with the Debenture Holders.

Warrants and Registration Rights Agreement

Pursuant to the Securities Purchase Agreement on October 31, 2005, upon the Consolidation on February 3, 2006, we issued seven-year warrants to the Debentures Holders to purchase 10,081,607 shares of the Company’s common stock, in amounts proportional to the face amount of the Debentures, exercisable at $0.01 per share (the “Warrants”). The Warrants are exercisable from February 3, 2006 through October 30, 2012.

Also on February 3, 2006, we entered into a Registration Rights Agreement with each of the holders of the Debentures to register the shares of our common stock underlying the Debentures and Warrants as well as shares that the Debenture Holders received as a result of the covenant amendments described in Managements Discussion and Analysis for the three months and nine months ended September 30, 2006.

Management Agreements

On October 31, 2005, the then management team of SendTec including Paul Soltoff, Donald Gould and Eric Obeck, each of whom are now executive officers of our company (“STAC Management”), entered into certain agreements with us and with STAC. The members of STAC Management entered into employment agreements and made certain representations and warranties to us concerning operational matters associated with the business of SendTec. Our sole remedy against a breach of any of these operational representations (except a fraudulent misrepresentation) was under an escrow agreement among us, STAC and STAC Management. The escrow agreement originally held certain shares of STAC which STAC Management received pursuant to the Securities Purchase Agreement.

On February 3, 2006, the members of STAC Management and the Company entered into an exchange agreement under which STAC Management exchanged all of their shares in STAC for 9,506,380 share of the Company’s common stock, in a transaction intended to be a tax-free reorganization. In connection with the exchange agreement, the shares that were held under the escrow agreement are now shares of the Company’s common stock.

Hirsch Agreements

On February 3, 2006, we entered into certain agreements with Danielle Karp, our former President, her brother Scott Hirsh and related entities (collectively the “Hirsh Affiliates”).

On February 3, 2006, pursuant to a Non-Competition and Non-Solicitation Agreement, the Hirsch Affiliates agreed not to compete with our business for a period of one year. In addition, each Hirsch Affiliate agreed not to disclose or make use of any knowledge or information of a confidential or proprietary nature relating to us, our affiliates and their respective businesses without our prior written consent. We also exchanged Mutual General Releases with the Hirsch Affiliates.

Effective February 3, 2006, we entered into a Release and Employment Severance Agreement with Danielle Karp, pursuant to which (i) Ms. Karp resigned from all of her positions with us, (ii) Ms. Karp received $50,000 and (iii) Ms. Karp’s options to purchase 100,000 shares of our common stock vested in full.

Sunrise Agreement

On February 3, 2006, we entered into a Securities Purchase Agreement with Sunrise Equity Partners, L.P. (“Sunrise”), pursuant to which the Company sold Sunrise 500,000 shares of Company common stock for $750,000.

Lehman Letter Agreement

On October 31, 2005, effective upon the Consolidation, we entered into a letter agreement with Lehman Brothers, Inc. and LB I Group Inc. (collectively “Lehman”), one of the Debenture Holders (the “Directors Agreement”). Pursuant to the Directors Agreement, the parties agreed to certain matters relating to our board of directors and our independent registered public accounting firm including: (i) our board of directors shall not exceed six members, (ii) at the request of Lehman, we shall use our best efforts to prevent the election of any member of the board of directors to which Lehman reasonably and timely objects, (iii) Lehman has the right to designate a member of the board of directors and we shall use our best efforts to cause such person’s election to the board of directors, (iv) Lehman has the right to designate a representative to attend all meetings of the board of directors in a nonvoting observer capacity and, in this respect, we shall give such representative copies of all notices, minutes, consents and all other materials that it provides to the directors and (v) our independent registered public accounting firm shall be reasonably acceptable to Lehman.

In accordance with the Directors Agreement, Paul Soltoff was named a director on February 3, 2006. Lehman also consented to the appointment of Marcum & Kliegman LLP as our independent registered public accounting firm. On February 3, 2006, Lehman advised us that it did not currently intend to exercise its right to designate a member of the board of directors.

SendTec Business

SendTec is a direct response marketing services and technology company that provides customers a wide range of direct marketing products and services to help market their products and services on the Internet (“online”) and through traditional media channels such as television, radio, and print advertising (“offline”). Utilizing SendTec’s marketing products and services, SendTec’s clients seek to increase the effectiveness and the return on investment on advertising campaigns. SendTec’s online and offline direct marketing products and services include strategic campaign development, creative development, creative production and post-production, media buying and tracking, campaign management, campaign analysis and optimization, technology systems implementation and integration for campaign tracking, and many other agency type services. In addition, SendTec has a suite of technology solutions, ROY, SearchFactz(TM), SOAR (an acronym for “SendTec Optimization and Reporting”) and iFactz(TM), which enable it to deliver, track, and optimize direct marketing campaigns across multiple distribution channels, including television, radio, direct mail, print, and the Internet. The combination of SendTec’s direct marketing capabilities, technology, and experience in both online and offline marketing, enable its clients to optimize their advertising campaigns across a broad spectrum of advertising mediums.

On-line Marketing Services- SearchFactz(TM)

SendTec offers a variety of products and services that enable on-line advertisers and publishers to generate performance-based results through online marketing channels such as search marketing, web advertising, e-commerce up-sells, affiliate marketing, and email marketing. SendTec’s broad range of products and services include creative strategy and execution, strategic offer development, production planning, media planning, media buying, and search optimization. Through these products and services, SendTec’s clients can address all aspects of the marketing continuum, from strategic planning through execution, including results management and campaign refinements. SendTec’s proprietary technologies allow advertisers and publishers to track, report, and optimize online campaign activity all the way to the “conversion level” (which means a consumer’s actual response to the offer, as for example, by making a purchase). SendTec’s knowledge of digital advertising strategies, targeting methods, media placements, and creative executions combined with its technology help SendTec’s clients improve their advertising performance and return on investment.

Currently, the majority of SendTec’s online revenues are generated from performance based marketing services based on cost-per-action (“CPA”) or cost-per-click (“CPC”) pricing models. CPA and CPC pricing models require SendTec to generate a specified consumer action (i.e. sale, lead, etc.) for the advertiser in order to be paid by the advertiser. The term action is used to describe the specific consumer response desired by an advertiser. An action can be (1) a sale which is the purchase of a product or service by a consumer or (2) a lead which is the supplying of specific information by a consumer to an advertiser. Under both of these models SendTec is paid a fee per action only if SendTec generates the action the advertiser specifies. The majority of the time, SendTec utilizes online media providers who agree to provide media to SendTec on a venture basis. By supplying online media on a venture basis, online media providers are only paid for the media when it generates a specified action (i.e. sale, lead, etc.). Therefore, the media provider is not paid for the quantity of media supplied to generate an action but only for the number of actions generated. The amount an advertiser is willing to pay for an action depends on several factors, including the type of action, the amount of information to be gathered, and the level of difficulty to generate the action. For example, an advertiser may be willing to pay $50.00 per action to generate a sale of a $200.00 product and $5.00 per action to get the name, address and phone number of a consumer interested in a mortgage. Advertisers pay SendTec to generate actions online for them and in turn the online media provider is paid a percentage of the fee received by SendTec for generating that action. SendTec recognizes revenue for the fees generated by providing actions to advertisers. SendTec’s ability to generate significant revenues from online advertisers depends on its ability to acquire a sufficient supply of online performance based media at competitive prices and its ability to demonstrate the effectiveness of these performances based pricing models to advertisers.

As part of its on-line marketing services, SendTec manages and optimizes paid search programs for direct marketers, providing them with bid/rank management, and creative and strategic consulting in order to optimize paid searches. SearchFactz(TM) is a search engine marketing pay-per-click bid management technology that coordinates performance and cost data from search engines, conversion activities from websites, and generates actionable campaign alerts that can be analyzed and acted upon by marketing analysts to optimize return on investment from marketing budgets. SendTec, through SearchFactz(TM) and the collective experience of its search engine marketing team, develops the mix of search engine marketing strategies and services to meet a client’s customer acquisition goals. SendTec’s search engine marketing services include goals assessment, keyword research and development, creative development, landing page optimization, centralized search listing management, bid management, conversion analysis, fraud detection, campaign optimization, and return-on-investment and profit maximization. From pay-per-click to paid-inclusion and comparison shopping engines, the Company believes SendTec utilizes the most cost-effective channels to create a customized search marketing campaign to meet its client’s objectives.

All of SendTec’s online marketing services clients sign insertion order agreements with SendTec prior to the delivery of services. These insertion order agreements detail the specific terms under which marketing services will be provided, including the marketing services to be performed, the fees to be paid and the term of the agreement. The majority of SendTec’s insertion order agreements for online marketing services are short term agreements, in that either party can cancel the insertion order without penalty with 48 hours notice. Most of SendTec’s search engine marketing insertion order agreements have a minimum 12 month cancellation requirement.

Competition

SendTec’s business and industry is highly competitive. The competition for advertising dollars has also put pressure on pricing points, in particular, for online advertisers. Our competitors include search engines, inventory resellers, referral companies, online networks, and destination websites. SendTec also competes with a variety of large and small advertising agencies but its primary competitors are interactive marketing companies such as ValueClick, aQuantive, Advertising.com, and Performics.

Off-line Marketing Services- iFactz(TM)

SendTec also offers a full array of off-line marketing services utilizing traditional distribution channels such as television, radio, print, and direct mail. SendTec’s offline marketing services include creative strategy, production, and media buying. SendTec has developed, produced, and distributed numerous direct response television campaigns for customers and has received national awards for its creative and production work. SendTec utilizes its two in-house state-of-the-art non-linear digital video editing suites. SendTec’s staff includes experienced production department directors, producers, and editors. SendTec’s media buying department provides a full range of services including strategic media planning, media trafficking, media buying, media tracking, and post-buy media and financial analysis and has executed media buying assignments for all types of television (broadcast and cable), radio, and print formats. SendTec’s long time relationships with media partners have enabled SendTec to provide clients competitive media prices.

SendTec has developed a proprietary software application, iFactz(TM), which provides a competitive advantage in marketing offline advertising services. iFactz(TM) is SendTec’s Application Service Provider or “ASP” technology that tracks and reports the online responses that are generated from offline direct response advertising. Historically, advertisers have lacked the ability to accurately track which offline advertising yields results online and thus advertisers have been unable to properly optimize their media buys. iFactz(TM) intelligently tracks and reports web activity from all offline advertising - TV (even national cable), radio, print, and direct mail - in real time. iFactz(TM)’s Intelligent Sourcing(TM) is a media technology that informs the user where online customers come from, and what corresponding activity they produced on the user’s website. iFactz(TM)’s ASP design enables advertisers to implement and access the technology in a timely and cost efficient manner as there are no cumbersome, time-consuming, and costly implementation expenses and lead times. iFactz(TM) is licensed to clients both as a stand alone technology solution and as part of an overall campaign offering. The Company believes that iFactz(TM) has provided SendTec with a significant competitive advantage, and that there are currently no similar technologies available in the market.

All of SendTec’s offline marketing services client’s sign master terms and conditions agreements, as well as scope of services agreements with SendTec prior to the delivery of services. The master terms and conditions agreements serves as the general agreement that governs the terms for all projects handled by SendTec for a client. The scope of services agreement detail the specific terms under which marketing services will be provided for each project, including the marketing services to be performed, the fees to be paid and the time frame in which the services will be completed. The majority of SendTec’s scope of services agreements are cancelable only upon a client’s payment for all marketing services performed.

Rationalization Plan

Upon STAC becoming our wholly-owned subsidiary, management of the combined company commenced a joint review of the collective operations, synergies, and opportunities. During the three month period following October 31, 2005 and prior to February 3, 2006, we operated RelationServe and Friendsand.com wholly-independently from SendTec due to legal and structural limitations imposed under the STAC financing arrangements. During the first quarter of 2006, initial steps were taken to reduce staff at RelationServe and Friendsand.com, eliminate redundant positions and activities, replace certain members of management, and evaluate additional opportunities for cost savings through consolidation, reduction, disposition of assets or businesses, and other means in an emphasis to streamline the businesses and implement a workable plan to consolidate the management and operations of two synergistic but highly divergent companies operating in two locations, with potential inefficiencies and redundant administration. We also hired Paul Soltoff as our chief executive officer, Eric Obeck as our president and Donald Gould as our chief financial officer all of whom were long-term SendTec senior management. We formed a special committee of the board of directors to consider strategic alternatives relating to our primary pre-consolidation businesses, RelationServe Access and Friendsand including the negotiation and sale of such entities. On June 5, 2006, we entered into a definitive agreement to sell substantially all of the business and assets of RelationServe Access. The closing of the agreement occurred on June 15, 2006 and the purchase price includes $1.4 million in cash and the assumption of certain liabilities. Pursuant to the Agreement, we remain liable for certain contingencies and liabilities, and any liabilities in excess of $3 million. Employees serving functions primarily related to the RelationServe Access business were retained by the purchasers of the assets, and are no longer employees of our company. In addition to the foregoing, we discontinued the business of Friendsand, Inc.

During the initial phase of management’s review, we recognized that certain financial covenants required under the securities purchase agreement relating to the purchase of the Debentures would likely not be met during the fourth quarter of 2005, and possibly thereafter. These covenants included STAC having a minimum EBITDA of $1,725,000 and $5,200,000 for the fourth quarter of 2005 and the fiscal year ended December 31, 2005, respectively. In addition, management believed that, without amendments to the financial covenants in the securities purchase agreement, we could potentially have been in breach of certain of the financial covenants for 2006 and thereafter. Under the terms of the Debentures, failure to satisfy the financial covenants in the securities purchase agreement could be an event of default. As a result, in consideration of the issuance of an aggregate of 525,000 shares of our common stock to the Debenture holders, the financial covenants in the securities purchase agreement were revised so that STAC was required to have minimum EBITDA for the fourth quarter of 2005 and the fiscal year ended December 31, 2005 of $625,000 and $4,350,000, respectively.

In addition, upon STAC becoming our wholly-owned subsidiary, we also became subject to certain financial covenants as long as any amount of the Debentures remains outstanding. These financial covenants required us to attain minimum EBITDA of $8,434,000 for the year ended December 31, 2006, including EBITDA of at least $1,257,000, $2,013,000, $2,324,000 and $2,840,000 for the first quarter, second quarter, third quarter and fourth quarter of 2006, respectively, and quarterly EBITDA thereafter of $2,840,000 until the Debentures are paid in full. We were not in compliance with the EBIDTA requirements for the first and second quarters of 2006.

On May 19, 2006, holders of the Debentures granted us a waiver for non-compliance with the March 31, 2006, financial covenants, and on August 21, 2006, holders of the Debentures granted us a waiver for our failure to comply with the financial covenants in connection with a proposal to restructure the terms of the Debentures. On September 27, 2006, we entered into a definitive agreement with the Debenture holders to amend to the terms of the Debentures and the financial covenants contained in the securities purchase agreement related thereto. Among other things, the amendment established new financial covenants based on our net revenues. Under the new financial covenants we were required to have net revenues of $4,675,000 for the third quarter of 2006. We had net revenues of $9,404,920 for the third quarter of 2006. Going forward, we will be required to have net revenues of $4,675,000 for the fourth quarter of 2006, and net revenues of $5,025,000, $5,175,000, $5,450,000 and $5,700,000 for the first, second, third and fourth quarters of 2007, respectively

Description of Property

Our operations are located in St. Petersburg, Florida, where we lease approximately 20,000 square feet of office space for approximately $27,600 per month. The lease expires in February 2010. In addition, we lease approximately 2,500 square feet of office space in New York City for approximately $5,400 per month, which expires in December of 2009.

Legal Proceedings

At September 30, 2006, we or our predecessors have been named as defendants in two separate claims made by customers arising in the ordinary course of its business. The Company believes it has substantial defenses and intends to vigorously defend itself against any and all actions taken by the plaintiffs in these matters. The Company, from time to time, is involved in various matters or disputes also arising in the ordinary course of business. The Company does not believe that any potential damages that could arise from any of these matters will have a material adverse effect on its financial condition or the results of its operations.

Omni Point has been named as a defendant in an employment related claim which to date has not been asserted against the Company. Although the Company is not a defendant in this matter at this time, there can be no assurance that the plaintiffs will not attempt to assert this claim against the Company in the future or that such claim, if asserted, will not result in a material loss to the Company. The range of loss with respect to this matter, if any, cannot be quantified.

On April 5, 2006, Mr. Ohad Jehassi, the Company’s former Chief Operating Officer, filed an action against the Company in the Circuit Court for the 17th Judicial Circuit in Broward County, Florida in connection with his termination by the Company. Mr. Jehassi alleged that the Company breached an Employment Agreement and owes him salary and other benefits in connection with such alleged breach. On June 21, 2006, Mr. Jehassi filed an Amended Complaint adding a claim for violation of the Florida Whistleblower’s Act, and on August 14, 2006, filed a Third Amended Complaint adding a claim for unpaid wages under a Florida statute. Mr. Jehassi seeks damages of approximately $500,000 plus attorney’s fees, costs and expenses and shares of the Company’s stock he alleges he is entitled to. The Company has filed an answer to the Third Amended Complaint denying that Mr. Jehassi is entitled to any relief and has asserted a counterclaim against Mr. Jehassi. The Company believes this action is without merit, and intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

Boston Meridian, LLC v. RelationServe LLC, RelationServe Media, Inc., and Michael Brauser, Civil Action No. 1:06-CV-1041 1-MEL. On March 6, 2006 Boston Meridian LLC (“Boston Meridian”) filed a complaint in the United States District Court, District of Massachusetts, alleging that it is owed certain fees and expenses in connection with the Company's acquisition of the business of SendTec, Inc. from theglobe.com, Inc. On April 3, 2006, Boston Meridian amended the complaint adding Michael Brauser, then-Chairman of the Board of the Company, as an additional defendant, and alleging that Mr. Brauser tortiously interfered with Boston Meridian's contract with the Company. Boston Meridian seeks an aggregate of $917,302 in fees and expenses and 100,000 shares of the Company's common stock as damages. The Company filed a motion to dismiss this action for lack of personal jurisdiction, improper venue, and failure to state a claim. This motion has been fully submitted to the District Court and we are awaiting a decision. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations. The Company also filed a separate action, RelationServe Media Inc. v. Boston Meridian LLC, and Sage Capital Growth, Inc., Index No. 103857/06, in the Supreme Court of the State of New York, County of New York, against both Boston Meridian and Sage Capital Growth, Inc., alleging negligence amid breach of implied contracts, and seeking damages in excess of $75,000. Both defendants in the New York action have filed motions to dismiss this action. The court granted Sage Capital’s motion to dismiss and withheld decision with respect to Boston Meridian’s motion to dismiss.

On February 17, 2006, the Law Offices of Robert H. Weiss PLLC (“Weiss”) filed a complaint in the Superior Court of the District of Columbia, Civil Division, against the Company and Omni Point for fraud, breach of contract, unjust enrichment, and violation of the Uniform Deceptive Trade Practices Act. Weiss seeks compensatory damages in an amount no less than approximately $80,000 in addition to punitive and exemplary damages with no specified amount. The Company also had accounts receivable due from Weiss of approximately $350,000 associated with its discontinued operations which it fully reserved. The Company filed an answer to the complaint and asserted counterclaims on the accounts receivable due from Weiss. During October 2006, the Company moved to vacate a default as a result of Company counsel’s failure to appear on several occasions. A decision on the motion is pending. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On February 3, 2006, InfoLink Communications, Services, Inc, (InfoLink) filed a complaint against the Company and Omni Point in the Circuit Court of Miami Dade County, Florida, asserting violation of the federal CAN SPAM ACT of 2003, 15 U.S.C. ss. 7701, and breach of an alleged licensing agreement between Omni Point and InfoLink. InfoLink seeks actual damages in an amount of approximately $100,000 and approximately $1,500,000 in statutory damages. The Company does not believe that InfoLink has sufficiently pled any factual basis to support its claim. The Company filed a motion asking the court to enter sanctions against InfoLink, including but not limited to dismissal of the case with prejudice, for InfoLink’s failure to comply with a court order to produce discovery materials. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On December 15, 2004, the Federal Bureau of Investigation served Omni Point with a search warrant regarding the alleged use of unlicensed software and seized certain e-mail servers with a net book value of approximately $135,000. Management believes the investigation resulted from a former independent contractor of the Company using the alleged unlicensed software on the Company’s behalf and without the Company’s knowledge. Management and legal counsel are currently unaware of any additional developments in the investigation. The United States Attorney’s Office had then indicated that it would contact the Company’s legal counsel as the investigation continues. The Company has not received any further communications with respect to this matter; however, there can be no assurance that this matter; if further investigated, will not have a material effect on the Company.

On or about June 15, 2006, R&R Investors Ltd. (“R&R”) commenced an action in the Supreme Court of the State of New York, County of New York, against the Company and Come & Stay S.A. asserting a claim for breach of contract related to a purported agreement concerning the sale of RelationServe Access, Inc and Friendsand, Inc. R&R initially sought an injunction enjoining the transfer of RelationServe Access, Inc. and Friendsand, Inc. stock. The Court denied R&R’s motion. R&R effectuated service of the complaint on the Company in August. The Company has served an answer to R&R’s complaint denying that R&R is entitled to any relief. This case is in its initial stages. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On or about April 28, 2006 LeadClick Media, Inc. commenced an action against the Company in the Superior Court for the State of California, County of San Francisco, alleging breach of contract seeking to recover $379,146, plus interest. The action has been removed to federal court. The Company filed an answer with counterclaims in July 2006. This case is in its initial stages. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On or about August 31, 2006, an action was commenced in the United States District Court for the Southern District of Florida (Case No. 06-61327) by Richard F. Thompson as the putative class representative against the Company and certain former officers and directors of the Company alleging securities laws violations in connection with the purchase of Company stock during the period May 24, 2005 to August 2006. The named plaintiff in the case previously filed suit against the Company, as an individual, in state court in Indiana which action was dismissed in July 2006. The Florida District Court permitted plaintiff to file an amended complaint and on November 13, 2006, plaintiff filed a “First Amended Class Action Complaint” (the “First Amended Complaint”) adding an additional plaintiff, L. Alan Jacoby, who purportedly purchased 10,000 shares of common stock of the Company in the open market, and naming additional former and present officers and directors of the Company and others as defendants. The First Amended Complaint, styled as a class action, alleges violations of Section 11 and Section 12(2) of the Securities Act and Section 10(b) of the Securities Exchange Act, and Rule 10b-5 promulgated thereunder. Plaintiffs claim, among other things, violations of the various acts: (a) by selling securities through persons who were not registered as agents and/or broker dealers with the Securities Exchange Commission or the States of Florida or Indiana and were not affiliated as an agent or representative of any broker/dealer; (b) by failing to disclose to purchasers of RelationServe Media, Inc. stock that they were selling securities of Relationserve stock through unregistered agents and broker/dealers was in violation of state and federal securities laws which caused a substantial contingent liability for claims of rescission by investors and exposing Relationserve to substantial legal fees, criminal and civil liability which would have a material adverse impact to the Relationserve’s financial condition; (c) by failing to disclose that in July 2005 Relationserve’s Chief Executive Officer and Chief Operating Officer received evidence of accusations of employee theft of data and employee kickbacks had been made and the matter was so material that CEO hired an outside attorney to investigate the matter;

(d) failing to disclose that a former director has previously been sued by stockholders of two other corporations; and (e) by failing to disclose that financial statements beginning the third quarter of 2005 were false and misleading as the founder of the Company, Richard Hill, had directed that finance recognize income in the third quarter in violation of Sarbanes-Oxley. The invoices directed to be recorded either did not exist or were otherwise untraceable, cancelled, or were never shipped, with the exception of just a few (adjustments to income that would be required as a result of the allegations, if any, relate to certain discontinued operations), In addition to the claims of securities law violations, plaintiffs claim violation of Section 20(a) of the Exchange Act as to controlling persons of the Company, violations of the Florida Securities Act, violations of the Indiana Securities Act, sales of unregistered, non-exempt securities, violation of anti-fraud provisions under Indiana law, deception under Indiana law, and fraud. Plaintiffs seek rescission, damages, treble damages, punitive damages, compensatory damages, interest, costs, and attorney’s fees.

The First Amended Complaint repeats and re-alleges various claims made by Ohad Jehassi, the Company’s former Chief Operating Officer in a matter pending before the Circuit Court of the 17th Judicial Circuit, Broward County, Florida (Case No. 06-004597), Ohad Jehassi v. Relationserve Media, Inc., a Florida corporation, and Relationserve Media, Inc., d/b/a Sendtec Acquisition Corp., a Florida corporation (the “Jehassi Complaint”). The initial complaint filed by Jehassi on or about April 5, 2006, alleged, among other things, that the Company breached its employment agreement with Jehassi and owes him salary and other benefits in connection with such alleged breach. On June 21, 2006, Jehassi filed an amended complaint adding a claim for an alleged violation of Florida’s “Whistleblower’s Act,” and on August 14, 2006, filed a third amended complaint adding a claim for unpaid wages under Florida statutes. Mr. Jehassi seeks damages of approximately $500,000 plus attorney’s fees, costs, and expenses and shares of the Company’s stock he alleges he is entitled to. The Company has asserted that Mr. Jehassi was removed from his position with the Company for cause and is therefore not entitled to any of the relief he seeks and has asserted a counterclaim against Mr. Jehassi related to the shares of the Company’s common stock Jehassi claims he is entitled to. The substance of Mr. Jehassi’s whistleblower claims have been adapted in the First Amended Complaint filed by Thompson as the basis for asserting that false and misleading financial statements were filed by the Company and that the Company violated the Sarbanes-Oxley Act. The Company has moved to dismiss this proceeding. The Company have just received the First Amended Complaint is in the process of evaluating the assertions. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On September 28, 2006, Wedbush Morgan Securities, Inc. (“Wedbush”) commenced an arbitration against the Company seeking $521,953.89 in damages as a result of an alleged breach of contract. The Company has moved to dismiss this proceeding. Wedbush’s response is due in January 2007. The Company believes that this action is without merit and intends to present a vigorous defense; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On or about September 26, 2006 the Company received copies of three consumer complaints filed by Chirag Chaman, Chief Operating Officer of MX Interactive, LLC. These complaints submitted to the SEC, the New York Attorney General, and the Florida Attorney General, make various claims with respect to the failure to issue to MX Interactive LLC 45,454 shares of stock which claimant alleges the Company agreed to transfer pursuant to a written assignment agreement. Claimant asserts that in July 2005 a third party agreed to transfer rights to receive shares of Company stock to claimant and failed to do so, and the Company is under an obligation to transfer such shares and satisfy the obligation under the assignment agreement. The Company believes these claims to be substantially without merit and intends to vigorously contest the allegations in the filed consumer complaints, however its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On November 14, 2006 counsel to the Company received a letter from counsel to Deborah Kamioner with an enclosed copy of a letter dated September 5, 2006. In letters dated September 5, 2006 and July 31, 2006 received from Deborah Kamioner, an investor in the Company’s Series A Preferred Stock which automatically converted into common stock of the Company, seeking adjustment to the number of shares purchased by Ms. Kamioner under certain anti-dilution provisions to account for: subsequent issuance of 10,081,607 warrants exercisable at $0.01 per share; 525,000 shares of common stock issued to Debenture holders in connection with a consent; the exchange of shares of STAC common stock for shares of Company common stock by STAC management; and the exchange of STAC common stock with vested shares of restricted STAC common stock for 9 million shares of Company common stock. The Company believes these claims to be substantially without merit and intends to vigorously contest these allegations, however an outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

The Company received a letter dated August 11, 2006 from counsel to Sunrise Equity Partners, L.P., demanding return of a $750,000 investment in the Company, with interest. Subsequently, counsel to Sunrise Equity Partners, L.P. has made demands for issuance of additional shares of common stock on the same basis as the amendment to the Company’s 6% Senior Secured Convertible Debentures and has threatened legal action. No legal action has been commenced and the Company believes these claims to be substantially without merit and intends to vigorously contest the allegations in the demands, however its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

SENDTEC, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information is based on, and should be read in conjunction with, the historical financial statements and notes thereto of the Company and SendTec included elsewhere in this registration statement on from SB-2. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below and described in the notes to the pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet combines the balance sheet of the Company with the balance sheet of SendTec and gives pro forma effect to the Company’s (a) sale of $10,000,000 of Series A Convertible Preferred Stock and subsequent conversion of such shares into the Company’s common stock, (b) the issuance (through an acquisition subsidiary) of $34,950,000 of senior secured convertible Debentures (the “Debentures”), (c) issuance of the Company’s common stock to members of SendTec’s management, (d) the Company’s completion of its acquisition of SendTec (the “SendTec Acquisition”), (e) the sale of RelationServe Access, Inc. (“Access”), and (f) ceasing operations of Friendsand, Inc. (“Friendsand”) as if these transaction were consummated on December 31, 2005.

The unaudited pro forma condensed consolidated statement of operations combines the statement of operations of the Company with the statement of operations of SendTec and gives pro forma effect to (a) the Company’s issuance of the Debentures, (b) the SendTec Acquisition and (c) compensation arrangements entered into with members of SendTec management as if these transaction were completed on January 1, 2005, (d) the Company’s completion of its acquisition of SendTec (the “SendTec Acquisition”), (e) the sale of RelationServe Access, Inc. (“Access”), and (f) ceasing operations of Friendsand, Inc. (“Friendsand”) as if these transaction were consummated on January 1, 2005.

The pro forma adjustments reflected in these unaudited condensed consolidated pro forma financial statements are described in the notes hereto and are based on the Company’s estimates, available information and assumptions that management believes are reasonable. The following unaudited pro forma condensed consolidated financial statements also do not include any adjustments to conform accounting practices of the combining entities or to reflect any cost savings or synergies anticipated as a result of having completed these transactions. This information is also not necessarily indicative of the operating results or the financial position that would have occurred or could occur in future periods had these transactions been completed as of the dates or for the periods indicated.

SENDTEC, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

DECEMBER 31, 2005

	Historical Results	Pro Forma adjustments					Pro Forma
		SendTec (a)	Sale of RelationServe Access, Inc. (b)	Discontinued Operations of Friendsand, Inc. (c)	Pro Forma Adjustments
ASSETS
Current assets
Cash	$156,472	$3,350,545	$1,400,000	$—	$45,481,700	(e)	$7,894,545
					(2,064,172	)(f)
					(40,430,000	)(g)
Accounts receivable	1,624,577	9,910,804	(1,624,577)		—		9,910,804
Prepaid expenses and other current assets	154,673	251,918	(135,173)	—	—		271,418

Total current assets	1,935,722	13,513,267	(359,750)	—	2,987,528		18,076,767
Property and equipment, net	782,386	828,446	(782,386)				828,446
Goodwill	—	12,605,874	—		(12,605,874	)(g)	34,958,673
					34,958,673	(g)
Deferred financing costs	—	—	—		2,064,172	(f)	2,064,172
Investment in STAC	9,274,981	—	—		(9,274,981	)(d)	—
Intangible assets, net	2,561,298	1,320,000	(2,010,607)	(550,691)	(1,320,000	)(g)	—
Covenant not to compete	—	—	—		1,866,000	(g)	1,866,000
Other assets	32,690	15,330	(32,690)	—	—		15,330

Total assets	$14,587,077	$28,282,917	$(3,185,433)	$(550,691)	$18,675,518		$57,809,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,208,693	$9,993,415	$(1,132,981)	$—	$—		$10,069,127
Accrued expenses	789,225	566,705	(672,200)		—		683,730
Other current liabilities	391,890	191,596	(391,890)	—	—		191,596

Total current liabilities	2,389,808	10,751,716	(2,197,071)	—	—		10,944,453
Other liabilities	166,535	145,125	(166,535)	—	(145,125	)(g)	—

Total liabilities	2,556,343	10,896,841	(2,363,606)	—	(145,125)		10,944,453

Commitments and contingencies
Stockholders’ equity
Preferred stock	10,289,690	—			(10,289,690	)(d)	—
Common stock	14,819,023	17,386,076			1,014,709	(d)	61,315,432
					45,481,700	(e)
					(17,386,076	)(g)
Accumulated deficit	(13,077,979)	—	(821,827)	(550,691)	—		(14,450,497)

Total liabilities and stockholders’ equity	$14,587,077	$28,282,917	$(3,185,433)	$(550,691)	$18,675,518		$57,809,388

Notes to Unaudited Condensed Consolidated Pro Forma

Balance Sheet

(a)	Derived from the audited balance sheet of SendTec as December 31, 2005.

(b)	Sale of substantially all of the net assets of RelationServe Access, Inc in exchange for $1,400,000 in cash. The proceeds were used to provide working capital and liquidity for the Company. The loss of approximately $822,000 is included in the pro forma accumulated deficit as of December 31, 2005, but has been excluded from the pro forma consolidated statements of operations for the year ended December 31, 2005. No income tax benefit is included in the pro forma presentation with respect to this transaction because the Company fully reserved for deferred tax assets since it is more likely than not that the benefit of these assets will not be realized in future periods.

The amount of the estimated loss will be adjusted based on Access’s operating results for June 2006.

(c)	Discontinuance of the operations of Friendsand. The write-off of the operating assets results in an estimated loss of approximately $551,000 and is included in the pro forma accumulated deficit as of December 31, 2005, but has been excluded from the pro forma consolidated statements of operations for the three months ended March 31, 2006 and for the year ended December 31, 2005. No income tax benefit is included in the pro forma presentation with respect to this transaction because the Company fully reserved for deferred tax assets since it is more likely than not that the benefit of these assets will not be realized in future periods.

The amount of the estimated loss will be adjusted based on Friendsand’s operating results for June 2006.

(d)	Reflects the Company’s elimination of its investment in SendTec Acquisition Corp. (“STAC”), a subsidiary formed solely to acquire the assets of SendTec, and the proportionate share of STAC’s losses for the period of October 31, 2005 through December 31, 2005.

The Company completed a $10,000,000 private placement of its Series A Convertible Preferred Stock on October 31, 2005 and used the proceeds from this transaction to acquire 23% of the voting interests in STAC. STAC used these funds to purchase the net assets of SendTec from theglobe.com, Inc. on October 31, 2005 as described in Notes (d), (e) and (f). The Company accounted for its investment in STAC, from the date of its formation to the date in which it completed the SendTec Acquisition (through its consolidation with STAC) on February 3, 2006 (the “Consolidation Date”) using the equity method of accounting.

(e)	Reflects the receipt of funds obtained upon the closing of the financing transactions described herein and the sale of 506,380 shares of STAC common stock to members of SendTec management, who became members of STAC management (“STAC Management”) as reflected in the following table:

Convertible Debentures	$34,950,000
RelationServe Series A Convertible Preferred	10,000,000
STAC common stock	531,700

Total	$45,481,700

The Debentures, due March 31, 2008, were assumed by the Company on the Consolidation Date. At such time, the Debentures became convertible into Company common stock at the option of the Debenture holders at a conversion price of $0.50 per share. The Debentures provide for quarterly payments of principal plus contractual interest at 6% per annum. The Company also issued 10,081,607 common stock purchase warrants (the “Warrants”) to the holders of the Debentures, exercisable at $0.01 per share on the Consolidation Date. In accordance with APB 14 and ETIF 00-27, the pro-forma adjustments assume that $34,500,000 of the proceeds received upon the issuance of the Debentures are allocable, to the common stock purchase warrant, based on the relative fair value of the Debentures and the Warrants and the beneficial conversion feature embedded in the Convertible Debentures.

The Series A Convertible Preferred Stock was mandatorily convertible into shares of the Company’s common stock on the Consolidation Date. The conversion price in effect at the Consolidation Date was $1.35 per share, which resulted in a 10 to 1 conversion ratio. Accordingly, the adjustment for the financing transactions gives effect to the conversion of the Series A Convertible Preferred by presenting it as an increase in common equity. STAC management purchased 506,380 shares of STAC common stock at $1.05 per share. These shares, in addition to other STAC common stock shares granted to SendTec management on October 31, 2005 as stock compensation were converted into approximately 9,506,380 shares of Company common stock at the time of the consolidation with STAC.

(f)	Reflects the deferral of transaction expenses incurred in connection with issuing the Debentures described in Note (d).

(g)	Reflects the (i) issuance of purchase consideration to the theglobe.com., Inc. (ii) elimination of SendTec’s historical equity, previously recognized intangible assets (including goodwill), and deferred income tax liability and (iii) preliminary allocation of the purchase price to the fair values of assets acquired and liabilities assumed in the SendTec Acquisition.

The following table provides an analysis of the purchase price of the SendTec Acquisition and the preliminary allocation of the purchase price to the assets acquired and liabilities assumed:

Consideration Paid	$39,850,000
Transaction expenses	580,000

Total purchase cost	$40,430,000

Assets acquired:
Cash	$3,350,545
Accounts receivable	9,910,804
Prepaid expenses & other assets	267,248
Property and equipment	828,446

14,357,043

Liabilities assumed:
Accounts payable and accrued liabilities	10,560,120
Other Liabilities	191,596

10,751,716

Net assets acquired	3,605,327

Purchase price in excess of net assets acquired	36,824,673
Allocated to:
Covenant not to compete	1,866,000

Goodwill	$34,958,673

The Company’s allocation of its purchase price is preliminary and is based on significantly limited information. The actual allocation of the purchase price will be based on valuation studies that have not yet been performed. The actual allocation of the purchase price and resulting amount of goodwill could significantly differ from amounts included in the pro forma presentation.

SENDTEC, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical Results	Pro Forma adjustments					Pro Forma
		SendTec (a)	Sale of RelationServe Access, Inc. (b)	Discontinued Operations of Friendsand, Inc. (c)	Pro Forma Adjustments
Revenues, net	$11,302,780	$37,769,742	$(11,302,780)	$—	$—		$37,769,742
Cost of revenues	2,542,614	25,530,243	(2,486,329)	(56,285)	—		25,530,243

Gross profit	8,760,166	12,239,499	(8,816,451)	56,285	—		12,239,499

Operating expenses
Selling, general and administrative	10,212,922	8,303,304	(8,757,077)	(394,628)	1,400,833	(d)	9,706,187
					(1,059,167	)(d)
					471,996	(e)
Depreciation and amortization	215,307	718,477	(215,307)	—	(360,000	)(e)	830,473

Total operating expenses	10,428,229	9,021,781	(8,972,384)	(394,628)	453,662		10,536,660

(Loss) income from operations	(1,668,063)	3,217,718	155,933	450,913	(453,662)		1,702,839
Other income (expense)
Interest expense	(14,268)	—	1,433	—	(8,737,500	)(f)	(11,363,378)
					(2,097,000	)(g)
					(516,043	)(e)
Stock bonus compensation	—	(4,774,323)				(k)	(4,774,323)
Loss on equity-method investment	(1,034,102)		—	—	1,034,102	(h)	—
Other income (expense)	(71,856)	46,347	—	—	—		(25,509)

Total other expense	(1,120,226)	(4,727,976)	1,433	—	(10,316,441)		(16,163,210)

(Loss) income before provision for income taxes	(2,788,289)	(1,510,258)	157,366	450,913	(10,770,103)		(14,460,371)
Provision for income taxes	—	523,898	—	—	(523,898	)(i)	—

Net (loss) income	(2,788,289)	(986,360)	157,366	450,913	(11,294,001)		(14,460,371)
Beneficial conversion feature – preferred stock	(10,289,690)	—	—	—	—		(10,289,690)

Net (loss) income attributable to common shareholders	$(13,077,979)	$(986,360)	$157,366	$450,913	$(11,294,001)		$(24,750,061)

Net (loss) income per common share:
basic and diluted	$(0.19)						$(0.35)

Weighted average number of common shares outstanding:
basic and diluted	14,500,271				27,208,978	(j)	41,709,249

Notes to Unaudited Condensed Consolidated Pro Forma

Statement of Operations

(a)	Derived from the audited statement of operations of SendTec as December 31, 2005.

(b)	Sale of substantially all of the net assets of RelationServe Access, Inc in exchange for $1,400,000 in cash. The proceeds were used to provide working capital and liquidity for the Company. The loss of approximately $822,000 is included in the pro forma accumulated deficit as of December 31, 2005, but has been excluded from the pro forma consolidated statements of operations for the year ended December 31, 2005. No income tax benefit is included in the pro forma presentation with respect to this transaction because the Company fully reserved for deferred tax assets since it is more likely than not that the benefit of these assets will not be realized in future periods.

The amount of the estimated loss will be adjusted based on Access’s operating results for June 2006.

(c)	Discontinuance of the operations of Friendsand. The write-off of the operating assets results in an estimated loss of approximately $551,000 and is included in the pro forma accumulated deficit as of December 31, 2005, but has been excluded from the pro forma consolidated statements of operations for the year ended December 31, 2005. No income tax benefit is included in the pro forma presentation with respect to this transaction because the Company fully reserved for deferred tax assets since it is more likely than not that the benefit of these assets will not be realized in future periods.

The amount of the estimated loss will be adjusted based on Friendsand’s operating results for June 2006

(d)	Reflects the elimination of STAC Management compensation included in the historical SendTec statement of operations and the effect of new compensation arrangements entered into with the Company which became effective on the Consolidation Date.

(e)	Reflects (i) the elimination of $360,000 of SendTec’s historical amortization expense for non-compete agreements no longer in effect as a result of the SendTec Acquisition; (ii) the pro-forma effect of amortization expense of $471,996 under non-compete agreements to be recorded in purchase accounting; and (iii) the recognition of $516,043 for the amortization of deferred financing costs incurred in connection with the issuance of the Convertible Debentures. On a pro forma basis, the non-compete agreements are being amortized over their term of four years and the deferred financing costs are being amortized over the term of the underlying debt, which is also four years.

(f)	Reflects the accretion of the discount recorded in connection with the Convertible Debentures described in Note (d) to the condensed combined balance sheet over a term of four years.

(g)	Reflects contractual interest expense on the Convertible Debentures at an interest rate of 6% per annum.

(h)	Reflects the elimination of the Company’s proportionate share of STAC’s losses for the period of October 31, 2005 through December 31, 2005 as recorded under the equity method of accounting.

(i)	Reflects the elimination of SendTec’s historical tax benefit, due to doubt as to the realizability of any income tax benefits and the potential limitation thereof under Section 382 of the Internal Revenue Code of 1986, as amended.

(j)	Reflects the issuance, by the Company on the Consolidation Date (i) 10,081,607 common stock purchase warrants to the holders of the Debentures, (ii) 9,506,380 shares of common stock to STAC Management in exchange for their shares in STAC, and (iii) 7,621,991 shares of common stock issued in connection with the mandatory conversion of the Series A Convertible Preferred Stock on the Consolidation Date.

The warrants issued to the Debenture holders were included in the determination of pro forma loss per share due the fact they are exercisable at $.01 per share. Accordingly, they are deemed to be equivalent to outstanding common for purposes of the pro forma illustration.

(k)	The stock based compensation charge included in the historical financial statements of SendTec represents a grant of STAC common stock to STAC Management concurrent with the purchase of SendTec’s net assets from theglobe.com, Inc. The charge was not eliminated based on the assumption that similar compensation arrangements are likely to exist and could result in comparable charges in future periods.

Management

Our directors and executive officers are as follows:

Name	Age	Year Became a Director	Principal Occupation for the Past Five Years and Current Public Directorships
Paul Soltoff	51	2005	CHIEF EXECUTIVE OFFICER AND DIRECTOR OF THE COMPANY SINCE FEBRUARY 2006. Chief Executive Officer of STAC since February 2006 and Chairman of the Board and Chief Executive Officer of SendTec since its inception in February 2000. Mr. Soltoff is a director of Health Benefits Direct Corporation, an online insurance marketplace that enables consumers to shop online for individual health and life insurance and obtain insurance company-sponsored quotes for such coverage.

Eric Obeck	41	—	PRESIDENT OF THE COMPANY SINCE FEBRUARY 2006. President of STAC since February 2006 and President of SendTec since July 2003. Chief Operating Officer of SendTec from August 2000 through June 2003.

Donald Gould	42	—	CHIEF FINANCIAL OFFICER OF THE COMPANY SINCE FEBRUARY 2006. Chief Financial Officer of STAC since February 2006 and of SendTec since 2000.

Robert G. Beauregard	66	2006	DIRECTOR OF THE COMPANY SINCE MAY 2006. President and CEO of The Beauregard Group Inc., a Florida based marketing communications consulting company, since 1995. Vice-President of MediaBranes.com Inc., an online Buyer’s Guide and Reader Service, from March 2005 through August 2005. Mr. Beauregard is a director of the Cossette Communication Group and a founding director of HBA MatchMaker Media Inc., an addressable advertising technology licensing company.

Vincent Addonisio	51	2006	Director of the Company since May 2006. President and Chief Executive Officer of Regency Strategic Advisors, Inc., a strategic advisory and investment banking firm, since September 2002. Executive Vice President and Chief Administrative Officer and also a member of the Board of Directors of IMRglobal Corp. an information technology services company from July 1998 through June 2002.

Anthony Abate	52	2006	Chief executive officer of Jaba Franchise Systems, Inc., a privately owned company that operates a Planet Beach Tanning Spa franchise, and he has held this position since 2004. From 2005 to 2006, Mr. Abate also served as the vice-president of direct to consumer marketing for Liberty Safe & Security Products, a supplier of residential and commercial safes. From 2002 to 2004, Mr. Abate was the chief marketing officer of Cosmetique, a national direct marketing beauty club. From 1998 to 2002, he served as chief marketing officer and president of the “Clubs and Services” division of United Marketing Group, a diversified direct marketing company.

There are no family relationships between any of our directors or executive officers.

Audit Committee

Our Board of Directors has determined that Vincent Addonisio is the financial expert serving on our Audit Committee and as of December 31, 2005 was an independent as such term is defined by Nasdaq Stock Market Rule 4200(a)(15).

Code of Ethics

We adopted a Code of Ethics that applies to our officers, directors and employees, including our chief executive officer and chief financial officer. A copy of such Code of Ethics is attached as Exhibit 14 to the Company’s Current Report on Form 8-K dated July 13, 2005.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the three most recently completed fiscal years concerning the compensation of (i) the Chief Executive Officer and (ii) all other executive officers who earned in excess of $100,000 in salary and bonus in the fiscal year ended December 31, 2005 (the “Named Executive Officers”). Such information excludes for the periods stated all compensation and awards to STAC officers and directors inasmuch as the date of the consolidation was in February 2006.

			Long Term Compensation
Name and Principal Position	Annual Compensation		Restricted Stock Award(s) ($)	Securities Underlying Options (#)	All Other Compensation ($)(3)
	Year	Salary ($)
Shawn McNamara	2005	40,502	10,000	100,000	0
(Principal Executive Officer from	2004	0	0	0	0
November 16, 2005 through June 2006)	2003	0	0	0	0
Adam Wasserman	2005	40,610	0	0	0
(Principal Financial Officer from	2004	0	0	0	0
August 9, 2005 through June 2006)	2003	0	0	0	0
Danielle Karp(1)(2)	2005	68,270	0	100,000	0
(President from June 13, 2005	2004	64,214	0	0	0
through February 3, 2006)	2003	0	0	0	0
Ohad Jehassi(2)	2005	82,958	80,000	100,000	0
(COO from July 13, 2005	2004	0	0	0	0
through March 2006)	2003	0	0	0	0
Mandee Heller Adler(2)	2005	73,077	100,000	100,000	0
(CEO from June 21, 2005 through	2004	0	0	0	0
November 11, 2005)	2003	0	0	0	0
Scott Young(2)	2005	0	0	0	0
(President and CFO from inception	2004	0	0	0	0
through June 13, 2005)	2003	0	0	0	0

(1)	The Company was formed in May 2005. Amounts for periods prior to 2005 reflect compensation received from an entity that sold its assets to the Company.

(2)	Former officer and/or director of the Company.

(3)	As to Named Executive Officers, perquisites and other personal benefits, securities, or property received by each Named Executive Officer did not exceed the lesser of $50,000 or 10% of such Named Executive Officer’s annual salary and bonus.

Option Grants Table for Fiscal 2005

The following table contains information concerning the grant of stock options to our executive officers during the fiscal year. No stock appreciation rights were granted during the year.

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year(%)(1)	Exercise Or Base Price ($/Sh)	Expiration Date
Shawn McNamara	100,000	5.9	3.85	November 30, 2010
Adam Wasserman	0	0	0	None
Danielle Karp	100,000	5.9	3.85	July 13, 2015
Ohad Jehassi	100,000	5.9	3.85	July 13, 2015
Mandee Heller Adler	100,000	5.9	3.85	July 13, 2015
Scott Young	0	0	0	None

(1)	Based on number of options granted and not forfeited as of December 31, 2005. Does not include options granted to the Company’s non-employee Chairman of the Board of Directors.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding the exercise of stock options during the last fiscal year by the named officers in the Summary Compensation Table above and the fiscal year-end value of unexercised options.

Name	Number of Securities Underlying Unexercised Options/SARs At FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/SARs At FY- End ($) (1) Exercisable/Unexercisable
Shawn McNamara	0/100,000	0/0
Adam Wasserman	0/0	0/0
Danielle Karp	0/100,000	0/0
Ohad Jehassi	0/100,000	0/0
Mandee Heller Adler	0/100,000	0/0
Scott Young	0/0	0/0

Equity Compensation Plan Information

2005 Incentive Stock Plan

An aggregate of 3,300,000 shares of our common stock have been reserved for issuance under the 2005 Incentive Plan. The purpose of the 2005 Incentive Plan is to provide an incentive to retain in the employ and as directors, officers, consultants, advisors and employees of the Company, persons of training, experience, and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons in our development and financial success. Under the 2005 Incentive Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended non-qualified stock options, and restricted stock. The 2005 Incentive Plan is administered by the Board or a compensation committee designated by the Board of at least two directors (the “Compensation Committee”).

Options and restricted common stock granted under the 2005 Incentive Plan have a maximum term of ten years. Unless otherwise determined by the Board or Compensation Committee at the time of grant, options will be subject to a vesting period of three years. Upon a change in control, the vesting and exercisability of outstanding options and vesting of outstanding restricted common stock may accelerate. The 2005 Incentive Plan permits “cashless exercise” of outstanding options. As of December 19, 2006, options to purchase 2,658,500 shares of our common stock (intended to qualify as incentive stock options) and 274,027 shares of restricted our common stock have been granted under the 2005 Incentive Plan.

Directors’ Plan

The Directors Plan provides for the grant of non-qualified stock options to non-employee directors of the Company and its subsidiaries. 2,000,000 shares of common stock have been reserved for issuance under the Directors Plan, provided that awards to the Chairman of the Board are limited to 1,000,000 shares. The Directors Plan provides that each non-employee director who is newly-elected Chairman of the Board shall receive an option to purchase 1,000,000 shares of common stock exercisable on the six-month anniversary of the approval of the Directors Plan by the stockholders, each newly elected or appointed non-employee director (other than the Chairman) shall be granted an option to purchase 50,000 shares of common stock, exercisable as to 50% of such shares on the date which is one year from the date of grant and 50% on the date which is two years from the date of grant. The Directors Plan permits “cashless exercise” of outstanding options. In addition, each non-employee director shall be granted an option to purchase 50,000 shares of common stock on the second anniversary of such director’s initial election or appointment, exercisable as to 50% on the date which is one year from the date of grant and 50% on the date which is two years from the date of grant. All such options shall be exercisable at the fair market value on the date of grant. As of December 15, 2006, 1,000,000 options to purchase our common stock were granted to the Company’s former Chairman of the Board, Warren V. Musser, and an additional 50,000 options have been granted to each of Messrs. Beauregard, Addonisio and Abate.

2006 Incentive Stock Plan

An aggregate of 2,700,000 shares of common stock have been reserved for issuance under the 2006 Incentive Plan. The purpose of the 2006 Incentive Plan is to provide an incentive to retain in the employ of and as directors, officers, consultants, advisors, and employees of the Company, persons of training, experience, and ability, to attract new directors, officers, consultants, advisors, and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons into our development and financial success. Under the 2006 Incentive Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended non-qualified stock options, and restricted stock. The 2006 Incentive Plan permits “cashless exercise” of outstanding options. The maximum number of shares of common stock that may be subject to options granted under the 2006 Incentive Plan to any individual in any calendar year shall not exceed 1,000,000 shares in order to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. The 2006 Incentive Plan is currently administered by the Compensation Committee of the Board of Directors. As of December 19, 2006, options to purchase 2,371,000 shares of common stock were outstanding.

2007 Incentive Stock Plan A

The Board of Directors has authorized the Company to adopt the 2007 Incentive Stock Plan A (the “2007 A Plan”). An aggregate of 3,000,000 shares of common stock have been reserved for issuance under the 2007 A Plan. Under the 2007 A Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended non-qualified stock options, and restricted stock. The 2007 A Plan allows the Board of Directors or the Compensation Committee to make grants of stock options and awards of restricted stock on four pre-determined dates per year. The final terms of the 2007 A Plan are subject to review and completion by the Audit Committee and the Compensation Committee of the Board of Directors. The Company intends to submit the 2007 A Plan for a stockholder vote at its next annual meeting of stockholders.

2007 Incentive Stock Plan B

The Board of Directors has authorized the Company to adopt the 2007 Incentive Stock Plan B (the “2007 B Plan”). In the event that outstanding shares of the Company’s common stock, as calculated on a fully diluted basis, exceeds 120,000,000 shares, an aggregate of 3,000,000 shares of common stock will be available for issuance under the 2007 B Plan. Under the 2007 B Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended non-qualified stock options, and restricted stock. The 2007 B Plan allows the Board of Directors or the Compensation Committee to make grants of stock options and awards of restricted stock on four pre-determined dates per year. The final terms of the 2007 B Plan are subject to review and completion by the Audit Committee and the Compensation Committee of the Board of Directors. The Company intends to submit the 2007 B Plan for a stockholder vote at its next annual meeting of stockholders.

Employment Agreements

Paul Soltoff became our Chief Executive on February 3, 2006. The Agreement provides that Mr. Soltoff will serve as Chief Executive Officer for an initial five year term, which will be renewed for additional one year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $400,000, as well as such incentive compensation and bonuses as the Board of Directors may determine and to which he may become entitled pursuant to an incentive compensation or bonus program.

Donald Gould became our Chief Financial Officer on February 3, 2006. The Agreement provides that Mr. Gould will serve as Chief Financial Officer for an initial five year term, which will be renewed for additional one year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $225,000, as well as such incentive compensation and bonuses as the board of directors may determine and to which he may become entitled to pursuant to an incentive compensation or bonus program.

Eric Obeck became our President on February 3, 2006. The Agreement provides that Mr. Obeck will serve as President for an initial five year term, which will be renewed for additional one year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $325,000, as well as such incentive compensation and bonuses as the Board of Directors may determine and to which he may become entitled to pursuant to an incentive compensation or bonus program.

Compensation of Directors

Each non-employee director who is newly elected Chairman of the Board is granted an option to purchase up to 1,000,000 shares of common stock. Each person (other than the Chairman) who is newly elected or appointed as a non-employee director is granted an option to purchase fifty thousand shares of common stock. Each person who remains a non-employee director for a period of two consecutive years following the date of initial election or appointment is granted an option to purchase fifty thousand shares of common stock.

Commencing December 31, 2006, each non-employee member of the Board shall be entitled to a $2,500 quarterly retainer fee payable on each December 31, March 31, June 30, and September 30, and a meeting fee of $1,000 per meeting of the Board or any committee thereof attended by the non-employee director.

PRINCIPAL STOCKHOLDERS

The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC. Under these rules, a person or entity may be deemed to beneficially own any shares as to which such person or entity, directly or indirectly, has or shares voting power or investment power, or has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person, plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

Based solely upon information available to us, the following table sets forth certain information regarding beneficial ownership of our common stock as of December 19, 2006 by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors and Named Executive Officers, and (iii) all directors and executive officers as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to such shares of common stock:

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage Beneficially Owned
Paul Soltoff	3,341,276	(2)	7.1%
Donald Gould	2,248,013	(3)	4.8%
Eric Obeck	2,788,487	(4)	6.0%
Robert G. Beauregard	0		0
Vincent Addonisio	0		0
Anthony Abate
LB I Group Inc.	4,670,295	(5)	9.99%
MHB Trust	5,392,500	(6)	10.9%
Leslie T. Altavilla Revocable Trust	2,780,000	(7)	5.9%
Shawn McNamara	103,334	(8)	*
Adam Wasserman	0		0
Danielle Karp	100,000	(9)	*
Ohad Jehassi	105,000	(10)	*
Mandee Heller Adler	200,000	(11)	*
Scott Young	0		0
SDS Capital Group SPC, Ltd.	5,585,392	(12)	9.99%
Alexandra Global Master Fund	5,119,458	(13)	9.99%
All directors and executive officers as a group	8,377,776	(14)	17.9%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address of each stockholder listed above is c/o the executive offices of the Company

(2)	Based on a Schedule 13D filed on March 1, 2006.

(3)	Based on a Schedule 13D filed on March 1, 2006.

(4)	Based on a Schedule 13D filed on March 1, 2006.

(5)	Based on a Schedule 13D filed on December 1, 2006, and other information, LB I Group Inc. beneficially owns 3,024,484 shares of common stock. Lehman Brothers Inc. is the parent company of LB I Group. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The address for LB I Group is c/o Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attn: Eric Salzman and Will Yelsits. Lehman Brothers Inc. is a registered broker-dealer.

(6)	Based on a Schedule 13D filed April 4, 2006 by MHB Trust and Southpac Trust International, Inc., includes immediately exercisable warrant to purchase 2,792,500 share of common stock. MHB Trust’s address is c/o Southpac Trust Limited, ANZ House, Main Road, Avara Raratongo, Cook Islands. Southpac Trust International, Inc. serves as trustee of the MHB Trust. The natural control Persons of the MHB Trust are Bria Mason, Leanne Corvette, Doreen Ford, Tokoa John, Serena Hunter, Rachel Terri, Tracey Williams and Ernie Dover.

(7)	The business address for the trust is 14300 Clay Terrace Blvd., Ste. 269, Carmel, IN 46032. The natural control person of the trust is Leslie T. Alttauila who serves as trustee.

(8)	Consists of an option to purchase 100,000 shares of common stock exercisable within 60 days and 3.334 shares of Restricted common stock granted under the 2005 Incentive Stock Plan. Mr. McNamara’s business address is c/o RelationServe Access, 6700 N. Andrews Avenue, Ft. Lauderdale, FL 33390.

(9)	Consists of immediately exercisable option to purchase 100,000 shares of common stock. Ms. Karp’s business address is c/o RelationServe Access, 6700 N. Andrews Avenue, Ft. Lauderdale, FL 33390.

(10)	Consists of an immediately exercisable option to purchase 25,000 shares of common stock and 80,000 shares of restricted common stock granted under the 2005 Incentive Stock Plan. Mr. Jehassi’s business address is c/o RelationServe Access, 6700 N. Andrews Avenue, Ft. Lauderdale, FL 33390.

(11)	Includes immediately exercisable option to purchase 100,000 shares of common stock granted under the 2005 Incentive Stock Plan. Ms. Adler’s business address is c/o RelationServe Access, 6700 N. Andrews Avenue, Ft. Lauderdale, FL 33390.

(12)	Based on a Schedule 13G filed on November 27, 2006, and other information. The business address of SDS Capital Group SPC., Ltd is c/o Ogier Fiduciary Services (Cayman) Ltd., 113 South Church Street, PO Box 12346T, George Town, Grand Cayman. The investment manager of SDS Capital Group SPC., Ltd is SDS Management, LLC; the sole managing member of SDS Management, LLC is Mr. Steven Darby.

(13)	Based on a Schedule 13G filed on November 27, 2006, and other information. The business address of Alexandra Global Master Fund is Citco Building, Wickams Cay, PO Box 662, Road Town, Tortola, British Virgin Islands. The investment manager of Alexandra Global Master Fund is Alexandra Investment Management, LLC, the managing member of Alexandra Investment Management, LLC is Mikhail A. Filimonov.

(14)	Does not include shares beneficially owned by Company’s former President, Danielle Karp, former Chief Operating Officer Ohad Jehassi, former Chief Executive Officers, Mandee Heller Adler or Scott Young. Former Senior Vice President Shawn McNamara.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s purchase of SendTec’s assets was financed by the issuance of $34.95 million of Senior Secured Convertible Debentures due October 30, 2009 of STAC. The Debentures are convertible into shares of Company common stock. Among the purchasers of the Debentures was LB I Group Inc., which as a result of the financing, became a 5% stockholder of the Company. LB I Group Inc. may be deemed an affiliate of Lehman Brothers Holdings Inc. and Lehman Brothers Inc. In conjunction with the initial issuance of the Debentures on October 31, 2005, effective upon the Consolidation, the Company, Lehman Brothers, Inc. and LB I Group Inc. (collectively with LB I Group Inc., “Lehman”) entered into a letter agreement (the “Letter Agreement”) pursuant to which the parties agreed to certain matters relating to the Company’s Board of Directors and its independent registered public accounting firm including: (i) the Company’s Board of Directors may not exceed six members, (ii) at the request of Lehman, the Company must use its best efforts to prevent the election of any member of the Board of Directors to which Lehman reasonably and timely objects, (iii) Lehman has the right to designate a member of the Board of Directors and the Company must use its best efforts to cause such person’s election to the Board of Directors, (iv) Lehman has the right to designate a representative to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, the Company must give such representative copies of all notices, minutes, consents and all other materials that it provides to the directors and (v) the Company’s independent registered public accounting firm must be reasonably acceptable to Lehman.

In accordance with the Letter Agreement, Paul Soltoff was named a director on February 3, 2006. Lehman also consented to the appointment of Marcum & Kliegman LLP as the Company’s independent registered public accounting firm. On February 3, 2006, Lehman advised the Company that it did not currently intend to exercise its right to designate a member of the Board of Directors.

On October 31, 2005 in connection with the purchase by STAC of substantially all of the assets of SendTec, the Company and STAC entered into certain agreements with members of the then management team of SendTec including Paul Soltoff, Donald Gould and Eric Obeck, each of whom are now executive officers of the Company (“STAC Management”).

The members of STAC Management entered into employment agreements with STAC pursuant to the terms described above.

In addition, STAC Management made certain representations and warranties to the Company concerning operational matters associated with the business of SendTec. Such representations and warranties relate to in part, the financial statements of SendTec, title to the assets of SendTec and a listing of the leases and intellectual property of SendTec and survive for a period of one year and 45 days from the October 31, 2005 closing of the asset purchase from theglobe.com, Inc. and SendTec. The Company’s sole remedy against a breach of any of these operation representations (except a fraudulent misrepresentation) was under an escrow agreement between the Company, STAC and STAC Management. The escrow agreement held 251,757 shares of STAC common stock which STAC Management received pursuant to the Securities Purchase Agreement. Such shares would be released to the Company upon a breach of the operational representations and warranties.

On February 3, 2006, the members of STAC Management and the Company entered into an exchange agreement under which STAC Management exchanged all of their shares in STAC, including the shares held in escrow, for 9,506,380 shares of the Company’s common stock, in a transaction intended to be a tax-free reorganization.

The Company agreed to “piggyback registration” of these shares and as a result such shares were registered under an earlier Registration Statement.

On March 29, 2006, the former Chairman of the Board of Directors, Michael Brauser, received a $200,000 payment in connection with his services negotiating and completing the recent transactions of the Company. On October 31, 2005 he also received a $100,000 expense reimbursement in connection with his travel and accommodations during the closing of the SendTec transaction.

The Company had an arrangement with CFO OnCall, Inc. pursuant to which Adam C. Wasserman served as the principal financial officer of the Company until June 2006. Mr. Wasserman is the CEO of CFO OnCall, Inc. and devoted approximately 20% of his time to the Company. The Company paid CFO OnCall, Inc. a one time fee of $4,000 and paid CFO OnCall, Inc. $95 per hour for Mr. Wasserman’s services.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the Selling Stockholders prior to the offering contemplated by this prospectus, the number of shares each Selling Stockholder is offering by this prospectus and the number of shares which each Selling Stockholder would own beneficially if all such offered shares are sold. Except as expressly set forth below, none of the Selling Stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-deal, except for LB I Group Inc., Phillip F. Frink, Jr., Portside Growth and Opportunity Fund, and Andrew S. Reckles. Each of the Selling Stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
LB I Group Inc.	22,533,460	(1)	22,533,460	-0-	-0-
MHB Trust	5,392,500	(2)	5,392,500	-0-	-0-
Palisades Master Fund, L.P.	10,358,842	(3)	10,358,842	-0-	-0-
SDS Capital Group SPC, Ltd.	10,325,028	(4)	10,325,028	-0-	-0-
Alexandra Global Master Fund, Ltd.	10,365,658	(5)	10,365,658	-0-	-0-
Mellon HBV Master Global Event Driven Fund L.P.	10,365,658	(6)	10,365,658	-0-	-0-
Paul Soltoff	3,341,276		3,341,276	-0-	-0-
Leslie T. Altavilla Rev. TR DTD 3/28/03	3,200,000		3,200,000	-0-	-0-
Eric Obeck	2,788,487		2,788,487	-0-	-0-
Donald Gould, Jr.	2,248,013		2,248,013	-0-	-0-
CAMOFI Master LDC	4,606,959	(7)	4,606,959	-0-	-0-
Portside Growth and Opportunity Fund	4,606,959	(7)	4,606,959	-0-	-0-
Mellon HBV Master U.S. Event Driven Fund, L.P.	3,455,219	(8)	3,455,219	-0-	-0-
GRQ Consultants, Inc.	539,000	(9)	539,000	-0-	-0-
RHP Master Fund, Ltd.	2,303,483	(10)	2,303,483	-0-	-0-
The Musser Foundation	750,000	(11)	750,000	-0-	-0-
JGB Capital L.P.	1,727,610	(12)	1,727,610	-0-	-0-
Elite Card Services, Inc.	690,000	(35)	690,000	-0-	-0-
Superior Securities Group Inc. Profit Sharing Plan	500,000		500,000	-0-	-0-
Sunrise Equity Partners	500,000		500,000	-0-	-0-
C. James Jensen	500,000		500,000	-0-	-0-
Joseph Abrams	500,000		500,000	-0-	-0-
Broadlawn Master Fund, LTD.	490,740		490,740	-0-	-0-
Realm Capital Partnes LP	488,000	(14)	490,740	-0-	-0-
Gerald Brauser	450,000		450,000	-0-	-0-
Core Fund, L.P.	441,670		441,670	-0-	-0-
James O. Patterson IRA	400,000		400,000	-0-	-0-
Whalehaven Capital Fund Limited	400,000		400,000	-0-	-0-
Gilder Funding Corp.	400,000	(15)	400,000	-0-	-0-
Innovative Investors, Inc.	400,000	(16)	400,000	-0-	-0-
Harry Greene	394,960		394,960	-0-	-0-
Martin Goldfarb, M.D.	491,900	(17)	491,900	-0-	-0-
Path Investment Group	381,667		381,667	-0-	-0-
Alan C. Shoaf	375,000		375,000	-0-	-0-
Walter Bilofsky, Trustee of the Eight Family Trust u/t/a 11/8/99	314,070		314,070	-0-	-0-
Jacob Honig Irrevocable Trust	300,000		300,000	-0-	-0-
2030 Investors LLC	300,000		300,000	-0-	-0-

Name	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Steven Morvay	293,684		293,684	-0-	-0-
Tom Alison	293,684		293,684	-0-	-0-
Robert Herskowitz	250,000		250,000	-0-	-0-
Brad Greenspan	245,370		245,370	-0-	-0-
Terrace Capital	240,000		240,000	-0-	-0-
Reuben Taub	235,190		235,190	-0-	-0-
Leon Brauser	225,000	(18)	225,000	-0-	-0-
Nite Capital LP	373,150	(19)	373,150	-0-	-0-
John M. Rivers, Jr.	200,000		200,000	-0-	-0-
Tom Estes	200,000		200,000	-0-	-0-
Robert Swayman	200,000	(20)	200,000	-0-	-0-
S.B. Joseph Clark	196,300		196,300	-0-	-0-
James O. Patterson	196,290		196,290	-0-	-0-
J.O. Patterson & Co.	196,290		196,290	-0-	-0-
Mark Salter	460,696	(21)	460,696	-0-	-0-
Chocolate Chip Investments, L.P.	186,110	(22)	186,110	-0-	-0-
Andrew Reckles	175,000		175,000	-0-	-0-
Paul Mannion, Jr.	175,000		175,000	-0-	-0-
Chase Financing Inc.	164,023		164,023	-0-	-0-
Chase Mortgage	154,000		154,000	-0-	-0-
American High Growth Equities Retirement Trust	150,000	(23)	150,000	-0-	-0-
Peddle Partners	149,070	(22)	149,070	-0-	-0-
Jack W. Kuhn, Jr. Revocable TR UAD 12/11/2000	148,150		148,150	-0-	-0-
Irv Brechner	146,276		146,276	-0-	-0-
David N. Baker	137,410		137,410	-0-	-0-
Pioneer Venture Partners LLC	133,333		133,333	-0-	-0-
Hunter Capital	125,000		125,000	-0-	-0-
Samuel A. Tancredi	124,070	(22)	124,070	-0-	-0-
Barbara and Clive Kabatznik	117,780		117,780	-0-	-0-
Andrew W. Schonzeit	115,000		115,000	-0-	-0-
Edward Feighan	112,500	(24)	112,500	-0-	-0-
Herb and Nora Lynn Hersey	112,500	(25)	112,500	-0-	-0-
Elinor Ganz TR Elinor Ganz TTEE 4/13/94	112,500	(25)	112,500	-0-	-0-
Charles Schwab Inc. Cust. for Elinor Ganz IRA Rollover	111,570	(26)	111,570	-0-	-0-
Marvin Sternberg	100,000		100,000	-0-	-0-
Deborah Silver	100,000		100,000	-0-	-0-
George Gitschel	100,000		100,000	-0-	-0-
Stephanie Group LLC	100,000		100,000	-0-	-0-
Guerilla Partners, L.P.	100,000		100,000	-0-	-0-
DBGJ Irrevocable Trust	100,000	(20)	100,000	-0-	-0-
Stanley Trilling and Linda M. Trilling, TTEE of S/L Trilling Trust DTD 4/15/96	98,150		98,150	-0-	-0-

Name	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
New Wellington Group LLC	98,150		98,150	-0-	-0-
Sarah B. Jennings	98,140		98,140	-0-	-0-
John P. Morbeck	98,140		98,140	-0-	-0-
Phyllis Ulreich	93,520	(22)	93,520	-0-	-0-
Charles Schwab & Co. Custodian FBO Margie H Ginn	80,000		80,000	-0-	-0-
Dani Mofshin	80,000	(20)	80,000	-0-	-0-
Andrew Morgenstern	75,000	(27)	75,000	-0-	-0-
Jerome Belson	75,000	(27)	75,000	-0-	-0-
Charles Lowlicht	75,000	(27)	75,000	-0-	-0-
DeJohn RelationServe Partnership	75,000	(27)	75,000	-0-	-0-
Don Axelrod	75,000	(27)	75,000	-0-	-0-
Jeffrey and Robin Feinberg	75,000	(27)	75,000	-0-	-0-
Lawrence Franken	75,000	(27)	75,000	-0-	-0-
Monarch Capital Fund Ltd.	75,000	(27)	75,000	-0-	-0-
Serpentine Group Inc.Defined Benefit Pension Plan	75,000	(27)	75,000	-0-	-0-
Stephen and Debra Shapiro	75,000	(28)	75,000	-0-	-0-
Steven and Sandra Mofshin	75,000	(27)	75,000	-0-	-0-
Parabolic Investment Fund Ltd.	75,000	(22)	75,000	-0-	-0-
Richard F. Thompson	75,000	(22)	75,000	-0-	-0-
Stephens Inc., Custodian for Stuart E. Feick IRA	75,000	(22)	75,000	-0-	-0-
TCMP3 Partners	74,074		74,074	-0-	-0-
New Britain Radiological Assoc 401K FBO Sidney Ulreich	74,070		74,070	-0-	-0-
Olshan Grundman Frome Rosenzweig & Wolosky LLP	72,772	(28)	72,772	-0-	-0-
Baruch Z. Halberstam	70,374		70,374	-0-	-0-
NE Capital Partners	62,500		62,500	-0-	-0-
Sheldon Perlick Marital TR J. Perlick & E Perlick TTEE	56,250	(29)	56,250	-0-	-0-
Jensen Children’s Trust	50,000		50,000	-0-	-0-
Dalton B. Thomas	50,000		50,000	-0-	-0-
Stuart E. Feick	50,000		50,000	-0-	-0-
DJV Air Inc.	50,000	(20)	50,000	-0-	-0-
Greg Sturgis	50,000	(20)	50,000	-0-	-0-
Kagan Family Trust	49,070		49,070	-0-	-0-
Charles Kagan	49,070		49,070	-0-	-0-
Aharon Ungar & Jennifer B. Ungar JT TEN	44,440		44,440	-0-	-0-
Joseph L. Berkman Living TR UAD 4/9/90	44,440		44,440	-0-	-0-
Arnold L. Liber	44,440		44,440	-0-	-0-
Philip F. Frink Jr., Trustee First Washington Corp. Profit Sharing
Plan FBO Phillip F Frink Jr.	39,250		39,250	-0-	-0-
Alfred Gladstone	37,500	(26)	37,500	-0-	-0-
Richard McDonald	37,500	(26)	37,500	-0-	-0-
Andrew Kutno	37,500	(30)	37,500	-0-	-0-
Brad Feinberg	37,500	(30)	37,500	-0-	-0-

Name	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Bradley P. Brooks	37,500	(30)	37,500	-0-	-0-
Charles and Carol McCormick	37,500	(30)	37,500	-0-	-0-
David Khaghan	37,500	(30)	37,500	-0-	-0-
Jonathan Alpert	37,500	(30)	37,500	-0-	-0-
Solomon Yakoby	37,500	(30)	37,500	-0-	-0-
Charles Schwab Cust. for Joseph Berkman Roth IRA	37,270	(31)	37,270	-0-	-0-
New Britain Radiological Assoc 401K FBO Alfred Gladstone	37,040		37,040	-0-	-0-
Charles Schwab as custodian for Elinor C Ganz IRA	37,040		37,040	-0-	-0-
Beverly Pinnas	37,040		37,040	-0-	-0-
Gladstone Family Trust A. Gladstone & P. Bourdeau TTEE UAD 8/19/98	37,040		37,040	-0-	-0-
Elinor C. Ganz TTEE Trust Agreement of Susan J. Ganz UAD 9/28/1984	37,040		37,040	-0-	-0-
Elinor C. Ganz TTEE Trust Agreement of Amy H. Ganz UAD 9/28/1984	37,040		37,040	-0-	-0-
Harold E. Gelber Rev Trust Dated 05/11/2005	37,040		37,040	-0-	-0-
Barbara Landies Living
Trust Dated 8/27/96	37,030		37,030	-0-	-0-
Neil Herskowitz	35,000		35,000	-0-	-0-
Riverside Contractors	35,000		35,000	-0-	-0-
Kobi Chukran	35,000		35,000	-0-	-0-
Jacob L. Halberstam and Sarah H. Halberstam JTWROS	33,334		33,334	-0-	-0-
James Davidson	33,000		33,000	-0-	-0-
Daniel Brauser	30,000	(20)	30,000	-0-	-0-
DiMarino - Kroop - Prieto Gastrointestinal Assoc. PA UAD 11/1/75	29,630		29,630	-0-	-0-
Sheldon Perlick Marital TR UAD 6/14/91	29,630		29,630	-0-	-0-
Matthew R. Abrams	25,000		25,000	-0-	-0-
Sarah E. Abrams	25,000		25,000	-0-	-0-
John Logan	25,000		25,000	-0-	-0-
Alex Ehrenthal	25,000		25,000	-0-	-0-
Kevin Fleming	25,000	(20)	25,000	-0-	-0-

Name	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Stephen Sonnabend	22,220		22,220	-0-	-0-
Ganz Family Foundation	22,220		22,220	-0-	-0-
Sali Ulreich Irrevocable TR UAD 12/31/1995	22,220		22,220	-0-	-0-
Christopher T. and Susan L. Harkins, Tenants by the Entirety	19,630		19,630	-0-	-0-
Jacob J. Strikowski	19,630		19,630	-0-	-0-
Charles Schwab as custodian for David N. Sternlicht IRA ROLLOVER	18,520		18,520	-0-	-0-
Madge W. Gladstone TR FBO Alfred Gladstone UAD 2/10/97	18,520		18,520	-0-	-0-
Laura J. Berlin	18,520		18,520	-0-	-0-
Madge W. Gladstone TR FBO Michael Gladstone UAD 2/10/97	18,520		18,520	-0-	-0-
Sandra Shore-Goldfarb	18,520		18,520	-0-	-0-
Steve Erlich	15,585		15,585	-0-	-0-
Charles Schwab & Co. Custodian FBO Timothy A. Ginn	15,000		15,000	-0-	-0-
Brian J. Jensen, Trust B	15,000		15,000	-0-	-0-
Daniel L. Moyer	15,000	(20)	15,000	-0-	-0-
Gregory R. Thompson	15,000	(20)	15,000	-0-	-0-
Barry Honig	880,000		880,000	-0-	-0-
Harvey Kesner	15,000		15,000	-0-	-0-
Alfred E. Gladstone	14,810		14,810	-0-	-0-
Harry Edward Turner and Patty Lee Turner	10,000		10,000	-0-	-0-
David Simcox	10,000		10,000	-0-	-0-
Joyce Lewis	10,000		10,000	-0-	-0-
Michael Richmond	10,000		10,000	-0-	-0-
Steven Alembik	10,000		10,000	-0-	-0-
Walter Klugewicz	10,000		10,000	-0-	-0-
Scott Frohman	10,000	(20)	10,000	-0-	-0-
Charles Eissa	10,000	(20)	10,000	-0-	-0-
Congregation Dir Hochaim	10,000	(20)	10,000	-0-	-0-
Gary Harrison	9,810		9,810	-0-	-0-
GRQ Consultants, Inc. 401(k) Plan	7,500	(33)	7,500	-0-	-0-
GRQ Consultants, Inc. Deferred Benefit Plan	7,500	(33)	7,500	-0-	-0-
Steven Wolosky	7,500	(33)	7,500	-0-	-0-
Jorge Martinez	5,000		5,000	-0-	-0-
John Rayson	5,000	(20)	5,000	-0-	-0-
Doug Apfelberg	5,000		5,000	-0-	-0-
Tim Popfinger	5,000	(20)	5,000	-0-	-0-
Paradox Trading Company, L.L.C.	3,750	(34)	3,750	-0-	-0-
Peter Anderson	3,000		3,000	-0-	-0-
Erin Meehan	3,000	(20)	3,000	-0-	-0-
Bob Bloomfield	2,500	(20)	2,500	-0-	-0-

Name	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Carol Hamilton	2,000		2,000	-0-	-0-
Lisa Mottern	2,000		2,000	-0-	-0-
Alfredo Rizzo	2,000	(20)	2,000	-0-	-0-
JH Associates, Inc.	1,000		1,000
Jason Edelman	87,500	(36)	87,500	-0-	-0-
Michael Liss	87,500	(36)	87,500	-0-	-0-
Brad Reifler	12,500	(36)	12,500	-0-	-0-
Michael Abrams	50,000	(36)	50,000	-0-	-0-
Hillary Bergman	12,500	(36)	12,500	-0-	-0-

(1)	Includes 19,512,000 shares of common stock underlying the Debenture. LB I Group is an affiliate of a broker-dealer and has represented that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Lehman Brothers Inc. is the parent company of LB I Group Inc. Lehman Brothers Holding Inc., a public reporting company, is the parent company of Lehman Brothers Inc. Lehman Brothers Inc. is a registered broker-dealer.

The business address for each of these entities is 745 Seventh Avenue, New York, NY, 10019, Attn: Jeffrey A. Welikson.

(2)	Includes a ten-year warrant to purchase 2,792,500 shares of common stock with an exercise price of $0.25 received as consideration for bridge loans.

(3)	Includes 8,000,000 shares of common stock underlying a convertible Debenture.

(4)	Includes 8,000,000 shares of common stock underlying a Debenture and a seven-year warrant to purchase 1,153,832 shares of common stock with an exercise price of $0.01, which is subject to adjustment.

(5)	Includes 10,000,000 shares of common stock underlying a Debenture and a seven-year warrant to purchase 1,442,290 shares of common stock with an exercise price of $0.01, which is subject to adjustment.

(6)	Includes 9,000,000 shares of common stock underlying a Debenture and a seven-year warrant to purchase 1,298,061 shares of common stock with an exercise price of $0.01, which is subject to adjustment.

(7)	Includes 4,000,000 shares of common stock underlying a Debenture and a seven-year warrant to purchase 576,916 shares of common stock with an exercise price of $0.01, which is subject to adjustment.

(8)	Includes 3,000,000 shares of common stock underlying a Debenture and a seven-year warrant to purchase 432,687 shares of common stock with an exercise price of $0.01, which is subject to adjustment.

(9)	Represents a ten-year warrant to purchase common stock with an exercise price of $0.25 received as consideration for bridge loans.

(10)	Includes 2,000,000 shares of common stock underlying a Debenture and a seven-year warrant to purchase 288,458 shares of common stock with an exercise price of $0.01, which is subject to adjustment.

(11)	Includes a three-year warrant to purchase 250,000 shares of common stock with an exercise price of $2.00.

(12)	Includes 1,500,000 shares of common stock underlying a Debenture and a seven-year warrant to purchase 216,344 shares of common stock with an exercise price of $0.01, which is subject to adjustment.

(16)	Includes a ten-year warrant to purchase 300,000 shares of common stock with an exercise price of $0.25.

(14)	Represents 488,000 shares underlying a Debenture.

(15)	Includes a three-year warrant to purchase 50,000 shares of common stock with an exercise price of $2.00.

(17)	Includes a three-year warrant to purchase 81,250 shares of common stock with an exercise price of $3.50 and a ten-year warrant to purchase 100,000 shares of common stock with an exercise price of $0.25.

(18)	Includes a three-year warrant to purchase 75,000 shares of common stock with an exercise price of $2.00

(19)	Includes a three-year warrant to purchase 75,000 shares of common stock with an exercise price of $3.50.

(20)	Represents a ten-year warrant to purchase common stock with an exercise price of $0.25.

(21)	Includes 400,000 shares of common stock underlying a Debenture and a seven-year warrant to purchase 57,692 shares of common stock with an exercise price of $0.01, which is subject to adjustment.

(22)	Includes a three-year warrant to purchase 25,000 shares of common stock with an exercise price of $3.50.

(23)	Includes a three-year warrant to purchase 50,000 shares of common stock with an exercise price of $3.50.

(24)	Includes a three-year warrant to purchase 37,500 shares of common stock with an exercise price of $2.00.

(25)	Includes a three-year warrant to purchase 37,500 shares of common stock with an exercise price of $3.50.

(26)	Includes a three-year warrant to purchase 12,500 shares of common stock with an exercise price of $3.50.

(27)	Includes a three-year warrant to purchase 25,000 shares of common stock purchase with an exercise price of $2.00.

(28)	Represents 48,515 shares of common stock and a three-year warrant to purchase 24,257 shares of common stock with an exercise price of $3.50 as payment for legal services.

(29)	Includes a three-year warrant to purchase 18,750 shares of common stock with an exercise price of $3.50.

(30)	Includes a three-year warrant to purchase 12,500 shares of common stock with an exercise price of $2.00.

(31)	Includes a three-year warrant to purchase 6,250 shares of common stock with an exercise price of $3.50.

(32)	Includes a three-year warrant to purchase 5,000 shares of common stock with an exercise price of $3.50.

(33)	Includes a three-year warrant to purchase 2,500 shares of common stock with an exercise price of $3.50.

(34)	Includes a three-year warrant to purchase 1,250 shares of common stock with an exercise price of $3.50. The ultimate owner of these securities is Harvey Kesner.

(35)	Includes five-year options to purchase 600,000 shares of common stock with an exercise price of $3.85 per share, which options shall be exercisable as to one-third (1/3) of such total on each of the six month, first and second year anniversaries of the date of grant.

(36)	Represents five year warrants to purchase shares of our common stock at an exercise price of $0.50 per share.

Full Legal Name of Natural Control Person of Certain Beneficial Owners

Based solely upon the information available to us, the following table sets forth certain information regarding beneficial ownership of our securities as of December 19, 2006 by each natural person known by us who, directly or indirectly, alone or with others, has sole or shared voting or investment control over of the securities covered by this Registration Statement:

Name of Beneficial Owner	Natural Control Person(s)
LB I Group Inc.	LB I Group is an indirect wholly owned subsidiary of Lehman Brothers Holdings Inc., a public reporting company

MHB Trust	Brian Mason, Leanne Corvette, Doreen Ford, Tokoa John, Serena Hunter, Rachael Terri, Tracey Williams, Ernie Dover

Palisades Master Fund, LP	Paul T. Marion

SDS Capital Group SPC, Ltd.	Steve Derby

Alexandra Global Master Fund, Ltd.	Alexandra Investment Management, LLC, a Delaware limited liability company (“AIM”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Alexandra”). By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated s beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov (“Filimonov”) is the managing member of AIM. By reason of such relationship, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Filimonov disclaims beneficial ownership of such shares of common stock.

Mellon HBV Master Global Event Driven Fund L.P.	William Harky

CAMOFI Master LDC	Richard Smithline

Portside Growth and Opportunity Fund	Jeff Smith

Mellon HBV Master U.S. Event Driven Fund L.P.	Michael Hawthorne

GRQ Consultants, Inc.	Barry Honig

RHP Master Fund, Ltd.	RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s common stock owned by the RHP Master Fund.

Name of Beneficial Owner	Natural Control Person(s)
The Musser Foundation	Carl Sempier

JGB Capital L.P.	Brett Cohen

Sunrise Equity Partners, L.P.	Marilyn S. Adler, Manager, Level Counter LLC

Broadlawn Master Fund, Ltd.	Jon Bloom

Whalehaven Capital Fund Limited	Arthur Jones

Core Fund, L.P.	David N. Baker

Gilder Funding Corp.	Warren Gilbert

Innovative Investors, Inc.	Sima Yakoby

2030 Investors LLC	Ellison C. Morgan

Path Investment Group LLC	Greg Sturgis

Nite Capital LP	Keith Goodman

Pioneer Venture Partners LLC	Al Erlenbush

Hunter Capital	Ari M. Rubenstein

Stephanie Group LLC	Lawrence Frankle

Guerilla Partners, L.P.	Peter Siris

New Wellington Group LLC	Leo P. Sklar

DeJohn RelationServe Partnership	Gregory C. DeJohn

Elite Card Services, Inc.	Susan Lowenstein

Serpentine Group Inc. Defined Benefit Pension Plan	Greg Sturgis, Trustee

Parabolic Investment Fund Ltd.	Richard Thompson

DJV Air Inc.	Alfred Rizzo

Riverside Contractors	Neil Herskowitz

Congregation Dir Hochaim	Rabbi E. Zussman

GRQ Consultants, Inc. 401(k) Plan	Barry Honig

GRQ Consultants, Inc. Deferred Benefit Plan	Barry Honig

Name of Beneficial Owner	Natural Control Person(s)
Paradox Trading Company, L.L.C.	Harvey Kesner

JH Associates, Inc.	Jonathan Honig

Peddle Partners	Dr. Paul Drucker

American High Growth Equities Retirement Trust	Brad Butler, Trustee

Chase Financing, Inc.	Robert Herskowitz

Chase Mortgage, Inc.	Mark Herskowitz

DBGJ Irrevocable Trust	Betsy Brauser, Trustee

Chocolate Chip Investments, L.P.	Ruth Latterner

J.O. Patterson & Co	James O. Patterson

Leslie T. Altavilla Rev. TR DTD 3/38/03	Leslie T. Altavilla, Trustee

Jacob Honig Irrevocable Trust	Jonathan Honig and Alan Honig, Trustees

Jack W. Kuhn, Jr. Revocable TR UAD 12/11/2006	*

Elinor Ganz TR Elinor Ganz TTEE 4/13/94	*

Charles Schwab Inc Cust. For Elinor Ganz IRA Rollover	*

New Britain Radiological Assoc 401K FBO Sidney Ulreich	*

Sheldon Perlick Marital TR J. Perlick & E. Perlick TTE	*

Aharon Ungar & Jennifer B. Ungar JT TEN	*

Charles Schwab Cust. For Joseph Berkman Roth IRA	*

New Britain Radiological Assoc 401K FBO Alfred Gladstone	*

Charles Schwab as custodian for Elinor C. Ganz IRA	*

Harold E. Gelber Irrev. Trust	*

Barbara Landies Living Trust Dated 8/27/96	Barbara Landies

DiMarino-Kroop-Prieto Gastrointestinal Assoc. PA UAD 11/1/75	*

Ganz Family Foundation	*

Charles Schwab as custodian for David N. Sternlicht IRA Rollover	*

Madge W. Gladstone TR FBO Alfred Gladstone UAD 2/10/97	*

Madge W. Gladstone TR FBO Michael Gladstone UAD 2/10/97	*

Charles Schwab & Co. custodian FBO Timothy A. Ginn	Timothy A. Ginn

Charles Schwab & Co. custodian FBO Margie H. Ginn	Margie Ginn

Name of Beneficial Owner	Natural Control Person(s)
Peddle Partners	*

Charles Schwab & Co. custodian FBO Stephen Sonnabend IRA	*

Sali Ulreich Irrevocable TR UAD 12/31/95	*

Walter Bilofsky, Trustee of the Eight Family Trust u/t/a 11/8/99	Walter Bilofsky

Elinor C. Ganz TTEE Trust Agreement of Amy H. Ganz UAD 9/28/1984	*

Chocolate Chip Investments, L.P.	*

Joseph L. Berkman TR UAD 4/9/90	*

Stanley Trilling and Linda M.Trilling, TTEE of S/L Trilling Trust DTD 4/15/96	Stanley Trilling and Linda M. Trilling

Elinor C. Ganz TTEE Trust Agreement of Susan J. Ganz UAD 9/28/1984	*

Charles Schwab & Co. custodian for Arnold L. Liber IRA	*

Philip F. Frink Jr., Trustee, First Washington Corp. Profit Sharing Plan FBO Philip F. Frink Jr.	Philip F. Frink Jr.

*	Charles B. Ganz, Chief Investment Officer, Stratum Wealth Management LLC

Material Relationships With the Company of Certain Beneficial Owners

Based solely upon the information available to us, the following table sets forth certain information regarding beneficial ownership of our securities as of December 19, 2006 by each beneficial owner known by us who, to the best of our knowledge, has had any position, office, or other material relationship with the Company, its predecessors or affiliates within the past three years:

Name of Beneficial Owner	Natural of Relationship
Paul Soltoff	Chief Executive Officer and director of the Company

Eric Obeck	President of the Company

Donald Gould. Jr.	Chief Financial Officer of the Company

Tom Alison	Employee of SendTec

Iry Brechner	Employee of SendTec

Steven Morvay	Employee of SendTec

Harry Greene	Employee of SendTec

Elite Card Services, Inc.	Consultant to the Company

Joseph Abrams	Officer of Stronghurst LLC, a former consultant to the Company

C. James Jensen	Officer of Stronghurst LLC, a former consultant to the Company

Robert Herskowitz	President, HP Partners, a former consultant to the Company

Shawn McNamara	Former Senior Vice-President of the Company

Danielle Karp	Former President and director of the Company

Ohad Jehassi	Former Chief Financial Officer of the Company

Mandee Heller Adler	Former Chief Executive Officer of the Company

DBGJ Irrevocable Trust	Betsy Brauser, Trustee and wife of the Chairman of the board of directors of the Company

JH Associates, Inc.	Jonathan Honig, President and former President of the Company

Warren V. Musser	Former director of the Company

Kobi Chukran	Former employee of the Company

John Logan	Employee of the Company

Joyce Lewis	Employee of the Company

Michael Richmond	Employee of the Company

Steven Alembik	Former employee of the Company

Walter Klugewicz	Former employee of the Company

Peter Anderson	Employee of the Company

Carol Hamilton	Former employee of the Company

Lisa Mottern	Employee of the Company

DESCRIPTION OF SECURITIES

We are authorized to issue 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of December 19, 2006, there were 46,795,997 shares of common stock issued and outstanding and no shares of Preferred Stock issued and outstanding. The foregoing assumes that all of the common stock which is being registered for resale hereunder, and which is issuable upon the conversion of exercise of the Debentures, options or warrants, is issued and (i) the Company does not need to issue any additional shares relating to the requirement that the Company must register 110% of the shares that the Debenture holders are entitled to.

Common Stock

The holders of common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds. However, the current policy of the Board is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets which are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The Senior Secured Convertible Debentures

Under the terms of the Debentures, STAC is obligated to pay interest of 6% per annum on the outstanding principal amount of the Debentures, payable quarterly beginning on February 1, 2006. STAC has the option to redeem all or any portion (but not less than 25%) of the outstanding principal amount plus accrued but unpaid interest and interest not yet accrued for cash and warrants to purchase 500,000 shares of our common stock at an exercise price of $0.50 for each $1 million redeemed. Any remaining principal and accrued but unpaid interest is due on March 31, 2008 (the “Maturity Date”).

The STAC Debentures are convertible into shares of our common stock at $0.50 per share. The Debenture holders maintain a first priority security interest in all of our assets and all of the assets of STAC.

In addition, the terms of the Debentures provide that upon conversion a Debenture holder may not beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance unless the holder provides notice 61 days prior to the conversion that such 9.99% limitation should be waived.

STAC may elect to make interest payments in shares of our common stock provided that the average daily trading volume of our common stock on the OTC Bulletin Board equals or exceeds $250,000, and STAC may at its election pay 50% of the interest due on November 1, 2006 and February 1, 2006 in shares of our common stock regardless of the average daily trading volume.

Fifty percent of the original principal amount of the Debentures will, subject to the other conditions set forth in this paragraph, automatically convert into shares of our common stock if the minimum closing bid price of our common stock equals or exceeds $0.75 per share for 15 out of 20 consecutive trading days. The remaining 50% of the original principal amount of the Debentures will automatically convert into shares of our common stock if the minimum closing bid price of our common stock equals or exceeds $1.00 per share for 15 out of 20 consecutive trading days. In order for such automatic conversion to occur, there must be an effective registration statement under the Securities Act covering the resale of the shares underlying the Debentures. In addition, if the average daily dollar volume of our common stock is less than $1.0 million, then the conversion will be limited to $1.0 million of the original principal amount of the Debentures for each 20 trading day period that the minimum bid price for our common stock equals or exceeds the applicable threshold of $0.75 or $1.00; and if the average daily dollar volume of our common stock exceeds $1.0 million but is less than $2.0 million, the conversion of the Debentures will be limited to $2.0 million of the original principal amount of the Debentures for each 20 trading day period. There will be no limitations on the conversion of the Debentures if the average daily dollar volume of our common stock exceeds $2.0 million.

The entire principal amount of the Debentures may become due before the Maturity Date upon the occurrence of certain events. Upon the occurrence of a change in control of STAC, the lenders may require STAC to repurchase the Debentures in whole or in part, plus accrued but unpaid interest. Furthermore, upon the occurrence of an event of default, as defined in the Debentures, at the lenders’ election, the full principal amount of the Debentures, plus interest, becomes immediately due and payable in cash.

So long as any portion of the Debentures is outstanding,

(a)	the Company will not permit any of its subsidiaries to, directly or indirectly: enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, but excluding Permitted Indebtedness (as defined in the Debenture);

(b)	enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom except in connection with Permitted Indebtedness;

(c)	amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of the holder;

(d)	repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock or common stock equivalents other than to the extent permitted or required under the STAC Debenture or the Transaction Documents (as defined in the STAC Debenture);

(e)	enter into any agreement with respect to any of the foregoing; or

(f)	pay cash dividends or distributions on any equity securities.

Warrants

The Company currently has outstanding warrants to purchase 4,419,000 shares of common stock at $0.25 per shares. The warrants expire on April 1, 2015.

The Company currently has outstanding warrants to purchase 562,500 shares of common stock at $2.00 per share. The warrants expire on May 16, 2008.

The Company currently has outstanding warrants to purchase 250,000 shares of common stock at $2.00 per share. The warrants expire on June 13, 2008.

The Company currently has outstanding warrants to purchase 524,257 shares of common stock at $3.50 per share. The warrants expire on June 30, 2008.

The Company currently has outstanding warrants to purchase 6,043,195 shares of common stock at $0.01 per share. The warrants expire on October 30, 2012 at which time they will be exercised automatically on a cash-less exercise basis without any action on the part of the holder immediately prior to the close of business on such date. In addition, the terms of the warrants provide that upon exercise a warrant holder may not beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance unless the holder provides prior notice 61 days prior to exercise that such 4.99% limitation should be waived.

The Company currently has outstanding warrants to purchase 250,000 shares of common stock at $0.60 per share. The warrants expire on September 26, 2011.

Registration Rights

On February 3, 2006, the Company entered into a Registration Rights Agreement with each of the holders of the Debentures and the warrants to purchase our common stock at $0.01 per share to register the underlying common stock thereunder. On March 20, 2006 the Company filed an initial registration statement, subsequently declared effective on July 14, 2006, covering an amount of common stock equal to 110% of the Registrable Securities which as defined under the Registration Rights Agreement includes the shares of Company common stock issuable upon the conversion of the Debentures and the exercise of the warrants to purchase 6,043,195 shares of common stock at $.01 per share as well as 525,000 shares of common stock which were issued in consideration of the revision of certain financial covenants contained in the securities purchase agreement relating to the Debentures. On November 15, 2006, an amendment to the Debentures became effective, which among other things reduced the conversion price of the Debentures to $0.50 per share from $1.50 per share. Therefore, under the Registration Rights Agreement we were required to file a registration statement for the additional shares of our common stock issuable upon conversion of the Debentures plus 740,855 shares issued to the Debenture holders as part of the November 1, 2006 interest payment on the Debentures. Registrable Securities also includes any shares of common stock issuable as interest on the Debentures or as a result of the liquidated damages penalty described in the next paragraph. The Company is required to keep the registration statements relating to the Registrable Securities continually effective as long as the Debentures remain outstanding.

If the Company does not comply with certain requirements relating to the filing the registration statement or maintaining its effectiveness, the Company will pay each holder monthly in cash as partial liquidated damages 1% of the aggregate purchase price paid by such holder for the Company’s common stock. If the Company fails to pay any partial liquidated damages in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum to the holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

The Company entered into a Registration Rights Agreement with each of the purchasers of the Company’s Series A Convertible Preferred Stock (such Series A Convertible Preferred Stock was subsequently converted into 7,162,991 shares of common stock) and registered in a registration statement initially filed on March 20, 2006 and subsequently declared effective on July 14, 2006.

Indemnification

Our Certificate of Incorporation contains provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the “DGCL”) or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of this provision, our or our stockholders’ ability to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

In addition, the Certificate of Incorporation and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

This Prospectus covers the resale of 127,293,700 shares on behalf of the Selling Stockholders. The Selling Stockholders and, as permitted by applicable law, any of their donees, pledgees, assignees and successors-in-interest may, from time to time, offer and sell any and all of their shares of common stock on any stock exchange, market, or trading facility on which such shares are traded. The Selling Stockholders will act independently of us and each other in making decisions with respect to the timing, manner and size of each such sale. Sales may be made at fixed or negotiated or market prices. The shares may be sold by way of any legally available means, including in one or more of the following transactions:

•	a block trade in which a broker-dealer engaged by a Selling Stockholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	through the writing of options or shares, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	short sales; and

•	distributions by limited liability companies, partnerships and other entities to the members thereof.

Transactions under this prospectus may or may not involve brokers or dealers. The Selling Stockholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions, or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation of any particular broker-dealer may be in excess of customary commission. Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Stockholders are deemed to be underwriters, they may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holder.

To the extent required, the number of shares to be sold, the name of the Selling Stockholder, the purchase price, the name of any agent or broker and any applicable commissions, discounts or other compensation to such agents or brokers and other material facts with respect to a particular offering will be set forth in a prospectus supplement as required by the Rules and Regulations under the Securities Act.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than pursuant to this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with. The anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales of the shares offered by the Selling Stockholders.

We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of common stock offered hereby will be paid by the Selling Stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Haynes and Boone, LLP, New York, New York. A member of Haynes and Boone, LLP holds 15,000 shares of common stock and three-year warrants to purchase an aggregate of 3,750 shares of common stock.

EXPERTS

The financial statements of the Company for the year ended December 31, 2005 included in this prospectus have been so included in the reliance on the report of Marcum & Kliegman LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of SendTec Acquisition Corp. and its predecessor entity as of December 31, 2005 and December 31, 2004 included in this Prospectus have been so included in reliance on the report of Gregory, Sharer and Stuart, PA, independent public accounting firm, given on the authority of said firm as experts in accounting and auditing.

McKean Paul Chrycy & Fletcher & Co. audited the financial statements for the fiscal year ended December 31, 2004 of the Company, which previously operated as a predecessor business known as OmniPoint Marketing LLC. These financial statements have been restated and constitute discontinued operations of the Company. The 2004 financial statements included in this registration statement have previously been filed by the Company in reliance on McKean Paul Chrycy & Fletcher & Co.’s prior audit reports, which have not been withdrawn. McKean Paul Chrycy & Fletcher & Co. has declined to give their consent to the inclusion of its audit report in this registration statement. The Company expects to file its audited financial statements for the fiscal year ended December 31, 2006 prior to the effectiveness of the registration statement and undertakes to include all required consents at the time of amendment and prior to seeking effectiveness of this registration.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

C ontents

RelationServe Media, Inc. and Subsidiaries (Audited)

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	F2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet	F3

Consolidated Statements of Operations	F5

Consolidated Statements of Stockholders’ Equity	F6

Consolidated Statements of Cash Flows	F8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F10 – F30

SendTec, Inc. (Audited)
Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	F33

FINANCIAL STATEMENTS

Consolidated Balance Sheet	F-35

Consolidated Statements of Operations	F-36

Consolidated Statements of Stockholders’ Equity	F-37

Consolidated Statements of Cash Flows	F-38

NOTES TO FINANCIAL STATEMENTS	F-39 - F-47

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet	F49

Condensed Consolidated Statements of Operations	F50

Condensed Consolidated Statements of Stockholders’ Equity	F51

Condensed Consolidated Statements of Cash Flows	F52

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F53 – F76

Report of Independent Registered Public Accounting Firm

To the Board of Directors

RelationServe Media, Inc. and Subsidiaries

Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of RelationServe Media, Inc. and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of RelationServe Media, Inc. and Subsidiaries for the year ended December 31, 2004, which previously operated as a predecessor business formerly known as OmniPoint Marketing LLC (a Florida Limited Liability Company), were audited by another independent registered public accounting firm before the effects of having recorded the sale and discontinuation of certain businesses as discontinued operations. The report of the other firm, which is not included herein, contained an explanatory paragraph indicating that the financial statements of that period were subject to the effects of such adjustments, if any, that might have been required had the outcome of an investigation being conducted by the Federal Bureau of Investigation, which is described in Note 9 been known. As explained in Note 9 to the financial statements, the Company has not received any further communications from the Federal Bureau of Investigation since this matter came to its attention in December 2004.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RelationServe Media, Inc. and Subsidiaries as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Notes 1 and 14, the Company, on June 16, 2006, sold substantially all of the net assets of its wholly owned subsidiary Relationserve Access, Inc. and discontinued the operations of its wholly owned subsidiary Friendsand, Inc. The financial statements have been retroactively restated to be present the financial position, results of operations and cash flows of these entities as discontinued operations.

New York, New York

March 10, 2006, except for the last paragraphs of

    each of Notes 1 and 14 as to which the date is

    December 20, 2006

/S/ MARCUM & KLIEGMAN LLP

RelationServe Media, Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2005

ASSETS
CURRENT ASSETS
Cash	$6,501
Prepaid expenses and other current assets	19,500

Total Current Asset		$26,001
INVESTMENT IN SENDTEC ACQUISITION CORP.		9,274,981
ASSETS FROM DISCONTINUED OPERATIONS		5,286,095

TOTAL ASSETS		$14,587,077

The accompanying notes are an integral part of these financial statements.

RelationServe Media, Inc. and Subsidiaries

Consolidated Balance Sheet, Continued

December 31, 2005

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES
Accounts payable	$75,712
Accrued expenses	42,025
Accrued penalty - registration rights	75,000

Total Current Liabilities		$192,737
LIABILITIES OF DISCONTINUED OPERATIONS		2,363,606

TOTAL LIABILITIES		2,556,343
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY
Series A Convertible Preferred stock - $.001 par value; 1,500,000 authorized; 762,199 shares issued and outstanding	10,289,690
Common stock - $.001 par value; 190,000,000 shares authorized; 19,671,015 shares issued and outstanding	19,671
Deferred compensation	(1,851,973)
Additional paid in capital	16,651,325
Accumulated deficit	(13,077,979)

TOTAL STOCKHOLDERS’ EQUITY		12,030,734

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$14,587,077

The accompanying notes are an integral part of these financial statements.

RelationServe Media, Inc. and Subsidiaries

Consolidated Statements of Operations

(Information with respect to 2004 is unaudited)

	For the Year Ended December 31,
	2005	2004
REVENUES, Net	$—	$—
COST OF REVENUES	—	—

GROSS PROFIT	—	—

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Salaries	495,054	—
Professional fees	332,138	—
Other general and administrative	234,025	—

TOTAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,061,217	—

LOSS FROM OPERATIONS	(1,061,217)	—
OTHER INCOME (EXPENSE)
Registration rights penalty	(75,000)	—
Loss on equity-method investment	(1,034,102)	—
Interest income	3,144	—
Interest expense	(12,835)	—

TOTAL OTHER EXPENSE	(1,118,793)	—

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	(2,180,010)	—
INCOME TAX PROVISION	—	—

LOSS FROM CONTINUING OPERATIONS	(2,180,010)	—
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(608,279)	30,280

NET (LOSS) INCOME	(2,788,289)	30,280
BENEFICIAL CONVERSION FEATURE - PREFERRED STOCK	(10,289,690)	—

NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(13,077,979)	$30,280

Net (Loss) Income Per Common Share:
Continuing Operations - Basic and Diluted	$(0.15)	$(0.00)
Discontinued Operations - Basic and Diluted	(0.04)	(0.00)

	$(0.19)	$(0.00)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	14,500,271	8,000,000

The accompanying notes are an integral part of these financial statements.

RelationServe Media, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2005 and 2004

(Information with respect to 2004 is unaudited)

	Series A Preferred Convertible Preferred Stock $.001 Par Value		Common Stock $.001 Par Value
	Number of Shares	Amount	Number of Shares	Amount	Deferred Compensation	Advanced Pain-In Capital	Accumulated Deficit	Total Stockholders’ Equity
BALANCE - January 1, 2004	—	$—	8,000,00	$8,000	$—	$1,207,220	$(686,631)	$528,589
Contributions from former members of Omni Point Marketing, LLC	—	—	—	—	—	1,195,000	—	1,195,000
Distributions to former members of Omni Point Marketing, LLC	—	—	—	—	—	(230,000)	—	(230,000)
Net income	—	—	—	—	—	—	30,280	30,280

BALANCE - January 1, 2005	—	—	8,000,000	8,000	—	2,172,220	(656,351)	1,523,869
Distributions to former members of Omni Point Marketing, LLC	—	—	—	—	—	(438,169)	—	(438,169)
Effects of reverse merger at June 13, 2005 Capitalization of LLC’s accumulated deficit at time of recapitalization	—	—	—	—	—	(656,351)	656,351	—
Equity of RelationServe, Inc. at time of recapitalization	—	—	5,326,000	5,326	(1,050,000)	2,040,100	—	995,426
Common stock issued in private placement commenced in April 2005	—	—	500,000	500	—	499,500	—	500,000
Cash paid to former member of Friendsand, LLC in exchange for membership interest	—	—	—	—	—	(150,000)	—	(150,000)
Note issued to former member of Friendsand, LLC in exchange for membership interest	—	—	—	—	—	(700,000)	—	(700,000)
Common stock issued to employees as an accommodation by stockholders	—	—	—	—	—	210,000	—	210,000

Balance carried forward	—	$—	$13,826,00	$13,826	$(1,050,000)	$2,977,300	$—	$1,941,126

The accompanying notes are an integral part of these financial statements.

RelationServe Media, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2005 and 2004

(Information with respect to 2004 is unaudited)

	Preferred Stock $.001 Par Value		Common Stock $.001 Par Value
	Number of Shares	Amount	Number of Shares	Amount	Deferred Compensation	Advanced Pain-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance brought forward	—	$—	13,826,000	$13,826	$(1,050,000)	$2,977,300	$—	$1,941,126
Equity of Chubasco Resources Corp. at time of recapitalization	—	—	3,216,500	3,216	—	(3,215)	—	1
Common stock issued under consulting agreements	—	—	840,000	840	(871,500)	870,660	—	—
Common stock issued under employment agreements	—	—	390,000	390	(393,500)	393,110	—	—
Common stock issued in private placement commenced in June 2005	—	—	1,048,515	1,049	—	1,954,478	—	1,955,527
Common stock issued upon exercise of warrants	—	—	550,000	550	—	136,950	—	137,500
Series A preferred stock issued in private placement commenced in October 2005	762,199	10,289,690	—	—	—	—	—	10,289,690
Common Shares returned upon cancellation of employment agreements	—	—	(200,000)	(200)	200,000	(199,800)	—	—
Cancellation of consulting agreement	—	—	—	—	850,000	(850,000)	—	—
Grant of common stock options	—	—	—	—	(1,067,152)	1,082,152	—	15,000
Beneficial conversion feature-Series A preferred	—	—	—	—	—	10,289,690	(10,289,690)	—
Amortization of deferred compensation	—	—	—	—	480,179	—	—	480,179
Net loss	—	—	—	—	—	—	(2,788,289)	(2,788,289)

BALANCE – DECEMBER 31, 2005	762,199	$10,289,690	19,671,015	$19,671	$(1,851,973)	$16,651,325	$(13,077,979)	$12,030,734

The accompanying notes are an integral part of these financial statements.

RelationServe Media, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Information with respect to 2004 is unaudited)

	For the Year Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss – continuing operations	$(2,180,010)	$—

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	200,400	—
Loss on equity-method investment	1,034,102	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	(19,500)	—
Accounts payable	75,712	—
Accrued expenses	117,025	—

TOTAL ADJUSTMENTS	1,407,739	—

NET CASH PROVIDED BY OPERATING ACTIVITIES	(772,271)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid in purchase of net assets of Friendsand, LLC	(150,000)	—
Investment in prospective acquiree	(10,309,083)	—

NET CASH USED IN INVESTING ACTIVITIES	$(10,459,083)	$—

The accompanying notes are an integral part of these financial statements.

RelationServe Media, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

(Information with respect to 2004 is unaudited)

	For the Year Ended December 31,
	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sales of common stock	$2,455,527	$—
Net proceeds from sales of preferred stock	10,289,690	—
Cash received in acquisition	995,426	—
Proceeds received upon exercise of warrants	137,500	—
Distributions to former members of Omni Point Marketing LLC	207,124	—
Principal payments payable to former member of Friendsand, LLC	(700,000)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	12,971,019	—

CASH FLOWS FROM DISCONTINUTED OPERATIONS
Net cash provided by operating activities	928,893	389,551
Net cash used by investing activities	(2,666,465)	(881,233)
Net cash provided by financing activities	—	432,118

	(1,737,572)	(59,564)

NET INCREASE (DECREASE) IN CASH	2,093	(59,564)
CASH - Beginning of Year	154,379	213,943

CASH - End of Year	$156,472	$154,379

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$810	$5,276

Taxes	$—	$—

Non-cash investing and financing activities:
Note payable assumed in connection with acquisition of net assets from Omni Point Marketing, LLC	$700,000	$—

Common stock issued under deferred compensation arrangements	$1,263,770	$—

Distribution of asset to former member of Friendsand, LLC	$231,003	$—

The accompanying notes are an integral part of these financial statements.

(Information with respect to 2004 is unaudited)

Note 1 - Organization and Description of Business

RelationServe Media, Inc. was originally formed as Chubasco Resources Corp. (“Chubasco”) in the state of Nevada on April 27, 2004 as an exploration stage company engaged in the business of mineral exploration. On June 10, 2005, Chubasco’s Board of Directors authorized the merger (the “Merger”) of its newly formed wholly-owned subsidiary, Reland Acquisition, Inc. (“Reland”), a Delaware corporation, with RelationServe, Inc., a Delaware corporation (“RelationServe”), pursuant to an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) described in Note 2. At the time of the merger, Chubasco was an inactive public shell company. The Merger was completed on June 13, 2005. Chubasco changed its name to RelationServe Media, Inc. (the “Company”) on June 15, 2005.

The Company specializes in marketing third party offers for products and services via email. The Company also offers integrated online and offline marketing programs, including permission-based email advertising, email database append services, online surveys, ad serving networks and internet compiled direct mail lists. Through its wholly-owned subsidiary, Friendsand, Inc., the Company hosts an internet social networking community.

In June 2006, the Company sold substantially all of the business and net assets of its wholly owned subsidiary, RelationServe Access, Inc. (“Access”), and ceased the operations of Friendsand.com., Inc. (“Friendsand”) (See Note 14). In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144”), the Company has restated the financial statements to reflect discontinued operations.

Note 2 - Merger Transactions

Pursuant to the terms of the Merger Agreement, the Company acquired all of the issued and outstanding capital stock of RelationServe on a one-for-one basis in exchange for 13,326,000 shares of its $0.001 par value common stock. In addition, certain of Chubasco’s stockholders simultaneously cancelled an aggregate of 6,800,000 shares of their common stock upon completing the Merger. Each share of RelationServe common stock (13,326,000) and each RelationServe warrant (6,562,500) outstanding prior to the Merger were automatically converted into an equivalent number of shares of the Company’s common stock and an equivalent number of warrants to purchase shares of the Company’s common stock upon completing the Merger. As a result, RelationServe’s former stockholders became the Company’s majority stockholders and RelationServe became the Company’s wholly-owned subsidiary. Chubasco’s stockholders retained 3,216,500 shares of the Company’s common stock. In addition, the Company assumed a $700,000 promissory note due in May 2007 that RelationServe issued as partial consideration in a previous purchase of net assets described below.

Prior to the Merger, RelationServe, through its wholly-owned subsidiary, RelationServe Access, Inc. (“Access”), purchased certain assets and assumed certain liabilities of Omni Point Marketing, LLC, a Florida limited liability company (“Omni Point”), and through its wholly-owned subsidiary, Friendsand, Inc. (“Friendsand”), acquired all of the outstanding membership interests of Friendsand, LLC, a Delaware limited liability company related to Omni Point by common ownership (the “Affiliated Company” or “Friends LLC”). RelationServe completed these transactions simultaneously on May 16, 2005. RelationServe acquired the net assets and business of Omni Point and membership interests of Affiliated Company for a combination of cash in the amount of $150,000, a two-year promissory note in the principal amount of $700,000, and 8,000,000 shares of its common stock. RelationServe, which had no business operations prior to these transactions had 5,326,000 of common stock outstanding at the time of the merger including 1,050,000 it issued under a deferred compensation arrangement described in Note 9. Accordingly, the Company accounted for its acquisition of Omni Point’s net assets and merger with the Affiliated Company as a recapitalization because Omni Point and the former member of the Affiliated Company gained control of a majority of RelationServe’s common stock upon completing these transactions. Accordingly, Omni Point and the Affiliated Company are deemed to be the acquirer for accounting purposes.

The consolidated financial statements have been retroactively restated to give effect to these transactions for all periods presented.

On October 21, 2004, the Company entered into an Asset Purchase Agreement that was subsequently terminated due to a breach by the Company. In 2004, in accordance with the terms of the Asset Purchase Agreement, and an Amended Mutual Release and Agreement, the Company accrued a termination fee of $100,000 that was paid in 2005.

Note 3 - Liquidity and Financial Condition

The Company’s incurred a $2,788,289 loss for the year ended December 31, 2005, which includes an aggregate of $2,639,411 in non-cash charges relating to stock based compensation of $705,179, depreciation and amortization of $900,130 and its proportionate share of losses in an investee accounted for under the equity method of accounting in the amount of $1,034,102. The Company’s cash flow from operations amounted to $156,622.

In October 31, 2005, the Company raised aggregate proceeds of $10,309,083 in a sale of its Series A Preferred stock which it used to purchase a 23% interest in SendTec Acquisition Corp. (Note 5). In addition, the Company raised $2,455,527 in net proceeds from sales of its common stock and used such funds, among other purposes, to invest an additional $2,464,850 to improve its e-mail database and acquire a customer.

The Company raised additional net proceeds of approximately $500,000 in a financing transactions it completed subsequent to December 31, 2005.

The Company is in the process of integrating an acquired business (Notes 5 and 14) with and into its existing operations and believes that its current capital resources and resources available from its acquired business will enable it to sustain operations through December 31, 2005. The Company intends to raise additional capital to fund the expansion of its business and believes it has access to capital resources, however; the Company has not secured any commitments for new financing at this time nor can the Company provide any assurance that it will be successful in its efforts to raise additional capital if considered necessary, in the future.

Note 4 - Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements include the Company and its wholly-owned subsidiaries, RelationServe Access, Inc., RelationServe, Inc. and Friendsand, Inc. All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At December 31, 2005, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $1,014,338.

Revenue Recognition

The Company follows the guidance of Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 with respect to its recognition for revenue. Accordingly, the Company records revenue at the time in which persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The Company’s accounting policies with respect to its specific revenues streams are as follows:

Email Append Services: The Company’s email append solution allows a marketer to augment their existing customer database with the Company’s permission-based email data. When a match is confirmed, the customer’s email address is added to the client’s file. Revenue is recognized at the time in which the email append service is completed and the updated customer database is delivered to the customer.

Electronic Change of Address: The Company’s electronic change of address service updates customers their email databases. Revenue is recognized at the time in which an updated customer database is delivered to the customer.

Lead Generation: The Company offers lead generation programs to assist a variety of businesses with customer acquisition. The Company pre-screens the leads through its online surveys to meet its clients’ exact criteria. Revenue is recognized at the time in which the updated lead database is delivered to the customer.

Direct Mail and Postal List Advertisement: The Company compiles an exclusive Internet responders’ postal mailing list. This list is sourced from online registration and individuals who have responded to the Company’s online campaigns. These consumers are responsive to offers and purchase products and services through online and offline channels. Revenue is recognized at the time in which such lists are delivered to a customer.

Online Market Research: The Company has developed a consumer survey that is used to identify targeted leads based on survey responses. The Company then sells the response data to the customer on a cost per response basis. Revenue is recognized at the time in which the respective survey data is delivered to the customer.

Property And Equipment

Property and equipment are stated at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation and amortization are being computed over the estimated useful lives of the assets, generally three to seven years, using the straight-line method. Repairs and maintenance costs are expensed as incurred.

Intangible Assets

Intangible assets consist of costs incurred in connection with establishing business and consumer information databases that the Company sells to third parties for use in various types of marketing campaigns. These costs, which principally consist of direct external costs, are capitalized and amortized using the straight-line method over expected useful lives of three years. Website development costs that the Company has incurred in connection with developing the Friendsand internet social networking and other specific purpose websites include direct external costs, which are capitalized and amortized using the straight-line method over expected useful lives of three to five years. In addition, the Company purchased a customer list that it characterized as an intangible asset (Notes 7 and 9) that is being amortized using the straight-line method over expected useful life of three years.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the year ended December 31, 2005.

Earnings Per Share

In accordance with SFAS No. 128 “Earnings Per Share,” Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. The Company’s common stock equivalents at December 31, 2005 include the following:

Options	3,288,000
Warrants	6,786,757
Convertible Preferred Stock	7,621,991

17,696,748

As described in Note 14, the Company issued, upon its completion of an acquisition subsequent to December 31, 2005, 10,081,607 common stock purchase warrants to Debenture investors who financed the acquisition, 9,506,380 shares of common stock to members of the acquired company’s management, and converted (pursuant to a mandatory conversion feature) its Series A Preferred into 7,621,991 shares of its common stock. In addition, the Debentures that were used to finance the acquisition are convertible into 23,300,000 shares of the Company’s common stock at $1.50 per share. Certain of the Debenture investors subsequently elected to exercise 2,664,398 of their common stock purchase warrants. Subsequent to December 31, 2005, the Company also issued 500,000 shares of its common stock to Debenture holders in connection with an amendment and waiver of certain provisions in the Debenture agreement, 520,000 shares in private placement transactions, granted options to purchase 1,700,000 shares of stock and issued, upon the exercise of other warrants, an additional 250,000 shares of stock (Note 14).

In accordance with the provisions of Issue No. 5 of EITF 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128,” the Company has not included the Series A Preferred in its determination of basic EPS for the year ended December 31, 2005 because the holders of these securities are not contractually obligated to fund the Company’s losses nor do these securities include any provisions for the reduction of their contractual principal amount as a result of any losses incurred by the Company.

Income Taxes

Income taxes are accounted for under the asset and liability method of SFAS No. 109, “Accounting for Income Taxes (“SFAS 109”). Under SFAS 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Omni Point and Friendsand, LLC as the predecessors to the Company, were organized as limited liability companies for federal income tax purposes. Accordingly, any amounts earned during the period of January 1, 2005 through May 15, 2005 and for the year ended December 31, 2004 are being reported by the members of these entities on their individual tax returns. Accordingly, the Company has not recognized any income tax expense in the accompanying financial statements for the period of January 1, 2005 through May 15, 2005 and for the year ended December 31, 2004. Due to net losses for the periods presented, there is no income tax expense recognized using an effective tax rate of 38% under the method prescribed by SFAS 109 for the years ended December 31, 2005 and 2004, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“US GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2005 and 2004 include the allowance for doubtful accounts, stock-based compensation, and the useful lives of property and equipment and intangible assets.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, prepaid expenses, other assets, accounts payable, accrued expenses, and customer deposits approximate fair value based on the short-term maturity of these instruments.

Common Stock Purchase Warrants

The Company accounts for common stock purchase warrants in accordance with the provisions of Emerging Issues Tack Force Issue (“EITF”) issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement, or (ii) gives the company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the company), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

Registration Rights Agreements

The Company has adopted View C of EITF 05-4 “Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19” (“EITF 05-4”). Accordingly, the Company classifies as liability instruments, the fair value of registration rights agreements when such agreements (i) require it to file, and cause to be declared effective under the Securities Act, a registration statement with the SEC within contractually fixed time periods, and (ii) provide for the payment of liquidating damages in the event of its failure to comply with such agreements. Under View C of EITF 05-4, (i) registration rights with these characteristics are accounted for as derivative financial instruments at fair value and (ii) contracts that are (a) indexed to and potentially settled in an issuer’s own stock and (b) permit gross physical or net share settlement with no net cash settlement alternative are classified as equity instruments. At December 31, 2005, the Company recorded a registration rights penalty expense of $75,000, which has been included on the accompanying consolidated balance sheet.

Stock-Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the shorter of the respective vesting or service periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The exercise prices of all options granted by the Company equal the market price at the dates of grant. Accordingly, no compensation expense has been recognized. Had compensation cost for the stock option plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, “Accounting for Stock Based Compensation”, the Company’s net loss and loss per share for the years ended December 31, 2005 and 2004 would have been changed to the following pro-forma amounts:

	2005	2004
Net (loss) income, as reported.	$(2,788,289)	30,280
Less: stock-based employee compensation expense determined under fair value based method, net of related tax effect.	(239,586)	—

Pro forma net (loss) income	$(3,027,875)	$30,280

Basic and diluted net (loss) income per common share:
As reported	$(0.19)	$(0.00)

Pro forma	$(0.20)	$(0.00)

The option grants were estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 50%-83%; risk free interest rate of 3.53%; expected life of four to five years and annual dividend rate of 0%. The above pro forma disclosures may not be representative of the effects on reported net earnings for future years as options vest over several years and the Company may continue to grant options to employees.

Non-Employee Stock Based Compensation

The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

Advertising Costs

Advertising costs are expensed as incurred. The Company’s advertising expense amounted to $653,484 and $493,713 for the years ended December 31, 2005 and 2004, respectively.

Concentration of Credit Risk

Cash

The Company maintains cash accounts in financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). Management monitors the soundness of these institutions and considers the Company’s risk to be minimal.

Accounts Receivable

The Company has three customers whose accounts receivable balances amount to an aggregate of approximately $1,370,000 or 58% of the outstanding balances at December 31, 2005.

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified to conform to the 2005 consolidated financial statement presentation. These reclassifications had no impact on previously reported net results of operations.

Recent Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective for the first fiscal year beginning after December 15, 2005. The Company is in process of evaluating the impact of this pronouncement on its financial statements.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance has released Staff Accounting Bulletin (SAB) No. 107 to provide guidance regarding the application of FASB Statement No. 123 (revised 2004), Share-Based Payment. Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SAB 107 provides interpretative guidance related to the interaction between Statement No. 123R and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in

Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a significant effect on its financial statements.

On June 29, 2005, the EITF ratified Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” EITF Issue 05-2 provides guidance on determining whether a convertible debt instrument is “conventional” for the purpose of determining when an issuer is required to bifurcate a conversion option that is embedded in convertible debt in accordance with SFAS 133. Issue No. 05-2 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

In September 2005, Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” EITF 05-4 provides guidance to issuers as to how to account for registration rights agreements that require an issuer to use its “best efforts” to file a registration statement for the resale of equity instruments and have it declared effective by the end of a specified grace period and, if applicable, maintain the effectiveness of the registration statement for a period of time or pay a liquidated damage penalty to the investor. The Company has adopted view C of this pronouncement. Accordingly, the Company has bifurcated registration rights from their related free standing financial instruments and recorded them at fair value. The fair value of the common stock purchase warrants subject to registration rights are accounted for in accordance classified as equity.

In September 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). This issue is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is recorded in the shareholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” This Issue should be applied by retrospective application pursuant to Statement 154 to all instruments with a beneficial conversion feature accounted for under Issue 00-27 included in financial statements for reporting periods beginning after December 15, 2005.

The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Note 5 - Investment in SendTec Acquisition Corp.

On August 9, 2005, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”), as amended on August 23, 2005, with theglobe.com, Inc. and its wholly-owned subsidiary, SendTec, Inc. (“SendTec”). The Asset Purchase Agreement provided for the Company to purchase, through SendTec Acquisition Corp. (“STAC”), the business and assets of SendTec (the “Asset Purchase”).

Investment in STAC includes a $10,000,000 investment that the Company made in STAC, plus $309,083 of transaction expenses that the Company incurred in connection with completing its planned acquisition of SendTec, less the Company’s proportionate share of its losses in STAC for the period October 31, 2005 through December 31, 2005. The Company formed STAC solely to purchase the business and assets of SendTec.

The Asset Purchase Agreement, as originally contemplated by the parties, provided for the closing of this transaction to occur through STAC, as a wholly-owned or majority-owned subsidiary of the Company, on or prior to October 31, 2005.

As a result of the financing arrangement described herein, the Asset Purchase was restructured to include certain additional conditions for the Company to satisfy prior to completing its acquisition of SendTec. In connection therewith, the Company, on October 31, 2005 assigned its rights under the Agreement to STAC with the consent of the sellers in the transaction and entered into certain other agreements providing for the financing of the transaction. As a result of such financing arrangements, STAC temporarily ceased to be a wholly-owned subsidiary of the Company upon closing the Asset Purchase and upon STAC’s concurrent issuance, in a private placement, of preferred stock representing 64% of the aggregate voting interests in STAC. STAC completed the Asset Purchase on October 31, 2005. The aggregate purchase consideration (paid by STAC to the sellers) amounted to approximately $40,430,000 including cash of approximately $39,850,000 plus transaction expenses of approximately $580,000 incurred in connection with closing this transaction.

STAC financed its purchase of SendTec by issuing (a) 10,000,000 shares of its par value $0.001 common stock (“STAC Common Stock”) to the Company for $10,000,000 in cash and (b) pursuant to a Securities Purchase Agreement (the “STAC Debenture Agreement”), $34,950,000 of its 6% Senior Secured Convertible Debentures due October 30, 2009 (the “STAC Debentures”) to institutional investors (the “Investors”). In addition, certain Investors of the STAC Debentures also purchased 280,351 shares of STAC’s Series A Redeemable Preferred Stock (the “STAC Preferred Stock”) at a price of $1.00 per share for net proceeds of approximately $280,000 and STAC Management purchased 531,700 shares of STAC common stock for $531,700. STAC also issued, for no consideration, an additional 4,774,323 shares of its common stock to STAC management concurrent with its purchase of SendTec on October 31, 2005. Each share of STAC Preferred Stock possesses 100 votes per share, representing approximately 64% of the total voting interests of STAC. The Company retained approximately 23% of the total voting interests in STAC. The remaining voting interests in STAC include 5,306,023 shares of STAC common stock held by STAC management, including an aggregate of 531,700 shares purchased by individual STAC managers for cash and an aggregate of 4,774,323 shares granted by STAC to the individual managers as compensation.

The Asset Purchase, STAC Debenture Agreement, STAC Preferred Stock, RelationServe Preferred and certain other contemporaneous agreements entered into with the management of STAC provide for the mandatory consolidation of STAC, as defined in the Securities Purchase Agreement (the “Consolidation”) with the Company upon the attainment of certain contractual milestones (the “Consolidation Milestones”).

Such Consolidation Milestones, as defined in the Securities Purchase and related agreements, principally included the delivery, by the Company to the Investors and their agent in the transaction, of its audited financial statements for the nine months ended September 30, 2005 (the “Audited Financial Statements”), (b) satisfactory evidence that it had achieved certain minimum levels of revenue, earnings and cash flow as specified aforementioned agreements (the “Financial Covenants”) (c) a letter from its legal counsel providing negative assurance that reports the Company has filed with SEC since June 10, 2005 through the date of the letter contain no material misstatements or omissions of fact and (d) satisfactory evidence that certain former members of Omni Point and Affiliate Company relinquished their equity or other interest in the Company (as of the time of the Consolidation) and have given the Company a general release of all claims and entered into non-competition and non-solicitation agreements reasonably satisfactory to the purchasers of the STAC Debentures.

The Company, STAC and the purchasers of the Debenture also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) providing, among other things, for the formation a five member board, including one member to jointly represent the Company and a Debenture investor, and mandatory effectuation of a liquidity event, as defined, in the event that the Consolidation Milestones and related Consolidation were not completed.

The Company accounted for its investment in STAC in accordance with the provision of APB 18, “The Equity Method of Accounting for Investments in Common Stock,” which provides for companies to record, in results of operations, their proportionate share of earnings or losses of investees when they are deemed to influence but not control the affairs of the investee enterprise. Accordingly, the Company recorded a $1,034,102 charge for its proportionate share of STAC’s losses for the period of October 31, 2005 through December 31, 2005.

As described in Note 14, the Company delivered satisfactory evidence of its completion of the Consolidation Milestones on or about February 3, 2006 and completed its consolidation with STAC on February 3, 2006.

The Company accounts for its investment under the equity method if the investment gives the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company has the ability to exercise significant influence, but not control these investees. Accordingly, under the equity method of accounting, the Company’s share of the investee’s earnings or loss is included in the consolidated statements of operations. The Company records its investments in equity-method investees on the consolidated balance sheet as “Investment in prospective acquiree” and its share of the investee’s earnings or losses in “Loss on equity-method investment.” In the statement of operations for the year ended December 31, 2005, the Company recorded a loss on equity-method investment of $1,034,102.

Note 6 - Property and Equipment

At December 31, 2005, property and equipment consist of the following:

Computer equipment	$600,185
Office equipment	167,267
Furniture and fixtures	225,040
Leasehold improvements	127,011
Software	75,930

1,195,433
Less: accumulated depreciation	(413,047)

$782,386

Depreciation expense amounted to $198,235 and $187,031 for the years ended December 31, 2005 and 2004, respectively. In addition, the Company recorded an asset impairment charge of approximately $135,000 for the year ended December 31, 2004.

Note 7 - Intangible Assets

At December 31, 2005, intangible assets consist of the following:

Email database	$3,158,162
Customer list	320,000
Web properties	155,274

3,633,436
Less: accumulated amortization	(1,072,138)

$2,561,298

Amortization expense amounted to $701,895 and $325,475 for the years ended December 31, 2005 and 2004, respectively, including $619,650 and $325,475 relating to the amortization of the email database that is included in cost of sales.

The Company recorded asset impairment charge of $63,371 for the year ended December 31, 2004 for email addresses that were removed from the email database.

Amortization expense subsequent to the year ended December 31, 2005 is as follows:

Years ending December 31:
2006	$1,163,856
2007	864,967
2008	519,601
2009	12,874

$2,561,298

Note 8 - Notes Payable - Former Member of Friendsand LLC

In accordance with a Termination and Quit Claim Agreement for an Operating Agreement previously entered into with a related party, the Company issued notes payable in the face amounts of $700,000 and $150,000 in August 2003. The $700,000 note was non-interest bearing with monthly payments of $38,889 through January 2005. The notes were secured by the assets of the Company. Within the note agreements, the Company had the option to make any payment through the delivery of valid email addresses to the third party.

On March 26, 2004, the Company entered into a Settlement Agreement and agreed to pay $500,000 in satisfaction of its remaining obligations of $662,705 under the Termination and Quit Claim Agreement. Accordingly, $162,955 of notes forgiven has been treated as gain on the extinguishment of debt in the financial statements for the year ended December 31, 2004, and has been included in “Other income (expense)” in the accompanying financial statements for the year ended December 31, 2004.

As described in Note 2, on May 13, 2005 the Company assumed a $700,000 promissory note to the former member of Friendsand LLC as partial consideration in the merger of Friendsand LLC and RelationServe. The note, which bears interest at the rate of 6% per annum, was due with all principal, plus all accrued interest, on May 13, 2007, subject to acceleration (i) in the principal amount of $350,000, plus accrued interest, on such amount to the date on which the Company closes on a private placement or public offering of its securities with aggregate gross proceeds of not less than $5,000,000; and (ii) in the principal amount of $350,000, plus accrued interest on such amount to the date on which the Company closes on a private placement or public offering of its securities with aggregate gross proceeds of not less than $10,000,000. As of December 31, 2005, the Company repaid the entire principal balance of $700,000 of this note.

Note 9 - Commitments and Contingencies

Employment Agreements

Effective June 17, 2005, the Company entered into a three-year employment agreement with its Chief Executive Officer ending on June 16, 2008, which automatically renews for successive 24-month terms unless earlier terminated by the Company or the employee. In addition to an annual salary of $200,000, the agreement entitled the officer to receive an option to purchase 100,000 shares of common stock of the Company at fair market value. The Board of Directors approved the grant of this option on June 21, 2005 at an exercise price of $3.85 per share. The fair value of the Company’s common stock was deemed to be $1.00 per share at the date of grant based on the selling price of shares issued in a recently completed private placement transaction. Subject to the terms of the 2005 Incentive Stock Plan (Note 11), this option vests as to 25% six months following the date of grant and 25% on each of the first, second and third anniversaries of the date of grant. The option expires on the earlier of June 21, 2015 or upon the executive’s termination of employment. The agreement also provides for an annual bonus at the discretion of the Board of Directors. On July 13, 2005, the Board of Directors also approved a grant of 300,000 shares of common stock to the executive, of which one-third vested at the date of grant, one-third vests upon the first anniversary of the date of grant and the remaining one-third vests upon the second anniversary of the date of grant (Note 11).

Effective November 10, 2005, the Company’s chief executive officer resigned as an employee, officer, and director of the Company. Under the terms of a separation agreement, the Company made a $25,000 cash payment during 2005, committed to make an additional $25,000 cash payment on or before April 6, 2006 (which is included in accrued expenses in the accompanying balance sheet), and permitted the executive to retain options to purchase 100,000 shares of its common stock, and 100,000 shares of restricted common stock granted and issued under the Plan in June 2005. The Company also agreed to register for resale, the shares of common stock and common stock underlying the stock option on its next registration statement filed with the SEC.

Effective June 17, 2005, the Company entered into a three-year employment agreement with its President ending on June 16, 2008, which automatically renews for successive 24-month terms unless earlier terminated by the Company or the employee. The Agreement provides for an initial base salary of $100,000 per year, which shall be increased by at least $25,000, as the Board of Directors may determine, on each anniversary of the effective date. In addition, the agreement entitled the officer to receive an option to purchase 100,000 shares of common stock of the Company at fair market value. The Board of Directors approved the grant of this option at an exercise price of $3.85 per share. The fair value of the Company’s common stock was deemed to be $1.00 per share on the date of grant based on the price of shares issued in a recently competed private placement transaction. Subject to the terms of the 2005 Incentive Stock Plan (see Note 11), this option vests 25% six months following the date of grant and 25% on each of the first, second and third anniversaries of the date of grant. This option expires on the earlier of June 21, 2015 or upon the termination of the executive. The agreement also provides for the payment of an annual bonus at the discretion of the Board of Directors.

As described in Note 14, the President resigned from her position and entered into a termination agreement with the Company effective February 3, 2006.

Effective June 27, 2005, the Company entered into a three-year employment agreement with its Chief Operating Officer expiring on June 27, 2008, which automatically renews for successive 24-month terms unless earlier terminated by the Company or the employee. The agreement provides for the payment of an annual salary in the amount of $180,000, plus options to purchase 100,000 shares of the Company’s common stock at fair market value on the date of grant. This option vests as to 25% six months following the date of grant and 25% on each of the first, second and third anniversaries of the date of grant and expire on June 21, 2015, or earlier due to employment termination. The Board of Directors approved the grant of this option at an exercise price of $3.85 per share. The fair value of the Company’s common stock was deemed to be $1.00 per share on the date of grant based on the price of shares issued in a recently completed private placement transaction. The agreement also provides for the payment of an annual bonus at the discretion of the Board of Directors and a grant of 300,000 shares of common of which one-third of such shares would vest at the date of grant, one-third would vest upon the first anniversary of the date of grant and the remaining one-third would vest upon the second anniversary of the date of grant. The Board of Directors approved such grant effective July 13, 2005 (Note 11).

Effective November 16, 2005, the Company’s Board of Directors appointed a new senior vice president of sales and marketing who is also serving as the Company’s interim chief executive officer. Under the terms of the employment agreement, the executive will serve for an initial term one year, renewable automatically for successive terms of an additional year unless cancelled by either the executive or the Company on not less that 60 days notice prior to the expiration of the then effective term. The agreement provides for the payment of a $30,000 signing bonus paid upon entering into the agreement and base salary in the amount of $180,000 per annum. The Board of Directors also approved the grant of a five-year option to purchase 100,000 shares and 10,000 shares of the Company’s common stock. The stock options vest as to one third of such shares on each of the six month, first, and second year anniversaries of the date of grant, provided, however, that all of such options shall be immediately exercisable upon any change in control as defined in the Plan.

Consulting Agreements

In May 2005, the Company entered into a one year consulting agreement with Summit Financial Partners, LLC (“Summit”) in which Summit agreed to provide the Company with certain corporate finance and strategic advisory services. Compensation under this arrangement consists of (a) 1,050,000 fully vested and non-forfeitable shares of the company’s restricted common stock (Note 10), and (b) success fees ranging from 3% to 7% of the gross amount of certain types of investing and financing transactions in which the consultant has acted in the capacity of an intermediary or transaction advisor. In August 2005, the Company paid a $28,500 success fee to Summit for services rendered in connection with a private placement of its common stock. The fair value of the Company’s common stock was deemed to be $1.00 per share on the date of grant based on the price of shares issued in a recently completed private placement transaction. The Company cancelled its consulting agreement with Summit effective October 6, 2005. Summit retained 200,000 shares of the Company’s common stock in connection with the termination of this agreement.

On June 13, 2005, the Company entered into a twenty-one-month consulting agreement with Stronghurst LLC (“Stronghurst”), in which Stronghurst agreed to provide the Company with certain types of corporate finance services in exchange for 750,000 shares of Common Stock (Note 9).

The Company issued 375,000 of these shares to Stronghurst upon entering into the agreement. The remaining shares were placed in as escrow account from which the Company would release 187,500 shares in March 2006 and 187,500 shares in September 2006. All shares issued under this arrangement were subject to rescission by the Company in the event that the Company did not complete its acquisition of SendTec. In January 2006, the Company completed its acquisition of SendTec.

On August 17, 2005, the Company entered into an investment banking agreement (the “Investment Banking Agreement”) with Janney Montgomery Scott LLC (“Janney”) in which Janney agreed to provide the Company with financial advisory and investment ‘banking services in connection with its investment in and proposed acquisition of SendTec (Notes 2 and 13). In exchange, the Company agreed to pay Janney a cash fee equal to 5% of the gross proceeds received upon the completion of a private placement transaction, subject to a reduction of 1% based on the participation of certain prospective investors previously identified by the Company, plus up to $25,000 in expense reimbursements whether or not a private placement transaction is consummated. The Company made a $25,000 retainer payment to Janney upon executing the Investment Banking Agreement, which is included in deferred financing costs in the accompanying balance sheet.

The Company terminated its agreement with Janney upon the completion of its private placement of preferred stock (Note 10).

On November 30, 2005, the Company purchased a customer list from, and entered into a one-year consulting agreement with Elite Card Services, Inc. (“Elite”). The purchase price for the customer list amounted to $320,000 of which the Company paid $220,000 upon signing and accrued an additional $100,000 payable in two installment of $50,000 thirty and sixty days following the execution agreement. The Company has agreed to pay compensation to the consultant for service to be rendered during the one-year term of the agreement of $300,000 in cash payable in equal semi-monthly or bi-weekly installments during the term agreement plus 90,000 shares of common stock and 600,000 five-year options exercisable at $3.85 per share. This option becomes exercisable as to one-third of such shares on each of the six month, first, and second year anniversaries of the date of grant.

The Company recorded aggregate stock based compensation of $99,054 based on the fair value of the common stock and common stock purchase options it issued under the arrangement. This amount is included as a component of other general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2005.

Operating Lease

The Company leases office space under an operating lease, originally entered into by Omni Point, which expires in September 2009. Rent expense under this arrangement is recorded using the straight-line method over the term of the lease. The difference between rent expense recognized on the straight-line method and actual rental payments is presented as a deferred rent liability in the accompanying consolidated balance sheet.

Future minimum lease payments subsequent to December 31, 2005 are as follows:

Years ending December 31:
2006	$261,000
2007	268,000
2008	276,000
2009	212,000

$1,017,000

Rent expense amounted to $396,157 and $239,129 for the years ended December 31, 2005 and 2004, respectively.

Legal Contingencies

Through December 31, 2005, the Company and/or Omni Point have been named as defendants in three separate claims made by customers arising in the ordinary course of its business and one employment related claim. The Company believes it has substantial defenses and intends to vigorously defend itself against any all actions taken by the plaintiffs in these matters. The Company does not believe that any potential damages that could arise from these claims will have a material adverse effect on its financial condition or the results of its operations. Omnipoint has been named as a defendant in a certain employment related claim which to date has not been asserted against the Company. Although the Company is not a defendant in this matter at this time, there can be no assurance that the plaintiffs will not attempt to assert this claim against the Company in the future or that such claim, if asserted, will not result in a material loss to the Company. The range of loss with respect to this matter, if any, cannot be quantified.

Subsequent to December 31, 2005, the Company received notices of complaint from plaintiffs in three additional matters arising in the course of business, which are more fully described in Note 14.

On December 15, 2004, the Federal Bureau of Investigation served Omni Point with a search warrant regarding the alleged use of unlicensed software and seized certain e-mail servers with a net book value of approximately $135,000. Management believes the investigation resulted from a former independent contractor of the Company using the alleged unlicensed software on the Company’s behalf and without the Company’s knowledge. Management and legal counsel are currently unaware of any additional developments in the investigation. The Unites States Attorney’s Office had indicated that it would be in contact with Company’s legal counsel as the investigation continues. The Company has not received any further communications with respect to this matter; however, there can be no assurance that this matter, if further investigated, will not have a material adverse effect on the Company.

Note 10 - Stockholders’ Equity

Common Stock

As described in Note 9, the Company entered into a consulting agreement with Summit providing for 1,050,000 shares of stock based compensation including 200,000 shares issued directly to Summit by the Company and 850,000 shares transferred to Summit by certain stockholders of the Company. The Company cancelled its consulting agreement with Summit effective October 6, 2005. Summit retained 200,000 shares of the Company’s common stock in connection with the termination of this agreement. Accordingly, the Company recorded $200,000 of consulting expense under this arrangement for the year ended December 31, 2005. The Company recorded stock based compensation under these arrangements using the measurement date guidelines prescribed in EITF 96-18. All shares issued under this arrangement were fully vested and non-forfeitable at their date of issuance.

As described in Note 9, the Company entered into a consulting agreement with Stronghurst providing for 750,000 shares of stock based compensation, subject to rescission by the Company in the event that the Company does not complete the SendTec transaction. Accordingly, the Company recorded $750,000 of deferred compensation at the inception of the agreement.

The Company recorded compensation expense under these arrangements using a fair value for its common stock of $1.00, which is equal to the selling price of the Company’s common stock in a recently completed private placement transaction.

In June 2005, the Company under a private placement memorandum of April 2005 (the “April Offering”) issued $500,000 in units, each unit consisting of 50,000 shares of common stock with ten-year warrants to purchase 25,000 shares of the Company’s common stock exercisable at $2.00 per share.

On June 22, 2005, the Company commenced a private placement (the “June Offering”) of up to $4,000,000 in units for a purchase price of $100,000 per unit, each unit consisting of 50,000 shares of the Company’s common stock, par value $0.001 per share and a three-year warrant to purchase 25,000 shares of Common Stock at $3.50 per share. On June 30, 2005, the Company sold 20.97 units under the June offering to accredited investors for net proceeds of $1,955,527 and issued an aggregate of 1,000,000 shares of common stock, plus warrants to purchase 500,000 shares of the Company’s common stock at $3.50 per share. The Company also issued 48,515 shares of its common stock and 24,257 common stock purchase warrants to its legal counsel for services rendered in connection with completing this transaction.

The units in the June Offering were concurrently issued with a registration rights agreement requiring the Company to register, within 45 days of the closing of the final sale under the June Offering, a registration with the SEC and to use its best efforts to cause such registration statement to be declared effective upon the earlier of (i) 120 days from the filing date, (ii) 10 days within following the receipt of a “No Review Letter” from the SEC or (iii) the first business day following the day the SEC determined such registration statement to eligible to become effective. The agreement further provides that in the event that the Company is not successful in its efforts to cause such registration statement to be declared effective within certain contractually defined periods of time, the Company would be obligated to pay liquidated damages of 1% of the purchase price per month, payable in stock, up to a maximum of 12%.

In accordance with view C of EITF 05-04, the Company classified the common stock purchase warrants it issued in the June Offering as equity instruments. In addition, the liquidated damages, as a separate derivative financial instrument, were not characterized as liabilities since such damages, if any would be settled in shares of the Company’s common stock.

The Company was in default of its obligation register for resale, the shares it issued in the June offering within the contractual time period. On October 31, 2005 the Board of Directors of the Company ratified waivers obtained from a majority of the purchasers in the June 30, 2005 offering and entered into new Consent and Waiver Agreements containing amended registration obligations of the Company. The Company contemplates that the securities sold in the June 30, 2005 private placement will be registered for resale contemporaneously with the registration of the securities issued in connection with the financing of the Asset Purchase.

On June 27, 2005, the Company issued 550,000 shares of common stock in connection with the exercise of a warrant to purchase 550,000 shares of common stock for net proceeds of $137,500.

As described in Note 9, the Company granted 300,000 shares of common stock to its Chief Executive Officer on July 13, 2005. The Company valued these shares at $1.00 per share based upon the selling price of shares it issued in a recently completed private placement transaction. This award was amended upon the Chief Executive Officer’s resignation on November 10, 2005. In connection with such resignation, the Chief Executive Officer returned and the Company cancelled 200,000 shares of common stock previously issued under this arrangement. Accordingly, for the year ended December 31, 2005, the Company recorded salary expense of $100,000.

As described in Note 9, the Company granted 80,000 shares of common stock to its Chief Operating Officer on July 13, 2005. The Company valued these shares at $1.00 per share based upon the selling price of shares it issued in a recently completed private placement transaction. In December 2005, the Chief Operating Officer resigned. Accordingly, for the year ended December 31, 2005, the Company recorded salary expense of $80,000.

As described in Note 9, the Company granted 10,000 shares of common stock to its senior vice president of sales and marketing who temporarily served as the Company’s interim chief executive officer on November 16, 2005. The Company valued these shares at $1.35 per share based upon the selling price of shares it issued in a recently completed private placement transaction. Accordingly, the Company recorded deferred compensation of $13,500, which is being amortized over the 12-month term of the employment agreement. For the year ended December 31, 2005, amortization of this deferred compensation amounted to $1,125 and is included in salaries.

As described in Note 9, the Company entered into a consulting agreement with Elite providing for 90,000 shares of stock based compensation. The Company recorded stock based compensation under these arrangements using the measurement date guidelines prescribed in EITF 96-18. Accordingly, the Company recorded deferred compensation of $121,500, which is being amortized over the 12-month term of the consulting agreement. All shares issued under this arrangement were fully vested and non-forfeitable at their date of issuance. For the year ended December 31, 2005, amortization of this deferred compensation amounted to $10,125 and is included in other general and administrative expense.

In December 2005, the Company issued 50,000 shares of common stock in connection with the exercise of a warrant to purchase 50,000 shares of Common Stock for net proceeds of $12,500.

Non-Employee Option Grant

As described in Note 9, the Company granted five-year options to purchase a total of 600,000 shares of its common stock, exercisable at $3.85 per share. This option becomes exercisable as to one-third of such shares on each of the six month, first, and second year anniversaries of the date of grant. The Company has accounted for these in accordance with the provisions of EITF 96-18. Accordingly, the Company recorded at fair value the calculated value of the options vested at the end of each period until the options are fully vested. Accordingly, the Company recorded deferred compensation of $1,067,152, which is being amortized over the 12-month term of the consulting agreement. For the year ended December 31, 2005, amortization of this deferred compensation amounted to $88,929 and is included in other general and administrative expense.

Preferred Stock

On October 28, 2005, the Company filed a Certificate of Designation authorizing the issuance of up to 1,500,000 shares of its Series A Convertible Preferred Stock, par value $0.001 per share (the “RelationServe Preferred”).

On October 31, 2005 the Company sold in a private placement 762,199 shares of its newly created Series A Preferred Stock for proceeds amounting to $10,289,690. The Series A Preferred is mandatorily convertible into shares of the Company’s common stock at such time that the Company completes its consolidation with STAC or, in the event that the Company does satisfy the Consolidation Milestones to complete the Consolidation, at the option of the holder, each at the then effective conversion price. The conversion price is based upon a formula that currently results in a 10 to 1 conversion ratio or price or $1.35 per share. The Company used $10,000,000 the proceeds it received from this transaction to purchase the Common Stock of STAC (Note 5) and the remainder for general corporate and working capital purposes.

The Series A Preferred also features (1) a liquidation preference entitling the holders of the Series A Preferred to be paid an amount equal to their original purchase price of $13.50 per share (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events) upon a liquidation event as defined, and (2) a right to participate in dividends, on a pro rata basis with the common stockholders, based upon the number of common shares into which the Series A are convertible, if and when declared by the Board of Directors.

The holders of the Series A Preferred are also entitled to vote separately and as a class, on all matters affecting the rights, value or ranking of the Series A Preferred and on all matters in which the common stockholders are entitled to vote in the same manner and with the same effect as the common stockholders, based on the number of common shares into which the then outstanding Series A Preferred is convertible.

The Company is also obligated to reserve at all times, such number of shares of its common stock sufficient for issuance upon the conversion of its redeemable preferred stock.

The Company accounted for the issuance of its Series A Preferred stock in accordance with the provisions of EITF 98-5 and EITF 00-27, both titled “Convertible Securities with Beneficial Conversion Features and Contingently Adjustable Conversion Ratios.” Accordingly the Company recorded a $10,289,690 deemed dividend for the beneficial conversion feature associated with the difference between fair value of the Company’s Common’s Stock of $3.97 per share and the active conversion price of $1.35 per share in effect at the commitment date of this transaction.

The Company concurrently entered into a Registration Rights Agreement with each of the purchasers of the RelationServe Preferred. Pursuant to such Registration Rights Agreement, the Company is required to file within 45 days, and cause to be declared effective within 120 days, a registration statement with the SEC for the resale of the shares of common stock underlying this arrangement. If the Company fails to cause such registration statement to be declared effective within 120 days of its filing and/or fails to maintain the effectiveness of the registration statement while the shares of common stock underlying the Series A Preferred remain outstanding, it will be required to pay liquidated damages to the holders of the Series A Preferred of 1% per month of the aggregate purchase for such period of time that it is not in compliance.

As described above, the Company accounts for registration rights that contain liquidating damage provisions as separate derivative financial instruments in accordance with view C of EITF 05-4. Accordingly, the Company recorded a registration rights liability in the amount of $75,000. The Company determined the amount of liability based on the present value of the penalty that would accrue during the period of time in which the transfer of the shares would be restricted under Rule 144, adjusted for its estimate of the probability of its failure to comply with the registration rights agreement.

Note 11 - Stock Option Plans

2005 Non-Employee Directors’ Plan

On June 16, 2005, the Company granted an option to purchase 1,000,000 shares of common stock to a non-employee director under its 2005 Non-Employee Directors’ Plan (the “Directors Plan”). The option was exercisable six months after the approval of the Directors’ Plan by the Company’s stockholders, expires on June 16, 2010 and is exercisable at $1.00 per share, which was deemed to be the fair market value of the Company’s common stock at the date of grant based upon the selling price of shares it issued in the April offering. Accordingly, no compensation expense has been recognized.

On August 9, 2005, by written consent, a majority of the Company’s stockholders approved the Company’s 2005 Non-Employee Directors Stock Option Plan (the “Plan”). The Plan was ratified by the same majority of stockholders in existence at the date the grant was approved. Accordingly, the measurement date was determined to be the date of grant. The Directors Plan provides for the grant of up to 2,000,000 non-qualified stock options to non- employee directors of the Company. The plan also provides for (a) each newly elected or appointed director (other than the Chairman) to be granted options to purchase 50,000 shares of common stock, of which 50% would become exercisable on the date which is one year from the date of grant and the remaining 50% would be come exercisable on the date which is two years from the date of grant, and (b) for each such director to be granted an additional option to purchase 50,000 shares of common stock on the second anniversary of their initial election or appointment of which 50% would become exercisable on the date which is one year from the date of grant and the remaining 50% would become exercisable on the date which is two years from the date of grant. All options granted under the Directors Plan have a maximum term of ten years subject to accelerated vesting in the event of a change in control of the Company. On October 31, 2005, the Chairman of the Board of Directors resigned from his position. Upon such resignation, the Company accelerated the vesting of 1,000,000 stock options previously awarded to the Chairman under the Directors’ Plan.

2005 Incentive Stock Plan

On June 21, 2005, the Company adopted the 2005 Incentive Stock Plan (the “Plan”), which was subsequently approved by stockholders. The Plan provides for the grant of options and the issuance of restricted shares. An aggregate of 3,300,000 shares of common stock is reserved for issuance under the Plan. Both incentive and nonqualified stock options may be granted under the Plan. The Plan terminates on June 21, 2015. As of December 31, 2005, options to purchase 2,719,000 shares of common stock have been granted under the Plan.

The exercise price of options granted pursuant to this plan may not be less than 100% of the fair market value of the Company’s common stock on the date of grant and the term of options granted under this plan may not exceed 10 years. For holders of 10% or more of the combined voting power of all classes of the Company’s stock, options may not be granted at less than 110% of the fair value of the Company’s common stock on the date of grant and the term of such options may not exceed 5 years.

On June 21, 2005, the Company granted options to purchase an aggregate of 2,019,000 shares of common stock to employees of the Company. The options are exercisable at $3.85 per share. The fair market value of the common stock was deemed to be $1.00 per share at the grant date based upon the selling price of shares issued in a recently completed private placement transaction. Accordingly, under APB 25, no compensation expense was recognized. The options vest as to 25% six months following the date of grant and 25% on each of the first, second and third anniversaries of the date of grant and expire. These options expire upon the earlier of June 21, 2015, or the employees’ separation of employment with the Company.

As described in Note 9, on November 30, 2005, the Company granted options to purchase an aggregate of 100,000 shares of common stock to an employee of the Company. The option is exercisable at $3.85 per share. The fair market value of the common stock was deemed to be $1.35 per share at the grant date based upon the selling price of shares issued in a recently completed private placement transaction. Accordingly, under APB 25, no compensation expense was recognized. The stock options vest as to one third of such shares on each of the six month, first, and second year anniversaries of the date of grant, provided, however, that all of such options shall be immediately exercisable upon any change in control as defined in the Plan. These options expire upon the earlier of November 16, 2010, or the employees’ separation of employment with the Company. The Company also granted 600,000 options to a non-employee under a consulting agreement described in Notes 9 and 10 that were accounted for in accordance with EITF 96-18.

A summary of the status of the Company’s outstanding stock options granted to employees and a director as of December 31, 2005 and for the year then ended is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2004	—	$0.00
Granted	3,119,000	2.98
Forfeited	(431,000)	3.85

Outstanding at December 31, 2005	2,688,000	$2.98
Weighted Average fair value of options granted during the period		$2.98

Range of Exercise Price	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
$1.00	1,000,000	4.46 Years	$1.00	1,000,000	$1.00
$3.85	1,688,000	9.60 Years	3.85	222,000	3.85

	2,688,000		$2.98	1,222,000	$1.51

Note 12 - Income Taxes

For the period of May 16, 2005 through December 31, 2005, the Company incurred book losses of approximately $2,800,000 and anticipates having a tax loss for the period of May 16, 2005 through December 31, 2005 of approximately $2,500,000. The Company currently estimates that it has deferred tax assets of approximately $1,800,000, which principally relate to (i) losses it incurred during the initial period in which it has been operating as a C Corporation, (ii) its allowance for doubtful accounts, and (iii) approximately $1,000,000 of book to tax basis differences arises in connection with its equity investment in STAC. The Company fully reserved for this amount due to the fact that it is still operating within its initial period as a C Corporation and substantial uncertainty exists as to the utilization of any of its deferred tax assets in future periods. In addition, the utilization of any net operating losses that the Company has generated to date may be subject to substantial limitations due to the “change of ownership” provisions under Section 382 of the Internal Revenue Code and similar state provisions.

Note 13 - Related Party Transactions

For the year ended December 31, 2005, the Company recognized revenues from two companies related to a stockholder of the Company in the aggregate amount of $590,000. At December 31, 2005, these companies did not owe the Company and funds. The Company also appointed a new Chairman to its Board of Directors to whom it made a $100,000 payment for expenses incurred during the course of performing services for the Company. Effective November 1, 2005, the Company agreed to pay its Chairman compensation in the amount of $4,000 per week. The Company accrued compensation expense under this arrangement of $35,200, which is included as a component of compensation expense in the accompanying statement for the year ended December 31, 2005.

For the year ended December 31, 2005, the Company paid to a company 100% owned by its chief financial officer $40,610 for accounting services rendered.

Note 14 - Subsequent Events

Consolidation with STAC

The Company delivered satisfactory evidence of its completion of the Consolidation Milestones on or about February 1, 2006 and as a result thereof completed its acquisition of the entire Send Tec business through its consolidation with STAC on February 3, 2006. The Company acquired SendTec for the purpose of expanding its existing business operations to include a greater variety of marketing channels. The Company believes that its acquisition of SendTec will enable it increase its market share in the on-line and direct marketing business by creating superior value for its customers in the execution of their marketing campaigns.

Upon Consolidation, (i) the STAC Debentures became convertible at a conversion price of $1.50 per share into the Company’s Common Stock; (ii) seven-year warrants to purchase 10,081,607 shares of Company’s Common Stock were issued to the STAC Debenture purchasers exercisable at $0.01 per share; (iii) the STAC Preferred Stock was redeemed by STAC for its initial purchase price $280,351, (iv) the Company Series A Preferred was automatically converted into 7,621,991 shares of the Company’s Common Stock and (v) members of STAC Management exchanged their interest in STAC for an aggregate of 9,506,380 shares of RelationServe common stock. In addition, upon Consolidation, the Company and each of its subsidiaries executed and delivered a “Transaction Guaranty” and the “Guarantor Security Agreement” to guaranty the timely payment of amounts due under the STAC Debentures and pledging the assets of the Company and its affiliates.

The following table provides a preliminary estimate of the Company’s allocation of its purchase to the fair value of assets acquired and liabilities assumed in this transaction:

Consideration Paid	$39,850,000
Transaction expenses	580,000

Total purchase cost	$40,430,000

Asset acquired	14,300,000
Liabilities assumed	(10,700,000)

Net assets acquired	3,600,000

Purchase price in excess of net assets acquired	$36,830,000

Allocated to
Covenant not to compete	1,866,000

Goodwill	$34,964,000

The following unaudited pro-forma information reflects the results of continuing operations of the Company as if the acquisitions had been consummated as of January 1, 2005:

2005
Revenues	$49,000,000
Net Loss	14,550,000
Net Loss per share	($.35)

The Company’s allocation of its purchase price to the net assets of SendTec and presentation of the pro forma results is preliminary. This information, which is based on significantly limited information, is being presented for illustration purposes only and is not indicative of the results that the Company would have achieved or could potentially achieve in future periods had it completed this transaction as of the dates indicated. The actual allocation of the purchase price will be based on valuation studies that have not yet been performed.

Legal Contingency

On February 3, 2006, InfoLink Communications, Services, Inc, (InfoLink) filed a complaint against the Company and Omnipoint for allegedly violating the federal CAN SPAM ACT of 2003, 15 U.S.C. Section 7701, and breach of an alleged licensing agreement between Omni Point and InfoLink. Info Link seeks actual damages in an amount of approximately $100,000 and approximately $1,500,000 in statutory damages, which are considered to be highly speculative by the Company and legal counsel. This case is in its initial stages. The Company intends to vigorously defend itself with respect to this matter, however; its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or the results of operations.

On February 17, 2006, the Law Offices of Robert H. Weiss PLLC (“Weiss”) filed a complaint against the Company and Omni Point for fraud, breach of contract, unjust enrichment, and violation of the Uniform Deceptive Practices Act. Weiss seeks compensatory damages in an amount no less than approximately $80,000 in addition to punitive and exemplary damages with a specified amount. The Company also has accounts receivable due from Weiss of approximately $387,000 which are fully reserved. This case is initial stages. The Company intends to vigorously defend itself with respect to this matter, however; its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or the results of operations.

On March 6, 2006 Boston Meridian LLC (“Boston Meridian”) filed a complaint in the United States District Court District of Massachusetts alleging it is due certain fees and expense reimbursements in connection with the acquisition of the business of SendTec from theglobe.com inc.

Boston Meridian seeks an aggregate of $917,302 in fees and expenses and 100,000 shares of Company common stock. The Company believes the litigation is without merit and intends to vigorously defend against the complaint. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or the results of operations.

Employment Agreements

Paul Soltoff became Chief Executive Officer of STAC pursuant to an Employment Agreement dated October 31, 2005 and of the Company on February 3, 2006. The Agreement provides that Mr. Soltoff will serve as Chief Executive Officer for an initial five-year term, which will be renewed for additional one-year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $400,000, as well as such incentive compensation and bonuses as the Board of Directors may determine and to which he may become entitled to pursuant to an incentive compensation or bonus program.

Donald Gould became Chief Financial Officer of STAC pursuant to an Employment Agreement dated October 31, 2005 and of the Company on February 3, 2006. The Agreement provides that Mr. Gould will serve as Chief Financial Officer for an initial five-year term, which will be renewed for additional one-year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $225,000, as well as such incentive compensation and bonuses as the Board of Directors may determine and to which he may become entitled to pursuant to an incentive compensation or bonus program.

Eric Obeck became President of STAC pursuant to an Employment Agreement dated October 31, 2005 and of the Company on February 3, 2006. The Agreement provides that Mr. Obeck will serve as President for an initial five-year term, which will be renewed for additional one-year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $325,000, as well as such incentive compensation and bonuses as the Board of Directors may determine and to which he may become entitled to pursuant to an incentive compensation or bonus program.

Securities Purchase Agreement with Sunrise Equity Partners, L.P.

On February 3, 2006, the Company and Sunrise Equity Partners, L.P. (“Sunrise”) entered into a Securities Purchase Agreement pursuant to which the Company sold to Sunrise 500,000 shares of Company Common Stock for $750,000, of which the Company received net proceeds of $675,000 after deducting fees and expenses of $75,000. The Company granted Sunrise unlimited and customary “piggyback” registration rights as well as registration rights similar to the registration rights granted by the Company in connection with that certain Registration Rights Agreement dated October 31, 2005 with its then holders of Series A Preferred Stock. As a result, the Company is obligated to file a Registration Statement on or before 45 days after the Consolidation pursuant to the Registration Rights Agreement described above. The registration rights will survive until such time as the Company Common Stock may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.

STAC Debenture and Waiver

The STAC Debenture provides, among other things, for the Company to assume liability for the STAC Debentures on the date of Consolidation. The STAC Debenture also required STAC, and the Company beginning on the date of Consolidation to comply with certain financial covenants and provide for the Debenture holders to Participate in subsequent financing transactions. The Company and STAC were not in compliance with financial covenants stipulated in the STAC Debenture prior to and as of, respectively the date of consolidation.

On February 3, 2006, the Company and the Debenture holders entered into a letter agreement pursuant to which the Debenture holders agreed to (a) forbear to call a covenant default of STAC’s breach of the financial covenants, (b) amend the STAC Debenture to substantially eliminate the requirement for the Company to comply with the financial covenants at any time up to the date of consolidation and during the year ended December 31, 2006 and (c) consent to the Company’s sale of common stock to Sunrise described above, in exchange for 525,000 shares of Common Stock with an aggregate fair value of 1,443,750.

Severance Agreement with Former President

Effective February 3, 2006, the Company and its former President entered into a Release and Employment Severance Agreement pursuant which provided for (i) the former President to resign from her position with the Company, (ii) the Company to make severance payments in the aggregate amount of $50,000, (iii) the accelerated vesting of options to purchase 100,000 shares of Company Common Stock, (iv) the former President’s release of all claims, promises, causes of action that she has or may have against the Company and (v) the former President’s promise not to disclose confidential information relating to the Company.

2006 Incentive Stock Plan

The 2006 Incentive Plan was adopted by the Board of Directors on March 3, 2006 but is still subject to approval by our stockholders. An aggregate of 2,700,000 shares of Common Stock have been reserved for issuance under the 2006 Incentive Plan. The purpose of the 2006 Incentive Plan is to provide an incentive to retain in the employ of and as directors, officers, consultants, advisors and employees of our company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons into our development and financial success. Under the 2006 Incentive Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The maximum number of shares of common stock that may be subject to options granted under the 2006 Incentive Plan to any individual in any calendar year shall not exceed 1,000,000 shares in order to qualify as performance-based compensation under Section 162(m) of the Code. The 2006 Incentive Plan is currently administered by the Board or a Committee of the Board of Directors. As of March 13, 2006, no shares of Common Stock have been issued under the 2006 Incentive Plan and no options to purchase shares of Common Stock were outstanding.

Equity Transactions

In January 2006, the Company issued 50,000 shares of common stock in connection with the exercise of a warrant for net proceeds of $12,500.

In February 2006, the Company issued 2,664,398 shares of common stock in connection with the exercise of warrants through a cashless exercise provision in the warrants equaling 9,549.81 shares of common stock.

The Company also issued 200,000 shares of common stock in February 2006 in connection with the exercise of a warrant for net proceeds of $50,000.

Option Grants

In March 2006 the Company granted in the aggregate, options to purchase 1,700,000 shares of common stock to employees of SendTec. The options have an exercise price of $1.80 and expire in March 2006.

Discontinued Operations

On June 15, 2006, the Company sold substantially all of the business and net assets of its wholly-owned subsidiary, RelationServe Access, Inc. (“Access”) to R.S.A.C., Inc., a wholly-owned subsidiary of Come & Stay S.A., for $1.4 million in cash and the assumption of certain liabilities of Access. Pursuant to the agreement, the Company has agreed to remain liable for certain contingencies and liabilities, and any liabilities in excess of $3 million. As a result of the transaction, the Company recognized a loss on the sale of the net assets of approximately $146,000.

In addition, the Company ceased the operations of Friendsand, Inc. As a result the Company recorded a charge of approximately $459,000, which represents the net assets of Friendsand.

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company has reported Access’s and Friendsand’s results for the years ended December 31, 2005 and 2004 as discontinued operations because the operations and cash flows of Access and Friendsand have been eliminated from the Company’s ongoing operations as a result of having sold the business of Access and ceasing operations of Friendsand.

TABLE OF CONTENTS

SENDTEC, INC.

Report of Independent Certified Public Accountants

To the Stockholder

SendTec, Inc.

We have audited the accompanying balance sheet of SendTec, Inc (a Florida corporation), as of December 31, 2005, and the related statements of operations, stockholder’s equity, and cash flows for the year then ended and for the four month period from September 1, 2004 to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SendTec, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended and for the four month period from September 1, 2004 to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

GREGORY, SHARER & STUART, P.A.

St. Petersburg, Florida

March 10, 2006

Report of Independent Certified Public Accountants

To the Stockholders

SendTec, Inc.

We have audited the accompanying statements of operations, stockholders’ equity and cash flows of SendTec, Inc (a Florida corporation) for the eight month period from January 1, 2004 to August 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, stockholders’ equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, stockholders’ equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations, stockholders’ equity and cash flows. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of operations, stockholders’ equity and cash flows referred to above present fairly, in all material respects, the results of the operations of SendTec, Inc. for the period from January 1, 2004 to August 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

GREGORY, SHARER & STUART, P.A.

St. Petersburg, Florida

March 10, 2006

SendTec, Inc.

Balance Sheet

December 31, 2005

ASSETS
Current Assets
Cash	$3,350,545
Accounts receivable	9,910,804
Prepaid expenses and other current assets	251,918

Total Current Assets	13,513,267
Property And Equipment, net of accumulated depreciation of $465,747	828,446
Goodwill	12,605,874
Intangible Assets, net of accumulated amortization of $360,000	1,320,000
Other Assets	15,330

TOTAL ASSETS	$28,282,917

Total Liabilities And Stockholder’s Equity
Current Liabilities
Accounts payable	$9,993,415
Accrued expenses and other current liabilities	566,705
Deferred revenue	191,596

10,751,716
Total Current Liabilities
Deferred Tax Liability	145,125

Total Liabilities	10,896,841
Stockholder’s Equity
Common stock (Note C)	1
Additional paid-in capital	18,398,019
Net dividends to parent company	(618,434)

Accumulated deficit	(393,510)

Total Stockholder’s Equity	17,386,076

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$28,282,917

See the accompanying notes

SendTec, Inc.

Statements of Operations

	Year Ended December 31, 2005	Successor Company 4 Months Ended December 31, 2004	Predecessor Company 8 Months Ended August 31, 2004
Revenue	$37,769,742	$13,408,183	$19,243,689
Cost of Revenue	25,530,243	9,670,229	12,892,819

Gross Profit	12,239,499	3,737,954	6,350,870
Operating Expenses
Selling, general, and administrative	8,303,304	2,547,025	4,455,004
Depreciation and amortization	718,477	227,270	176,329

	9,021,781	2,774,295	4,631,333

Income From Operations	3,217,718	963,659	1,719,537
Other Income (Expense)
Stock bonus compensation	(4,774,323)	—	—
Interest income	46,347	9,715	17,583
Other expense	—	—	(19,974)

	(4,727,976)	9,715	(2,391)

Net (Loss)/Income Before Income Taxes	(1,510,258)	973,374	1,717,146
Income Tax Benefit/(Expense)	523,898	(380,524)	(770,790)

NET (LOSS)/INCOME	$(986,360)	$592,850	$946,356

See the accompanying notes

SendTec, Inc.

Statements of Stockholder’s Equity

For the Year Ended December 31, 2005

The Four Months Ended December 31, 2004

And the Eight Months Ended August 31, 2004

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Treasury Stock	Notes Receivable - Common Stock	Net Dividends to Parent Company	Retained Earnings (Accumulated Deficit)	Total Stockholder’s Equity
BALANCE AT JANUARY 1, 2004	4,377,822	4,377	$2,486,489	$(75,580)	$(55,350)	$—	$1,130,051	$3,489,987
Issuance of common stock	1,000	1	2,249	—	—	—	—	2,250
Payoff of notes receivable	—	—	—	—	55,350	—	—	55,350
Net income for eight months ended August 31, 2004	—	—	—	—	—	—	946,356	946,356

BALANCE AT AUGUST 31, 2004	4,378,822	4,378	2,488,738	(75,580)	—	—	2,076,407	4,493,943
Recapitalization at September 1, 2004	(4,378,722)	(4,377)	15,909,281	75,580		—	(2,076,407)	13,904,077

Balance after recapitalization on September 1, 2004	100	1	18,398,019	—	—	—	—	18,398,020
Net Dividends to Parent Company (See Note I)	—	—	—	—	—	(2,042,582)	—	(2,042,582
Net income for four months ended December 31, 2004	—	—	—	—	—	—	592,850	592,850

BALANCE AT DECEMBER 31, 2004	100	1	18,398,019	—	—	(2,042,582)	592,850	16,948,288
Net Dividends to Parent Company (See Note I)	—	—	—	—	—	1,424,148	—	1,424,148
Net loss for the year	—	—	—	—	—		(986,360)	(986,360)

BALANCE AT DECEMBER 31, 2005	100	$1	$18,398,019	$—	$—	$(618,434)	$(393,510)	$17,386,076

See the accompanying notes

SendTec, Inc

Statements of Cash Flows

	Year Ended December 31, 2005	Successor Company 4 Months Ended December 31, 2004	Predecessor Company 8 Months Ended August 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)/income	$(986,360)	$592,850	$946,356
Adjustments to reconcile net (loss)/income to net cash provided by operating activities
Depreciation and amortization	718,477	227,270	176,329
Loss on disposal of property and equipment	—	—	19,974
Deferred tax (benefit) expense	(523,898)	(226,501)	38,165
Stock compensation expense	5,253,403	234,231	—
Changes in operating assets and liabilities
Accounts receivable	(3,057,466)	(853,062)	(2,186,094)
Prepaid expenses and other current assets	198,506	(721,968)	(58,064)
Other assets	263	(818)	27,684
Accounts payable	3,609,913	2,062,690	1,437,910
Accrued expense and other current liabilities	(516,815)	436,688	(155,858)
Deferred revenue	(384,354)	54,218	377,389

Net Cash Provided By Operating Activities	4,311,669	1,805,598	623,791
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	—	10,000
Additions to goodwill	(7,635)	—	—
Purchase of property and equipment	(223,166)	(40,324)	(344,175)

Net Cash Used By Investing Activities	(230,801)	(40,324)	(334,175)
CASH FLOWS FROM FINANCING ACTIVITIES
Net payments to parent company	(3,829,255)	(2,276,813)	—
Sale of common stock	—	—	2,250
Proceeds from payoff of notes receivable - common stock	—	—	55,350

Net Cash (Used)/Provided By Financing Activities	(3,829,255)	(2,276,813)	57,600

NET INCREASE (DECREASE) IN CASH	251,613	(511,539)	347,216
CASH AT BEGINNING OF PERIOD	3,098,932	3,610,471	3,263,255

CASH AT END OF PERIOD	$3,350,545	$3,098,932	$3,610,471

See the accompanying notes

Note A - Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

The accompanying financial statements include the accounts of SendTec, Inc. (SendTec and Company). As more fully disclosed in Note B, on September 1, 2004 the Company was acquired by theglobe.com (theglobe). Additionally, as more fully disclosed in Note J, on August 9, 2005 theglobe and SendTec entered into an asset purchase agreement for the sale of substantially all of the net assets of SendTec to RelationServe Media, Inc. (RelationServe). On February 3, 2006, RelationServe completed the purchase of the net assets of SendTec from theglobe.

The Company provides advertising and marketing services for its customers located throughout the United States of America. These services include distribution of internet advertising, search engine marketing services, purchase of direct response television media for customers, and production of television commercials for direct response advertising.

Presentation of Financial Statements

SendTec’s financial statements have been prepared as “carve out” financial statements in accordance with SEC interpretations under Staff Accounting Bulletin (SAB) Topic 1-B. The term carve out as used herein applies to general purpose financial statements of an operating unit, sometimes not itself a separate legal entity, which are derived or “carved-out” of those of a larger corporate entity. For example, a division or a portion thereof representing a particular business can be carved out of an entity’s financial statements. As such, SendTec’s financial statements have been presented reflecting SendTec as a stand alone entity, not as a part of the consolidated financial statements of its parent company.

As required by the SAB, the financial statements include allocations from its parent companies necessary to reflect all of the costs of doing business. Management believes that the assumptions underlying the financial statements, including such allocations are reasonable.

Additionally, as required by SAB Topic 5-J, these financial statements reflect “push-down” accounting for the September 1, 2004 transaction with theglobe (as described in Note B) establishing a new basis of accounting. Push-down accounting for the sale of SendTec to RelationServe (as more fully described in Note J) was not applied as management believes the conditions requiring push-down accounting were not met.

Income taxes have been calculated as if all of the Company’s operations had been conducted as a separate tax paying legal entity, filing its own separate tax return and as if the transaction described in Note J had not occurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. These estimates and assumptions relate to estimates of collectability of accounts receivable, accruals, the impairment of long-lived assets and other factors. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amount of certain of the Company’s financial instruments, including cash, accounts receivable, accounts payable, accrued expenses, and deferred revenue approximate fair value at December 31, 2005 due to their short maturities. The Company maintains its cash with various financial institutions. Receivables and Credit Policies

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Follow-up correspondence is made if unpaid accounts receivable go beyond 30 days. Payments on accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice.

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances. The carrying amounts of accounts receivable approximate management’s best estimate of the amounts that will be collected. Management individually reviews all accounts receivable balances that exceed the due date and estimates the portion, if any, of the balance that will not be collected. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to earnings and a credit to trade accounts receivable. Bad debt expense is not material to the financial statements.

Unbilled Revenue

Included in accounts receivable at December 31, 2005 is unbilled revenue of $4,332,644. Unbilled revenues are revenues earned in fiscal year 2005, but not invoiced until after December 31, 2005. These unbilled revenues were subsequently invoiced in 2006.

Goodwill and Intangible Assets

The Company accounts for goodwill and intangible assets in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and other intangibles with indefinite lives should no longer be amortized, but rather be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill is stated at cost at December 31, 2005; the Company had no other intangible assets with indefinite lives. Intangible assets subject to amortization, included in the accompanying consolidated balance sheets as of December 31, 2005 are being amortized on a straight-line basis over their estimated useful lives of five years.

Long-Lived Assets

Long-lived assets, including property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If events or changes in circumstances indicate that the carrying amount of an asset or an appropriate grouping of assets may not be recoverable, the Company estimates the undiscounted future cash flows to result from the use of the asset or asset group. If the sum of the undiscounted cash flows is less than the carrying value, the Company recognizes an impairment loss measured as the amount by which the carrying value exceeds the fair value of the assets. Fair values are based on quoted market values, if available. If quoted market values are not available, the estimate of fair value may be based on the discounted value of the estimated future cash flows attributable to the assets or other valuation techniques deemed reasonable in the circumstances.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

Furniture and equipment	3-7 years
Software	3 years

Revenue Recognition

Revenue from the distribution of internet advertising is recognized when internet users visit and complete actions at an advertiser’s website. Revenue consists of the gross value of billings to clients, including the recovery of costs incurred to acquire online media required to execute client campaigns. Recorded revenue is based upon reports generated by the Company’s tracking software.

Revenue derived from search engine marketing services, such as search engine keyword buying, is recognized on a net basis in the period when the associated keyword search media is clicked on by a consumer. SendTec typically earns a media commission equal to a percentage of the keyword search media purchased for its clients. In many cases, the amount SendTec bills to clients significantly exceeds the amount of revenue that is earned due to the existence of various pass-through charges such as the cost of the search engine keyword media. Amounts received in advance of search engine keyword media purchases are deferred and included in deferred revenue in the accompanying balance sheet. Revenue derived from the purchase and tracking of direct response media, such as television and radio commercials, is recognized on a net basis when the associated media is aired. In many cases, the amount the Company bills to clients significantly exceeds the amount of revenue that is earned due to the existence of various pass-through charges such as the cost of the television and radio media. Amounts received in advance of media airings are deferred and included in deferred revenue in the accompanying balance sheet.

Revenue generated from the production of direct response advertising programs, such as infomercials, is recognized on the completed contract method when such programs are complete and available for airing. Production activities generally take eight to 12 weeks and the Company usually collects amounts in advance and at various points throughout the production process. Amounts received from customers prior to completion of commercials are included in deferred revenue and direct costs associated with the production of commercials in process are deferred and included within other current assets in the accompanying balance sheet.

Income Taxes

The Company accounts for income taxes using the asset and liability method (also refer to Note A Presentation of Financial Statements). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that the tax change occurs.

Stock-Based Compensation

In October 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued and provided companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25.

SFAS No. 123 encourages, but does not require, companies to recognize compensation expense for stock-based awards based on their fair market value at the date of grant. SFAS No. 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB No. 25) provided that pro-forma disclosures are made of what net income would have been had the new fair value method been used. The required disclosures were amended in December 2002 with the issuance of SFAS No. 148, Accounting for Stock Based Compensation - Transition and Disclosure. The Company adopted the disclosure requirements of SFAS No.123 as amended by SFAS No. 148, but continues to account for stock-based compensation under APB No. 25.

Until its acquisition by theglobe on September 1, 2004, the Company had stock-based compensation plans which are more fully described in Note D. Upon its acquisition by theglobe, the employees of SendTec became eligible to participate in the stock option plans of theglobe. theglobe accounts for its stock option plans in accordance with the measurement provisions of APB No. 25.

Had theglobe determined stock compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 and allocated the compensation expense to the Company for its employees participating in theglobe’s stock option plans, the Company’s net (loss)/income would have been reduced to the pro forma amounts indicated below:

	Year Ended December 31, 2005	4 Months Ending December 31, 2004	8 Months Ending August 31, 2004
		Successor	Predecessor
Net (loss)/income, as reported	$(986,360)	$592,850	$946,356
Add stock-based compensation included in net (loss)/income as reported, net of tax .	293,820	140,539	—
Deduct stock-based compensation determined under fair value method .	(326,262)	(162,410)	—

Pro forma net (loss)/income	$(1,018,802)	$570,979	$946,356

Not included in the chart above are amounts of stock based compensation associated with an outright stock grant to SendTec management in the form of common stock of SendTec Acquisition Corporation (refer to Note J). The value of this stock grant under the measurement provision of both APB 25 and SFAS 123 was determined to be $4,774,323 and is reflected in the statement of operations as stock bonus compensation for the year ended December 31, 2005.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, Accounting for Changes and Error Corrections, A Replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS 154 applies to all voluntary changes in accounting principles and requires retrospective application to prior period financial statements of changes in accounting principles. This statement also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of this standard to have a material impact on its financial condition, results of operations or liquidity.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, An Amendment of APB Opinion No. 29. SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations, or liquidity.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. This standard replaces SFAS No. 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. The standard requires companies to expense the fair value of stock options on the grant date and is effective for annual periods beginning after June 15, 2005. In accordance with the revised statement, the expense attributable to stock options granted or vested subsequent to January 1, 2006 will be required to be recognized. The precise impact of the adoption of SFAS No. 123R cannot be predicted at this time because it will depend on the levels of share-based payments that are granted in the future.

In December 2003, the FASB issued FIN No. 46-R, Consolidation of Variable Interest Entities. FIN 46-R, which modifies certain provisions and effective dates of FIN 46, sets forth the criteria to be used in determining whether an investment in a variable interest entity should be consolidated. These provisions are based on the general premise that if a company controls another entity through interests other than voting interests that company should consolidate the controlled entity. The Company believes that, currently, it does not have any material arrangements that meet the definition of a variable interest entity which would require consolidation.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 became effective during the third quarter of 2003 and did not have a material impact on the Company’s results of operations or financial position.

Reclassifications

Certain amounts in the 2004 financial statements were reclassified to conform to the 2005 presentation. These reclassifications had no effect on previously reported net income.

Note B - Recapitalization upon SendTec’s Acquisition by the Globe

On September 1, 2004, theglobe acquired SendTec. In exchange for all of the issued and outstanding shares of capital stock of SendTec, theglobe paid consideration consisting of: (1) $6,000,000 in cash, excluding transaction costs; (2) the issuance of an aggregate of 17,500,024 shares of theglobe’s common stock; (3) the issuance of an aggregate of 175,000 shares of theglobe’s Series H Automatically Converting Preferred Stock (which was subsequently converted into approximately 17,500,500 shares of theglobe’s common stock effective December 1, 2004); and (4) the issuance of a subordinated promissory note in the amount of $1,000,009 by theglobe. An aggregate of 3,974,165 replacement options to acquire theglobe common stock were also issued by theglobe for all of the issued and outstanding options to acquire SendTec shares held by the employees of SendTec as of the acquisition date.

For financial reporting purposes, theglobe’s purchase price was pushed down into the accounts of SendTec, resulting effectively in a recapitalization of SendTec as of September 1, 2004.

In addition, warrants to acquire shares of theglobe common stock would be issued to SendTec stockholders when and if SendTec exceeds forecasted operating income, as defined, of $10.125 million for the year ending December 31, 2005. The number of earn-out warrants may range from an aggregate of 250,000 to 2.5 million if actual operating income exceeds the forecast by at least 10%. At the end of 2005, no warrants were issued related to this earn-out provision, therefore, no consideration related to this contingency was included in the determination of the SendTec purchase price.

As part of the SendTec acquisition transaction, certain executives of SendTec entered into new employment agreements with SendTec. The employment agreements each have a term of five years and automatically renew for an additional year at expiration unless either party provides the requisite notice of non-renewal. The agreements also contain certain non-compete provisions for periods as specified by the agreements. The $1.8 million value assigned to the non-compete agreements is being amortized on a straight-line basis over five years. Annual amortization expense of the non-compete agreements is estimated to be $360,000 in 2005 through 2008 and $240,000 in 2009. The related accumulated amortization as of December 31, 2005 was $360,000.

SendTec issued 100 shares of $.01 par value common stock to theglobe to capitalize the new entity.

The SendTec purchase price allocation was as follows:

Cash	$3,610,000
Accounts receivable	5,534,000
Other current assets	194,000
Fixed assets	1,031,000
Non-compete agreements	1,800,000
Goodwill	12,598,000
Other assets	124,000
Deferred taxes	(896,000)
Assumed liabilities	(5,597,000)

$18,398,000

Note C - Stockholders’ Equity

Preferred Stock

Prior to its acquisition by theglobe, SendTec had authorized a total of 10 million shares of $.001 par value preferred stock. No shares had been issued.

Common Stock

After SendTec’s acquisition by theglobe, SendTec had authorized a total of 1,000 shares of common stock, with 100 issued as of December 31, 2005, par value of $.01 per share.

Note D - Stock Option Plans

SendTec Stock Option Plan

During 2000, the Company established the SendTec Stock Option Plan (SendTec Plan) which authorized the issuance of a maximum of 750,000 shares of the Company’s common stock. Officers, key employees, directors and consultants were eligible for grants under the terms of the SendTec Plan. The maximum term of the stock options granted under the SendTec Plan was 10 years and most optionees vested in the options over a 24-month period.

Options under the SendTec Plan may be options which qualify under Section 422 of the Internal Revenue Code (incentive stock options) or options which do not qualify under Section 422 (nonqualified options).

The following table summarizes SendTec Plan option activity for the period from January 1, 2004 to August 31, 2004:

	Shares	Weighted Average Exercise Price
January 1, 2004 through August 31, 2004
Stock option activity outstanding at beginning of year	318,200	$2.25
Granted	288,100	$5.40
Expired or surrendered	(56,000)	$2.25
Outstanding at end of period	550,300	$3.90

Exercisable at end of period	85,550	$2.25

The weighted average life of the options is five years. The estimated fair value of stock options at the time of the grant using the Black-Scholes option pricing model was as follows:

August 31, 2004
Fair value per option	$—
Assumptions Annualized dividend yield	0%
Expected volatility	0%
Risk free interest rate	5%
Expected option terms (in years)	5

theglobe Stock Option Plan

Pursuant to the agreement and plan of merger in connection with the acquisition of the Company on September 1, 2004, theglobe issued an aggregate of 3,974,165 replacement options to acquire shares of theglobe’s common stock for each of the issued and outstanding options to acquire shares of SendTec common stock held by employees of SendTec. Of these replacement options, 3,273,668 have exercise prices of $.06 and 700,497 have exercise prices of $.27 per share. theglobe also agreed to grant an aggregate of 225,000 options to employees of SendTec and 25,000 options to a consultant of SendTec at an exercise price of $.34 per share under similar terms as other stock option grants of theglobe. theglobe also granted 1 million stock options at an exercise price of $.27 per share in connection with the establishment of a bonus option pool pursuant to which various employees of SendTec could vest in such options if SendTec exceeds forecasted operating income, as defined, of $10.125 million for the year ending December 31, 2005. At the end of 2005, no options were issued related to this bonus option pool provision.

theglobe is accounting for the replacement options issued in accordance with FIN No. 44, Accounting for Certain Transactions Involving Stock Compensation, which requires the value of the unvested portion of the stock options issued to be treated as deferred compensation to be recognized in the results of operations over the remaining vesting period. The compensation expense related to the replacement options to the Company was recognized by SendTec as additional expense of $479,080 for the year ended December 31, 2005 and $234,231 for the four month period ended December 31, 2004.

Note E – Commitments

As discussed in Note B, as part of the SendTec acquisition transaction on September 1, 2004, certain executives of SendTec entered into new employment agreements with SendTec. The employment agreements each have a term of five years and automatically renew for an additional year at expiration unless either party provides the requisite notice of non-renewal. The agreements provide for total base salaries of $900,000 per annum and contain certain non-compete provisions for periods as specified by the agreements.

The Company has noncancelable operating lease agreements for buildings and equipment expiring through 2010. Future minimum lease payments required under the operating leases are as follows as of December 31, 2005:

Year ending December 31,
2006	$292,858
2007	300,180
2008	307,684
2009	315,376
2010	62,151

$1,278,249

Rent expense for all operating leases was approximately $295,000 for the year ended December 31, 2005; $84,000 for the four months ended December 31, 2004; and $124,000 for the eight months ended August 31, 2004.

Note F - Income Taxes

Subsequent to its acquisition by theglobe, the Company has been included in theglobe’s consolidated income tax return. Income tax expense in the accompanying statements of operations has been determined on a separate company basis for all periods presented.

The provision for income taxes consists of the following:

	Year Ended December 31, 2005	4 Months Ended December 31, 2004	8 Months Ended August 31, 2004
		Successor	Predecessor
Current
Federal	$—	$518,302	$625,545
State		88,723	107,080

	—	607,025	732,625
Deferred
Federal	(447,325)	(193,395)	32,586
State	(76,573)	(33,106)	5,579

	(523,898)	(226,501)	38,165

	$(523,898)	$380,524	$770,790

The income tax (benefit)/expense differs from the amount computed using the statutory federal income tax rate as follows:

	Year Ended December 31, 2005	4 Months Ended December 31, 2004	8 Months Ended August 31, 2004
Income tax (benefit)/expense at federal statutory rate	$(513,488)	$330,945	$583,831
State tax expense, net of federal benefit	(50,538)	36,708	74,355
Transaction expenses	—	—	82,620
Other	40,128	12,871	29,984

	$(523,898)	$380,524	$770,790

Tax effects of temporary differences that give rise to the deferred tax liability relate to approximately the following at December 31, 2005:

Deferred tax assets
Stock based compensation	$268,400
Net operating loss carryforward	198,000
Other	44,800
Deferred tax liabilities
Depreciation and amortization	(159,600)
Non-compete	(496,700)

$(145,100)

During the eight months ended August 31, 2004, the Company used federal and state net operating loss carryforwards to offset taxable income of approximately $4,894. At December 31, 2005 (on a stand alone basis and ignoring the effects of the transaction described in Note J), the Company had a net loss carryforward of $527,000.

Income taxes paid were $25,450 during the year ended December 31, 2005 and $1,832,000 during the eight month period ended August 31, 2004. Current income tax expense since August 31, 2004 (theglobe acquisition date) have been included in net dividends to parent company.

Note G - Significant Customers

A significant portion of the Company’s revenue is attributable to a small number of customers. During the year ended December 31, 2005, two customers accounted for approximately 44% of the Company’s net revenue. During both the eight month period ended August 31, 2004 and the four month period ended December 31, 2004, two customers accounted for approximately 59% of the Company’s net revenue. Three customers represented approximately 47% of the Company’s total accounts receivable as of December 31, 2005.

Note H - Retirement Plan

Effective January 1, 2003, the Company established a SIMPLE IRA savings plan (Plan) which is maintained for the benefit of all eligible employees who have completed six months of service. The Plan allows employees to make certain tax deferred voluntary contributions. The Company contributed to the plan such amounts as deemed appropriate. Contributions made by the Company totaled approximately $44,000 for the eight month period ended August 31, 2004 and $33,000 for the four month period ended December 31, 2004. The Plan was terminated on December 31, 2004.

Note I - Related Party Transactions

In connection with the acquisition of SendTec, certain of the SendTec executives who collectively received approximately 82% of the shares of theglobe.com common stock and preferred stock issued in the merger, theglobe, and theglobe’s chairman and chief executive officer and president (individually and on behalf of certain affiliated entities) entered into a stockholders’ agreement. Pursuant to the terms of the stockholders’ agreement, the SendTec executives granted an irrevocable proxy to vote their shares to E&C Capital Partners LLP, an affiliate of theglobe’s chairman and chief executive officer, on all matters (including the election of directors) other than with respect to certain potential affiliated transactions involving theglobe’s chairman and chief executive officer or president.

SendTec advanced cash to its parent company, theglobe.com, in 2005 and 2004. SendTec has recorded these cash advances as an inter-company receivable, due from parent company, in the period in which the cash advance was made. Cash advances to theglobe.com were $3.5 million for the year ended December 31, 2005 and $1.8 million for the four months ended December 31, 2004. These amounts were deemed to be dividends to theglobe and reclassified as dividends to parent company for 2005 and 2004.

SendTec provided various marketing services to an affiliated company of theglobe.com in fiscal years 2004 and 2005. This affiliated company was invoiced for all marketing services at SendTec’s standard third-party rates. SendTec recognized revenue for these marketing services in the period they were earned and recorded an intercompany receivable, due from affiliated company, in the same period. Revenues recognized from marketing services provided to the affiliated company were $222,741 for the year ended December 31, 2005 and $875,584 for the four month period ended December 31, 2004. These amounts were deemed to be dividends to theglobe and reclassified as dividends to parent company for 2005 and 2004.

SendTec management received $4,938,591 of compensation in the form of common stock in SendTec Acquisition Corporation (“STAC”)(refer to Note J) in the year ended December 31, 2005. This stock based compensation includes taxes paid by SendTec related to the compensation in the amount of $164,268. The stock based compensation was included in net dividends to parent company in SendTec’s December 31, 2005 balance sheet.

SendTec recorded current income tax expense of $0 and $607,025 for the year ended December 31, 2005 and for the four months ended December 31, 2004, respectively. For 2005 and for the four months ended December 31, 2004, these amounts were reclassified as dividends to parent company.

	Year Ended December 31, 2005	4 Months Ended December 31, 2004	8 Months Ended August 31, 2004
		Successor	Predecessor
Cash advances to parent company	$3,500,000	$1,800,000	$—
Marketing services provided to parent company	222,741	875,584	—
Stock option compensation expense	(479,080)	(234,231)	—
Stock bonus compensation expense	(4,774,323)	—	—
Net other expenses	106,514	208,254	—
Current income tax expense	—	(607,025)	—

	$(1,424,148)	$2,042,582	$—

Note J - SendTec Asset Purchase Agreement

On August 9, 2005, RelationServe entered into an asset purchase agreement, as amended (the Agreement) with theglobe for the purchase of all of the business and substantially all of the assets of SendTec. The purchase price for SendTec under the Agreement was $37.5 million, subject to adjustment, and the assumption of certain liabilities. On October 31, 2005, RelationServe assigned its rights under the Agreement to STAC and entered into certain agreements providing for financing of the transactions. RelationServe organized STAC to serve as the purchaser of the business and, as a result of the financing arrangements described herein, from October 31, 2005 through February 3, 2006 (the Consolidation Date), STAC operated independently and as a minority-owned affiliate of RelationServe prior to the Consolidation Date. Following the Consolidation Date, STAC once again became a wholly-owned subsidiary of RelationServe in connection with a series of transactions that took place on the Consolidation Date between RelationServe, STAC, and certain investors (the Consolidation).

The SendTec purchase was financed by issuance of $34.95 million of STAC Senior Secured Convertible Debentures due on October 30, 2009 (the Debentures) as well as issuance by RelationServe of $10,289,690 of Series A Convertible Preferred Stock, par value $0.001 per share (the Series A Preferred). In order to provide funds to STAC to complete the Asset Purchase, $10 million of STAC common stock, par value $0.001 per share (the STAC Common Stock) was issued to RelationServe from the proceeds of the sale of the Series A Preferred by RelationServe.

On February 3, 2006, certain provisions of the Debentures, as well as the terms of certain agreements with the management of STAC, resulted in the automatic conversion of STAC into a wholly-owned subsidiary of RelationServe. Upon the Consolidation on February 3, 2005, STAC became a wholly-owned subsidiary of RelationServe and thereafter, RelationServe, through STAC, acquired and continued to operate the business of SendTec.

TABLE OF CONTENTS

SENDTEC, INC.

SENDTEC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2006

(Unaudited)

ASSETS
Current assets
Cash	$4,435,097
Accounts receivable, less allowance for doubtful accounts of $191,000	10,523,697
Prepaid expenses	294,782

Total current assets	15,253,576
Property and equipment, net	1,344,526
Intangible assets, net	3,025,689
Goodwill	40,509,674
Other assets	15,329

Total assets	$60,148,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,798,223
Accrued expenses	1,031,644
Accrued compensation	170,487
Accrued commissions	66,432
Accrued penalty – registration rights	131,500
Current portion of capital lease obligations	119,110
Deferred revenue	1,872,748

Total current liabilities	11,190,144
Debentures payable, net of debt discount of $28,736,667	6,213,333
Capital lease obligations, net of current portion	77,346
Deferred rent	137,419

Total liabilities	17,618,242
Commitments and contingencies
Stockholders’ equity
Series A Convertible Preferred stock – $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—
Common stock – $.001 par value; 190,000,000 shares authorized; 46,015,142 shares issued and outstanding	46,015
Additional paid in capital	70,292,938
Accumulated deficit	(27,808,401)

Total stockholders’ equity	42,530,552

Total liabilities and stockholders’ equity	$60,148,794

SENDTEC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues, net	$9,404,920	$—	$27,185,118	$—
Cost of revenues	5,380,121	—	17,122,725	—

Gross profit	4,024,799	—	10,062,393	—

Operating expenses
Salaries, wages and benefits	2,552,010	—	6,312,879	—
Professional fees	144,516	213,767	1,220,488	332,138
Depreciation and amortization	223,404	—	559,634	—
Other general and administrative	1,099,295	650	2,748,224	155,175

Total operating expenses	4,019,225	214,417	10,841,225	487,313

Income (loss) from operations	5,574	(214,417)	(778,832)	(487,313)
Other income (expense)
Registration rights penalty	—	—	193,500	—
Covenant penalty	—	—	(1,443,750)	—
Loss on equity-method investment	—	—	(153,389)	—
Gain on disposition of equipment	7,471	—	7,471	—
Interest income	38,385	—	75,514	—
Interest expense	(3,003,827)	(2,285)	(7,981,398)	(8,734)

Total other expense	(2,957,971)	(2,285)	(9,302,052)	(8,734)

Loss from continuing operations before income taxes	(2,952,397)	(216,702)	(10,080,884)	(496,047)
Income taxes	—	—	—	—

Loss from continuing operations	(2,952,397)	(216,702)	(10,080,884)	(496,047)

(Loss) income from discontinued operations	(33,450)	(453,138)	(4,044,099)	877,034
Loss on disposal of discontinued operations	—	—	(605,439)	—

	(33,450)	(453,138)	(4,649,538)	877,034

Net (loss) income	$(2,985,847)	$(669,840)	$(14,730,422)	$380,987

Net (loss) income per common share:
basic
- Continuing operations	$(0.06)	$(0.01)	$(0.23)	$(0.03)
- Discontinued operations	$(0.00)	$(0.02)	$(0.10)	$0.06

- Total	$(0.06)	$(0.03)	$(0.33)	$0.03

Net (loss) income per common share:
diluted
- Continuing operations	$(0.06)	$(0.01)	$(0.23)	$(0.02)
- Discontinued operations	$(0.00)	$(0.02)	$(0.10)	$0.04

- Total	$(0.06)	$(0.03)	$(0.33)	$0.02

Weighted average number of common shares outstanding - basic	49,073,244	19,771,015	45,212,276	15,112,925

Weighted average number of common shares outstanding - diluted	49,073,244	19,771,015	45,212,276	21,628,567

SENDTEC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

	Preferred Stock $.001 Par Value		Common Stock $.001 Par Value
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
Balance – January 1, 2006	762,199	$10,289,690	19,671,015	$19,671	$14,799,352	$(13,077,979)	$12,030,734
Conversion of preferred stock into common stock	(762,199)	(10,289,690)	7,621,991	7,622	10,282,068	—	—
Common stock issued in private placement	—	—	500,000	500	674,500	—	675,000
Common stock issued upon STAC consolidation	—	—	9,506,380	9,506	5,296,517	—	5,306,023
Common stock issued upon exercise of warrants	—	—	8,187,620	8,188	97,389	—	105,577
Beneficial conversion feature of warrants issued to Debenture holders	—	—	—	—	34,950,000	—	34,950,000
Common stock issued to Debenture holders pursuant to letter agreement	—	—	525,000	525	1,443,225	—	1,443,750
Common stock issued as employee compensation	—	—	3,136	3	8,934	—	8,937
Adjustment of previous financing costs	—	—	—	—	(1,442)	—	(1,442)
Allocation of consulting agreement to acquisition costs	—	—	—	—	750,000	—	750,000
Amortization of deferred compensation	—	—	—	—	1,934,895	—	1,934,895
Issuance of warrants to consultant	—	—	—	—	57,500	—	57,500
Net loss	—	—	—	—	—	(14,730,422)	(14,730,422)

Balance – September 30, 2006	—	$—	46,015,142	$46,015	$70,292,938	$(27,808,401)	$42,530,552

SENDTEC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss - continuing operations	$(10,080,884)	$(496,047)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	559,634	—
Stock-based compensation	575,000	—
Non-cash interest	6,557,362	—
Covenant penalty	1,443,750	—
Provision for bad debt	197,745	—
Loss on equity-method investment	153,389	—
Registration rights penalty	(193,500)	—
Gain on disposition of equipment	(7,471)	—
Changes in assets and liabilities:
Accounts receivable	(3,249,221)	—
Prepaid expenses and other current assets	(107,403)	(236,171)
Accounts payable	(2,017,623)	—
Accrued expenses	(24,850)	354,136
Accrued compensation	(111,986)	—
Accrued commissions	4,307	—
Deferred rent	(13,787)	—
Deferred revenue	1,352,232	—

Total adjustments	5,117,578	117,965

Net cash used by operating activities	(4,963,306)	(378,082)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in purchase accounting	9,347,155	—
Cash received in reconciliation of asset purchase	318,750	—
Purchase of property and equipment	(521,078)	—
Proceeds from disposition of equipment	22,051
Investment in prospective acquiree	(194,827)	—
Cash used in acquisition	(20,619)	(150,000)

Net cash provided by (used by) investing activities	8,951,432	(150,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sales of common stock	675,000	3,450,554
Proceeds received upon exercise of warrants	105,577	137,500
Principal payments on capital lease obligations	(45,082)	—

Net cash provided by financing activities	735,495	3,588,054

CASH FLOWS OF DISCONTINUED OPERATIONS
Cash provided by (used by) operating activities	(1,747,643)	355,036
Cash provided by (used by) investing cash flows	1,302,647	(1,640,612)
Cash used by financing cash flows	—	(707,124)

Net cash used by discontinued operations	(444,996)	(1,992,700)

Net increase in cash	4,278,625	1,067,272
Cash – beginning of period	156,472	154,379

Cash – end of period	$4,435,097	$1,221,651

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Interest	$1,604,611	$810
Income taxes	$—	$—
Non-cash investing activities
Issuance of common stock in connection with consolidation	$5,306,022	$—
Computer equipment capital lease	$241,538	$—
Note payable assumed in connection with acquisition	$—	$700,000
Common stock issued for future services	$—	$2,180,000
Distribution of software to member	$—	$200,000

SENDTEC, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006

NOTE 1 – BASIS OF PRESENTATION AND BUSINESS ORGANIZATION

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, the financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the financial statements for the year ended December 31, 2005 and notes thereto of SendTec, Inc., formerly RelationServe Media, Inc. (the “Company” or “SendTec”) included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results for the full fiscal year ending December 31, 2006.

The consolidated financial statements of the Company include the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated.

The unaudited condensed consolidated financial statements contained herein include commencing February 1, 2006 the results of SendTec Acquisition Corp. (“STAC”) which became a wholly-owned subsidiary of the Company on February 3, 2006. On October 31, 2005, STAC acquired the assets of SendTec. As of October 31, 2005 and through February 1, 2006, the Company held approximately 23% of the total voting interests in STAC. Accordingly, from October 31, 2005 through February 1, 2006, the Company accounted for its investment in STAC in accordance with the provision of APB 18, “The Equity Method of Accounting for Investments in Common Stock,” which provides that companies must record, in results of operations, their proportionate share of earnings or losses of investees when they are deemed to influence but not control the affairs of the investee enterprise. The Company recorded a $153,389 charge for its proportionate share of STAC’s losses for the month ended January 31, 2006.

On June 15, 2006, the Company sold substantially all of the business and net assets of its wholly-owned subsidiary RelationServe Access, Inc. (“Access”). The loss on the sale of the net assets and the operating results of Access are presented in the statement of operations under the category titled “(loss) income from discontinued operations”. The Company also ceased operations of the business of Freindsand.com, Inc. (“Friendsand”) as of June 30, 2006. The operating results of Friendsand and the loss on the write-down of the business assets are included in the statement of operations under the category titled “(loss) income from discontinued operations”. The comparative period statements of operations have been restated to reflect the discontinued operations.

Organization

SendTec, Inc., formerly RelationServe Media, Inc., (the “Company”) is a holding company organized for the purpose of acquiring, owning, and managing various marketing and advertising businesses, primarily involving the Internet. Since February 2006 the Company’s SendTec marketing services business has become its dominant operation. In July 2006, Company changed its name to SendTec Inc. SendTec is a marketing company, primarily involved in direct response marketing.

The Company was originally formed as Chubasco Resources Corp. (“Chubasco”) in the State of Nevada as an exploration stage company engaged in the business of mineral exploration. On June 13, 2005, Chubasco completed a reverse merger (accounted for as a recapitalization transaction) with RelationServe, Inc., (“RelationServe”). RelationServe was a Delaware corporation formed in March 2005 that operated a marketing business it acquired in a reverse acquisition in May 2005. RelationServe, through its wholly-owned subsidiary, RelationServe Access, Inc. (“Access”) purchased certain assets and assumed certain liabilities of Omni Point Marketing LLC (“Omni Point”), and through its wholly-owned subsidiary, Friendsand.com Inc. (“Friendsand”), acquired Friendsand LLC (“Friendsand LLC”). Chubasco changed its name to RelationServe Media, Inc. (still a Nevada corporation) following its merger with RelationServe of Delaware. On August 29, 2005, the Company completed a reincorporation merger in which RelationServe Media, Inc. survived such merger as a Delaware corporation.

Effective February 2006, the Company completed its acquisition of the net assets and business of SendTec as described in Note 4. On July 11, 2006, the stockholders approved the Company to change its name to SendTec, Inc. The principal operations were moved to St. Petersburg, Florida.

NOTE 2 – LIQUIDITY FINANCIAL CONDITION AND LEGAL MATTERS

Liquidity and Financial Condition

The Company incurred a loss of approximately $10,081,000 from continuing operations for the nine months ended September 30, 2006, which includes an aggregate of approximately $9,294,000 in non-cash charges relating to stock issued to satisfy a covenant breach of $1,444,000, non-cash interest of $6,557,000, depreciation and amortization of $560,000, stock based compensation of $575,000, a provision for bad debts of $198,000, and an equity method loss of $153,000, net of a $193,000 reduction in the estimated fair value of a registration rights penalty.

The Company realigned its operations to focus on the business of SendTec, which is currently its sole operation. The Company believes that its current capital resources combined with the revenues it expects to generate through the operations of SendTec will enable it to sustain operations through September 30, 2007. The Company intends to raise additional capital to fund the growth of its business and believes it has access to capital resources; however, the Company has not secured any commitments for new financing at this time nor can the Company provide any assurance that it will be successful in its efforts to raise additional capital if considered necessary, in the future.

In July 2006, the Company’s registration statement relating in part to the resale of common stock issuable to Debenture holders was declared effective. As a result, the Company expects to achieve cost savings due to a decrease in legal, accounting, printing and other expenses associated with the registration process. The Company is also restricted from incurring additional indebtedness other than certain permitted indebtedness under the terms of the Debentures described in Note 7.

As described in Note 7, the Company was not in compliance with certain financial covenants it is required to maintain under the terms of its Securities Purchase Agreement with the Debenture holders. As of August 21, 2006, at least 75% of the Debenture investors waived the Company’s breach of these covenants pursuant to a term sheet dated August 21, 2006 (“Term Sheet”) and accordingly under the terms of the Securities Purchase Agreement the waiver became effective. Under the provisions of this Term Sheet, the Debenture investors agreed to permanently forbear their right to (a) declare the Company in default of the Debentures as a result of the covenant breach at June 30, 2006, and (b) demand acceleration of the loan; however, such waiver relates solely to the Company’s noncompliance with the covenants as of June 30, 2006 and September 30, 2006. Other provisions of the Term Sheet provide (i) the Debentures, previously convertible at $1.50 per share into shares of Company Common Stock, become convertible into shares of Company Common Stock at a conversion price of $0.50 per share, (ii) the Company shall have the option to make payments in shares of Common Stock for interest and other amounts due if the average daily trading volume is greater than or equal to 250,000 shares, provided, however, the Company will be entitled to pay half of each interest payment due November 1, 2006 and February 1, 2007 in Common Stock regardless of trading volume, (iii) the Company shall have the right in its sole discretion to redeem all or a portion of the outstanding Debentures at par plus (1) the aggregate value of the interest payable on the Debenture thru maturity; (2) 500,000 common stock purchase warrants ($0.50 exercise price per warrant) for each $1.0 million of Debentures redeemed, (iv) current financial covenants shall be amended to quarterly covenants based on minimum net revenues and minimum cash balances for the Company, and (iv) certain other conversion and redemption provisions. The Company entered a definitive agreement pursuant to and in accordance with the provisions of the Term Sheet with at least 75% of the Debenture investors on September 27, 2006.

On November 10, 2006, the shareholders approved an increase in the authorized capital of the Company to meet the requirements of all potential conversions under the revised terms of the Debentures and other derivate instruments into Common Stock.

Legal Proceedings

At September 30, 2006, the Company and/or Omni Point have been named as defendants in two separate claims made by customers arising in the ordinary course of its business. The Company believes it has substantial defenses and intends to vigorously defend itself against any and all actions taken by the plaintiffs in these matters. The Company, from time to time, is involved in various matters or disputes also arising in the ordinary course of business. The Company does not believe that any potential damages that could arise from any of these matters will have a material adverse effect on its financial condition or the results of its operations.

Omni Point has been named as a defendant in an employment related claim which to date has not been asserted against the Company. Although the Company is not a defendant in this matter at this time, there can be no assurance that the plaintiffs will not attempt to assert this claim against the Company in the future or that such claim, if asserted, will not result in a material loss to the Company. The range of loss with respect to this matter, if any, cannot be quantified.

On April 5, 2006, Mr. Ohad Jehassi, the Company’s former Chief Operating Officer, filed an action against the Company in the Circuit Court for the 17th Judicial Circuit in Broward County, Florida in connection with his termination by the Company. Mr. Jehassi alleged that the Company breached an Employment Agreement and owes him salary and other benefits in connection with such alleged breach. On June 21, 2006, Mr. Jehassi filed an Amended Complaint adding a claim for violation of the Florida Whistleblower’s Act, and on August 14, 2006, filed a Third Amended Complaint adding a claim for unpaid wages under a Florida statute. Mr. Jehassi seeks damages of approximately $500,000 plus attorney’s fees, costs and expenses and shares of the Company’s stock he alleges he is entitled to. The Company has filed an answer to the Third Amended Complaint denying that Mr. Jehassi is entitled to any relief and has asserted a counterclaim against Mr. Jehassi. The Company believes this action is without merit, and intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

Boston Meridian, LLC v. RelationServe LLC, RelationServe Media, Inc., and Michael Brauser, Civil Action No. 1:06-CV-1041 1-MEL. On March 6, 2006 Boston Meridian LLC (“Boston Meridian”) filed a complaint in the United States District Court, District of Massachusetts, alleging that it is owed certain fees and expenses in connection with the Company’s acquisition of the business of SendTec, Inc. from theglobe.com, Inc. On April 3, 2006, Boston Meridian amended the complaint adding Michael Brauser, then-Chairman of the Board of the Company, as an additional defendant, and alleging that Mr. Brauser tortiously interfered with Boston Meridian’s contract with the Company. Boston Meridian seeks an aggregate of $917,302 in fees and expenses and 100,000 shares of the Company’s common stock as damages. The Company filed a motion to dismiss this action for lack of personal jurisdiction, improper venue, and failure to state a claim. This motion has been fully submitted to the District Court and we are awaiting a decision. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations. The Company also filed a separate action, RelationServe Media Inc. v. Boston Meridian LLC, and Sage Capital Growth, Inc., Index No. 103857/06, in the Supreme Court of the State of New York, County of New York, against both Boston Meridian and Sage Capital Growth, Inc., alleging negligence amid breach of implied contracts, and seeking damages in excess of $75,000. Both defendants in the New York action have filed motions to dismiss this action.

On February 17, 2006, the Law Offices of Robert H. Weiss PLLC (“Weiss”) filed a complaint in the Superior Court of the District of Columbia, Civil Division, against the Company and Omni Point for fraud, breach of contract, unjust enrichment, and violation of the Uniform Deceptive Trade Practices Act. Weiss seeks compensatory damages in an amount no less than approximately $80,000 in addition to punitive and exemplary damages with no specified amount. The Company also had accounts receivable due from Weiss of approximately $350,000 associated with its discontinued operations which it fully reserved. The Company filed an answer to the complaint and asserted counterclaims on the accounts receivable due from Weiss. During October 2006 the Company moved to vacate a default as a result of Company counsel’s failure to appear on several occasions. A decision on the motion is pending. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On February 3, 2006, InfoLink Communications, Services, Inc, (InfoLink) filed a complaint against the Company and Omni Point in the Circuit Court of Miami Dade County, Florida, asserting violation of the federal CAN SPAM ACT of 2003, 15 U.S.C. ss. 7701, and breach of an alleged licensing agreement between Omni Point and InfoLink. Info Link seeks actual damages in an amount of approximately $100,000 and approximately $1,500,000 in statutory damages. The Company does not believe that Info Link has sufficiently pled any factual basis to support its claim. The Company filed a motion asking the court to enter sanctions against Infolink, including but not limited to dismissal of the case with prejudice, for Infolink’s failure to comply with a court order to produce discovery materials. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On December 15, 2004, the Federal Bureau of Investigation served Omni Point with a search warrant regarding the alleged use of unlicensed software and seized certain e-mail servers with a net book value of approximately $135,000. Management believes the investigation resulted from a former independent contractor of the Company using the alleged unlicensed software on the Company’s behalf and without the Company’s knowledge. Management and legal counsel are currently unaware of any additional developments in the investigation. The United States Attorney’s Office had then indicated that it would contact the Company’s legal counsel as the investigation continues. The Company has not received any further communications with respect to this matter; however, there can be no assurance that this matter; if further investigated, will not have a material effect on the Company.

In June 2006, the Company’s subsidiary, SendTec Acquisition Corp (“STAC”), commenced an action against one of its customers, Kikucall Inc. d/b/a InstantCast (“Kikucall”). In October 2006, STAC entered into a settlement agreement with Kikucall whereby Kikucall agreed to pay $122,000 in various installments through December 2007 that will be recognized for accounting purposes subsequent to September 30, 2006. In addition, Kikucall withdrew all of its previous claims and counterclaims against STAC and the officers of STAC.

On or about June 15, 2006, R&R Investors Ltd commenced an action in the Supreme Court of the State of New York, County of New York, against the Company and Come & Stay S.A. asserting a claim for breach of contract related to a purported agreement concerning the sale of RelationServe Access, Inc. R&R initially sought an injunction enjoining the transfer of RelationServe Access, Inc. stock. The Court denied R&R’s motion. R&R effectuated service of the complaint on the Company in August. The Company has served an answer to R&R’s complaint denying that R&R is entitled to any relief. This case is in its initial stages. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On or about April 28, 2006 LeadClick Media, Inc. commenced an action against the Company in the Superior Court for the State of California, County of San Francisco, alleging breach of contract seeking to recover $379,146, plus interest. The action has been removed to federal court. The Company filed an answer with counterclaims in July 2006. This case is in its initial stages. The Company intends to vigorously defend itself with respect to this matter; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On or about August 31, 2006, an action was commenced in the United States District Court for the Southern District of Florida (Case No. 06-61327) by Richard F. Thompson as putative class representatives against the Company and certain former officers and directors of the Company alleging securities laws violations in connection with the purchase of Company stock during the period May 24, 2005 to the present. The named plaintiff in the case previously filed suit against the Company, as an individual, in state court in Indiana which action was dismissed in July 2006. The Florida District Court permitted plaintiff to file an amended complaint and on November 13, 2006, plaintiff filed a “First Amended Class Action Complaint” (the “First Amended Complaint”) adding an additional plaintiff, L. Alan Jacoby, who purportedly purchased 10,000 shares of common stock of the Company in the open market, and naming additional former and present officers and directors of the Company and others as defendants. The First Amended Complaint, styled as a class action, alleges violations of Section 11 and Section 12(2) of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act, and Rule 10b-5 promulgated thereunder. Plaintiff’s claim, among other things, violations of the various acts: “(a) by selling securities through persons who were not registered as agents and/or broker dealers with the Securities Exchange Commission or the States of Florida or Indiana and were not affiliated as an agent or representative of any broker/dealer; (b) by failing to disclose to purchasers of Relationserve Media, Inc. stock that they were selling securities of Relationserve stock through unregistered agents and broker/dealers was in violation of state and federal securities laws which caused a substantial contingent liability for claims of rescission by investors and exposing Relationserve to substantial legal fees, criminal and civil liability which would have a material adverse impact to the Relationserve’s financial condition; (c) by failing to disclose that in July 2005 Relationserve’s Chief Executive Officer and Chief Operating Officer received evidence of accusations of employee theft of data and employee kickbacks had been made and the matter was so material that CEO hired an outside attorney to investigate the matter; (d) by failing to disclose that financial statements beginning the third quarter of 2005 were false and misleading as the founder of the Company [Richard Hill] had directed that finance recognize income in the third quarter in violation of Sarbanes-Oxley. The invoices directed to be recorded either did not exist or were otherwise untraceable, cancelled, or were never shipped, with the exception of just a few (adjustments to income that would be required as a result of the allegations, if any, relate to certain discontinued operations); (e) by failing to disclose that Director, Pete Musser has previously been sued by stockholders of two other corporations, SafeGuard and TyCom Ltd., for securities violations.” In addition to the claims of securities law violations, plaintiffs claim violation of Section 20(a) of the Exchange Act as to controlling persons of the Company, violations of the Florida Securities Act, violations of the Indiana Securities Act, sales of unregistered, non-exempt securities, violation of anti-fraud provisions under Indiana law, deception under Indiana law, and fraud. Plaintiffs seek rescission, damages, treble damages, punitive damages, compensatory damages, interest, costs, and attorney’s fees.

The First Amended Complaint repeats and re-alleges various claims made by Ohad Jehassi, the Company’s former Chief Operating Officer in a matter pending before the Circuit Court of the 17th Judicial Circuit, Broward County, Florida (Case No. 06-004597), Ohad Jehassi v. Relationserve Media, Inc., a Florida corporation, and Relationserve Media, Inc., d/b/a Sendtec Acquisition Corp., a Florida corporation (the “Jehassi Complaint”). The initial complaint filed by Jehassi on or about April 5, 2006, alleged, among other things, that the Company breached its employment agreement with Jehassi and owes him salary and other benefits in connection with such alleged breach. On June 21, 2006, Jehassi filed an amended complaint adding a claim for an alleged violation of Florida’s “Whistleblower’s Act,” and on August 14, 2006, filed a third amended complaint adding a claim for unpaid wages under Florida statutes. Mr. Jehassi seeks damages of approximately $500,000 plus attorney’s fees, costs, and expenses and shares of the Company’s stock he alleges he is entitled to. The Company has asserted that Mr. Jehassi was removed from his position with the Company for cause and is therefore not entitled to any of the relief he seeks and has asserted a counterclaim against Mr. Jehassi related to the shares of the Company’s common stock Jehassi claims he is entitled to. The substance of Mr. Jehassi’s whistleblower claims have been adapted in the First Amended Complaint filed by Thompson as the basis for asserting that false and misleading financial statements were filed by the Company and that the Company violated the Sarbanes-Oxley Act. The Company has moved to dismiss this proceeding. The Company have just received the First Amended Complaint is in the process of evaluating the assertions. Therefore the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

In late-September 2006, Wedbush Morgan Securities, Inc. (“Wedbush”) commenced an arbitration against the Company seeking $521,953.89 in damages as a result of an alleged breach of contract. The Company has moved to dismiss this proceeding. The Company believes that this action is without merit and intends to present a vigorous defense; however, its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On or about September 26, 2006 the Company received copies of three consumer complaints filed by Chirag Chaman, Chief Operating Officer of MX Interactive, LLC. These complaints submitted to the SEC, the New York Attorney General, and the Florida Attorney General, make various claims with respect to the failure to issue to MX Interactive LLC 45,454 shares of stock which claimant alleges the Company agreed to transfer pursuant to a written assignment agreement. Claimant asserts that in July 2005 a third party agreed to transfer rights to receive shares of Company stock to claimant and failed to do so, and the Company is under an obligation to transfer such shares and satisfy the obligation under the assignment agreement. The Company believes these claims to be substantially without merit and intends to vigorously contest the allegations in the filed consumer complaints, however its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

On November 14, 2006 counsel to the Company received a letter from counsel to Deborah Kamioner with an enclosed copy of a letter dated September 5, 2006. In letters dated September 5, 2006 and July 31, 2006 received from Deborah Kamioner, an investor in the Company’s Series A Preferred Stock which automatically converted into Common Stock of the Company, seeking adjustment to the number of shares purchased by Ms. Kamioner under certain anti-dilution provisions to account for: subsequent issuance of 10,081,607 warrants exercisable at $0.01 per share; 525,000 shares of Common Stock issued to Debenture holders in connection with a consent; the exchange of shares of SendTec Acquisition Corp. (“STAC”) common stock for shares of Company Common Stock by STAC management; and the exchange of STAC common stock with vested shares of restricted STAC common stock for 9 million shares of Company Common Stock. The Company believes these claims to be substantially without merit and intends to vigorously contest the allegations in the filed consumer complaints, however its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

The Company received a letter dated August 11, 2006 from counsel to Sunrise Equity Partners, L.P., demanding return of a $750,000 investment in the Company, with interest. Subsequently, counsel to Sunrise Equity Partners, L.P. has made demands for issuance of additional shares of Common Stock on the same basis as the amendment to the Company’s 6% Senior Secured Convertible Debentures and has threatened legal action. No legal action has been commenced and the Company believes these claims to be substantially without merit and intends to vigorously contest the allegations in the demands, however its outcome or range of possible loss, if any, cannot be predicted at this time. The Company cannot provide any assurance that the outcome of this matter will not have a material adverse effect on its financial position or results of operations.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2006 and 2005 include the allowance for doubtful accounts, stock-based compensation, the useful life of property and equipment and intangible assets, and impairment of intangible assets and goodwill.

Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At September 30, 2006, the Company established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $191,000.

Property and Equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation and amortization are computed by the straight-line method over the following estimated useful lives:

Years
Leasehold improvements	4 – 6
Computer equipment	3 – 5
Furniture, fixtures and office equipment	5 – 7
Software	3

Goodwill and Intangible Assets

The Company accounts for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. SFAS 142, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

Intangible assets consist of covenants not to compete and deferred financing fees. Non-compete agreements are being amortized on the straight-line basis over the lives of the underlying employment agreements. Deferred financing fees are being amortized on the straight-line basis over the life of the Debentures. The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

These costs are being amortized using the straight-line method over the following estimated useful lives:

Years
Non-compete agreements	3 – 5
Deferred financing fees	4

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amounts of the Company’s convertible Debentures approximate fair value as such instruments have effective yields that are consistent with instruments of similar risk, when taken together with equity instruments issued to the holder.

Convertible Debentures

The Company accounts for conversion options embedded in convertible notes in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19.

The Company accounts for convertible notes (deemed conventional) in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features,” (“EITF 98-5”), EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments.” Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company accounts for the issuance of Common Stock purchase warrants and other freestanding derivative financial instruments in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

Registration Rights Agreements

The Company has adopted View C of EITF 05-4 “Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19” (“EITF 05-4”). Accordingly, the Company classifies as liability instruments, the fair value of registration rights agreements when such agreements (i) require it to file, and cause to be declared effective under the Securities Act, a registration statement with the SEC within contractually fixed time periods, and (ii) provide for the payment of liquidating damages in the event of its failure to comply with such agreements. Under View C of EITF 05-4, (i) registration rights with these characteristics are accounted for as derivative financial instruments at fair value and (ii) contracts that are (a) indexed to and potentially settled in an issuer’s own stock and (b) permit gross physical or net share settlement with no net cash settlement alternative are classified as equity instruments. At September 30, 2006, the Company recorded a registration rights penalty liability of $131,500 which has been included on the accompanying consolidated balance sheet.

There is a new exposure draft pending on proposed changes in accounting for registration rights agreements that if approved could result in a change to management’s approach to how it accounts for its registration rights. The Company believes that such a change would be insignificant.

Earnings Per Share

In accordance with SFAS No. 128 “Earnings Per Share,” Basic earnings per share is computed by dividing net income by the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of Common Stock, Common Stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. The Company’s Common Stock equivalents at September 30, 2006 include the following:

Options	4,886,000
Warrants	8,697,487
Convertible Debentures	23,300,000

Total common stock equivalents	36,883,487

The Company included 3,230,730 common stock purchase warrants, included in the schedule above, with an exercise price of $0.01 in its determination of loss per share for the three and nine months ended September 30, 2006.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has not recognized any income tax expense (benefit) in the accompanying financial statements for the three and nine months ended September 30, 2006. Deferred tax assets, which principally arise from net operating losses, are fully reserved due to management’s assessment that it is more likely than not the benefit of these assets will not be realized in future periods.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Internet advertising: Revenue from the distribution of internet advertising is recognized when internet users visit and complete actions at an advertiser’s website. Revenue consists of the gross value of billings to clients, including the recovery of costs incurred to acquire online media required to execute client campaigns. Recorded revenue is based upon reports generated by the Company’s tracking software.

Online search: Revenue derived from search engine marketing services, such as search engine keyword buying, is recognized on a net basis in the period when the associated keyword search media is clicked on by a consumer. SendTec typically earns a media commission equal to a percentage of the keyword search media purchased for its clients. In many cases, the amount SendTec bills to clients significantly exceeds the amount of revenue that is earned due to the existence of various pass-through charges such as the cost of the search engine keyword media. Amounts received in advance of search engine keyword media purchases are deferred and included in deferred revenue in the accompanying balance sheet.

Direct response media: Revenue derived from the purchase and tracking of direct response media, such as television and radio commercials, is recognized on a net basis when the associated media is aired. In many cases, the amount the Company bills to clients significantly exceeds the amount of revenue that is earned due to the existence of various pass-through charges such as the cost of the television and radio media. Amounts received in advance of media airings are deferred and included in deferred revenue in the accompanying balance sheet.

Advertising programs: Revenue generated from the production of direct response advertising programs, such as infomercials, is recognized on the completed contract method when such programs are complete and available for airing. Production activities generally take eight to 12 weeks and the Company usually collects amounts in advance and at various points throughout the production process. Amounts received from customers prior to completion of commercials are included in deferred revenue and direct costs associated with the production of commercials in process are deferred and included within other current assets in the accompanying balance sheet.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for employee stock transactions in accordance with Accounting Principle Board, APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company also applied the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation.”

Effective January 1, 2006, the Company adopted SFAS No. 123R “Share Based Payment”. This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest.

The Company adopted the modified prospective method with respect to accounting for its transition to SFAS 123(R) and measured unrecognized compensation cost as described in Note 12. Accordingly, the Company recognized $238,134 and $854,239 for the fair value of stock options expected to vest during the three and nine month periods ended September 30, 2006, respectively. During the nine months ended September, 30, 2006 $517,500 of stock based compensation is reflected in continuing operations and $336,739 is reflected in discontinued operations. These amounts include the fair value of share based payments made to former employees of Access in the amounts of $0 and $336,739 during the three and nine months ended September 30, 2006, respectively, which are reported in discontinued operations.

For the three and nine months ended September 30, 2005, the Company applied APB Opinion No. 25, “Accounting for Stock Issued to Employees.” As required under SFAS No. 148, “Accounting for Stock-based Compensation – Transition and Disclosure,” the following table presents pro-forma net loss and basic and diluted earnings per share as if the fair value-based method had been applied to all awards during that period.

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net (loss) income	$(669,840)	$380,987
Stock-based employee compensation cost, under fair value accounting	(15,615)	(1,239,112)
Pro-forma net loss under fair value method	$(685,455)	$(858,125)
Net loss per share – basic	$(0.03)	$0.03
Per share stock-based employee compensation cost, under fair value accounting	—	$(0.09)
Pro-forma net loss per share, basic	$(0.03)	$(0.06)
Net loss per share - diluted	$(0.03)	$0.02
Per share stock-based employee compensation cost, under fair value accounting	—	$(0.06)
Pro-forma net loss per share, diluted	$(0.03)	$(0.04)

The fair value of all options granted prior to January 1, 2006 was estimated at the date of grant using the Black-Scholes option pricing model. In calculating the fair values of the stock options, the following weighted average assumptions were used:

Dividend yield	—
Expected life	10 years
Risk free interest rate	4.39%
Expected volatility	84.2%

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, exceed federally insured limits. At September 30, 2006, the Company had approximately $4,435,000 in United States bank deposits, which exceed federally insured limits. The Company had not experienced any losses in such accounts through September 30, 2006.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. Effective January 1, 2006, the Company adopted SFAS 154, which did not have a material impact on the Company’s financial statements.

On June 29, 2005, the EITF ratified Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” EITF Issue 05-2 provides guidance on determining whether a convertible debt instrument is “conventional” for the purpose of determining when an issuer is required to bifurcate a conversion option that is embedded in convertible debt in accordance with SFAS 133. Issue No. 05-2 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

In September 2005, Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.’ “EITF 05-4 provides guidance to issuers as to how to account for registration rights agreements that require an issuer to use its “best efforts” to file a registration statement for the resale of equity instruments and have it declared effective by the end of a specified grace period and, if applicable, maintain the effectiveness of the registration statement for a period of time or pay a liquidated damage penalty to the investor. The Company has adopted view C of this pronouncement. Accordingly, the Company has bifurcated registration rights from their related free standing financial instruments and recorded them at fair value.

In September 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). The Company adopted EITF Issue No. 05-7 on January 1, 2006, and the adoption of this pronouncement did not have a material effect on the Company’s financial statements.

In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is recorded in the stockholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” This Issue should be applied by retrospective application pursuant to Statement 154 to all instruments with a beneficial conversion feature accounted for under Issue 00-27 included in financial statements and was adopted by the Company on January 1, 2006. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140” (“FAS 155”). FAS 155 addresses the following: a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently evaluating the requirements of FAS 155, but does not expect that the adoption of this pronouncement will have a material effect on its financial statements.

In March 2006, the FASB issued SFAS 156 – “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 is effective for the first fiscal year beginning after September 15, 2006. SFAS 156 changes the way entities account for servicing assets and obligations associated with financial assets acquired or disposed of. The Company has not yet completed its evaluation of the impact of adopting SFAS 156 on its results of operations or financial position, but does not expect that the adoption of SFAS 156 will have a material impact.

In July 2006, the FASB issued FASB Interpretation No. 48 – “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on our financial statements.

In September 2006, the FASB issued SFAS 157 - “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the first fiscal year beginning after November 2007. The Company is currently evaluating the impact of adopting SFAS 157 on our financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 4 – ACQUISITION

On August 9, 2005, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”), as amended on August 23, 2005, with theglobe.com, Inc. and its wholly-owned subsidiary, SendTec. The Asset Purchase Agreement provided for the Company to purchase, through SendTec Acquisition Corp. (“STAC”), the business and assets of SendTec (the “Asset Purchase”). The Company formed STAC solely to purchase the business and assets of SendTec. The Company made an initial investment in STAC of $10,000,000 in exchange for Common Stock representing approximately 23% of the voting interests of STAC. The Company financed its investment in STAC by issuing 726,199 shares of convertible preferred stock for $10,000,000 in cash that were converted into common stock at the date of consolidation as described below.

The Asset Purchase Agreement, as originally contemplated by the parties, provided for the closing of this transaction to occur through STAC, as a wholly-owned or majority-owned subsidiary of the Company, on or prior to October 31, 2005.

As a result of the financing arrangement described herein, the Asset Purchase was restructured to include certain additional conditions for the Company to satisfy prior to completing its acquisition of SendTec. In connection therewith, the Company, on October 31, 2005 assigned its rights under the Asset Purchase Agreement to STAC with the consent of the sellers in the transaction and entered into certain other agreements providing for the financing of the transaction. As a result of such financing arrangements, STAC temporarily ceased to be a wholly-owned subsidiary of the Company upon closing the Asset Purchase and upon STAC’s concurrent issuance, in a private placement, of preferred stock representing 64% of the aggregate voting interests in STAC. STAC completed the Asset Purchase on October 31, 2005. The purchase consideration (paid by STAC to the sellers) and a breakdown of the excess of the purchase price over the net assets acquired as of such date is as follows:

Consideration Paid	$39,850,000
Transaction expenses	580,000

Total purchase cost	$40,430,000

Assets acquired	11,458,704
Liabilities assumed	(8,707,016)

Net assets acquired	2,751,688

Purchase price in excess of net assets acquired	$37,678,312
Allocated to
Covenant not to compete	1,866,000

Goodwill	$35,812,312

STAC financed its purchase of SendTec by issuing (a) 10,000,000 shares of its par value $0.001 Common Stock (“STAC Common Stock”) to the Company for $10,000,000 in cash and (b) pursuant to a Securities Purchase Agreement (the “STAC Debenture Agreement”), more fully described in Note 7, $34,950,000 of its 6% Senior Secured Convertible Debentures due October 30, 2009 (the “STAC Debentures”) to institutional investors (the “Investors”). In addition, certain Investors of the STAC Debentures also purchased 279,669 shares of STAC’s Series A Redeemable Preferred Stock (the “STAC Preferred Stock”) at a price of $1.00 per share for net proceeds of approximately $280,000 and STAC management purchased 531,700 shares of STAC Common Stock for $531,700. STAC also issued, for no consideration, an additional 4,774,323 shares of its Common Stock to STAC management concurrent with its purchase of Send Tec on October 31, 2005. Each share of STAC Preferred Stock possessed 100 votes per share, representing approximately 64% of the total voting interests of STAC. The Company retained, through the date of consolidation, approximately 23% of the total voting interests in STAC. The remaining voting interests in STAC were owned by STAC management.

The Asset Purchase, STAC Debenture Agreement, STAC Preferred Stock, RelationServe Preferred and certain other contemporaneous agreements entered into with the management of STAC provided for the mandatory consolidation of STAC, as defined in the Securities Purchase Agreement (the “Consolidation”) with the Company upon the attainment of certain contractual milestones (the “Consolidation Milestones”).

Such Consolidation Milestones, as defined in the Securities Purchase and related agreements, principally included the delivery, by the Company to the Investors and their agent in the transaction, of its (a) audited financial statements for the nine months ended September 30, 2005 (the “Audited Financial Statements”), (b) satisfactory evidence that it had achieved certain minimum levels of revenue, earnings and cash flow as specified in the aforementioned agreements (the “Financial Covenants”), (c) a letter from its legal counsel providing negative assurance that reports the Company has filed with SEC since June 10, 2005 through the date of the letter contain no material misstatements or omissions of fact and (d) satisfactory evidence that certain stockholders relinquished their equity or other interest in the Company (as of the time of the Consolidation) and gave the Company a general release of all claims and entered into non-competition and non-solicitation agreements reasonably satisfactory to the purchasers of the STAC Debentures.

The Company, STAC and the Debenture investors also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) providing, among other things, for the formation of a five member board, including one member to jointly represent the Company and a Debenture investor, and mandatory effectuation of a liquidity event, as defined, in the event that the Consolidation Milestones and related Consolidation had not been completed.

Upon the satisfaction on the Consolidation Milestones, STAC became a wholly-owned subsidiary of the Company in connection with a series of transactions that took place on the Consolidation Date. These transactions included (i) the automatic conversion of all the Company’s Preferred Stock into 7,621,991 shares of the Company’s Common Stock (ii) the STAC Debentures becoming automatically convertible into the Company’s Common Stock and (iii) the exchange of all Common Stock of STAC held by STAC management for 9,506,380 shares of the Company’s Common Stock.

As described in Note 1, the Company accounted for its investment in STAC, through the date of the consolidation under the equity method prescribed in APB 18. Accordingly, the Company recorded a $1,034,102 charge for its proportionate share of STAC’s losses for the period of October 31, 2005 through December 31, 2005, and a $153,389 charge for its proportionate share of STAC’s losses for the month ended January 31, 2006.

The Company delivered satisfactory evidence of its completion of the Consolidation Milestones on or about February 1, 2006 and completed its consolidation with STAC. The tangible net assets of STAC at the date of the consolidation are as follows:

Cash	$9,347,155
Accounts receivable, net	7,580,221
Prepaid expenses	167,879
Property and equipment	842,278
Other assets	15,329

Total tangible assets	17,952,862

Liabilities assumed:
Accounts payable	9,848,134
Accrued expenses	1,353,229
Deferred revenue	520,513
Deferred rent	151,206

Total liabilities assumed	11,873,082

Net tangible assets acquired	$6,079,780

A reconciliation of the amount of goodwill recorded by STAC upon its acquisition of SendTec on October 31, 2005 to the amount recorded by the Company upon its consolidation with STAC is as follows:

Excess of purchase price over net assets acquired by STAC at October 31, 2005 allocated to goodwill	$35,812,312
Net Losses of STAC for the period of November 1, 2005 through January 31, 2006, net of equity loss recognized by RelationServe of $1,187,491	3,975,513
Reclassification of equity relating to value assigned to warrants from October 31, 2005 transaction	(486,224)
RelationServe Media Transaction Expenses	1,252,468
Change in valuation of registration rights penalty accrual	250,000
Dividend paid to preferred stockholders	3,737

Excess of purchase price over net assets acquired at February 3, 2006 allocated to goodwill	40,807,806
Cash received in March 2006 adjusting the October 31, 2005 transaction	(318,750)
Transaction expenses	20,618

Excess of purchase price over net assets acquired as of September 30, 2006 allocated to goodwill	$40,509,674

The following unaudited pro-forma information reflects the results of continuing operations of the Company as if the acquisitions had been consummated as of January 1, 2005:

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Revenues	$9,405,000	$10,112,000	$30,061,000	$28,207,000
Net Income (Loss) – continuing operations	(2,986,000)	925,000	(10,338,000)	2,685,000
Net Income (Loss) per share – basic	(0.06)	0.05	(0.23)	0.18
Net Income (Loss) per share – diluted	(0.06)	0.05	(0.23)	0.12

The Company’s allocation of its purchase price to the net assets of SendTec and presentation of the pro forma results are preliminary. The allocation of the purchase price is based on management’s valuation estimates. The Company will commission a formal valuation study and the results of such study could differ significantly from management’s estimates. The pro forma results, which are based on significantly limited information, is presented for illustration purposes only and is not indicative of the results that the Company would have achieved or could potentially achieve in future periods had it completed this transaction as of the dates indicated.

The Company, as of September 30, 2006 evaluated the carrying amounts of its goodwill and other intangible assets it recorded in its acquisition of the net assets of SendTec. The Company made its evaluation to determine whether conditions exist that would indicate that reductions in the carrying amounts of these assets would be required. The Company determined, based upon its operating plan and estimates of future cash flows that there are currently no conditions that would indicate that carrying amounts of its goodwill and amortizable intangible assets is impaired.

The Company has established December 31 as the date to perform its annual evaluation of goodwill and intangible assets in accordance with SFAS 142 and SFAS 144, which valuation will be conducted by and outside specialist. The Company intends to continue monitoring the carrying amounts of these assets to determine whether circumstances change and, if necessary, record impairment charges if required.

NOTE 5 – PROPERTY AND EQUIPMENT

At September 30, 2006, property and equipment consist of the following:

Equipment	$767,555
Furniture and fixtures	255,838
Leasehold improvements	28,894
Software	536,625

Property and equipment	1,588,912
Less accumulated depreciation	(244,386)

Property and equipment, net	$1,344,526

Depreciation expense was approximately $246,000 for the nine months ended September 30, 2006. In addition, the Company disposed of an asset with an accumulated depreciation of approximately $1,500 during the nine months ended September 30, 2006. There was no depreciation expense for the nine months ended September 30, 2005.

Fixed assets include $241,500 of equipment purchases that were financed under capital lease obligations as of September 30, 2006, all of which were purchased during 2006. The accumulated depreciation on these assets amounted to $34,600 as of September 30, 2006.

NOTE 6 – INTANGIBLE ASSETS

At September 30, 2006, intangible assets consist of the following:

Non-compete agreements	$1,748,334
Deferred financing fees	2,064,172

Intangible assets	3,812,506
Less accumulated amortization	(786,817)

Intangible assets, net	$3,025,689

Amortization expense was approximately $657,800 for the nine months ended September 30, 2006, of which, $344,000 for the nine months ended September 30, 2006 has been included in interest expense. There was no amortization expense for the nine months ended September 30, 2005.

Amortization expense subsequent to the nine months ended September 30, 2006 is approximately as follows:

Period from October 1, 2006 through December 31, 2006	$246,700
Years ending December 31:
2007	986,700
2008	946,100
2009	657,000
2010	189,200

$3,025,700

NOTE 7 – DEBENTURES

As described in Note 4, STAC financed its purchase of SendTec, in part, by issuing $34,950,000 of Senior Secured Convertible Debentures due October 30, 2009. As a result of the Consolidation with STAC, the Debentures, initially convertible at $1.00 per share into STAC Common Stock, became convertible into Company Common Stock at a conversion price of $1.50 per share. The Debenture Holders maintain a first priority security interest in all of the Company’s assets and in the assets of its subsidiaries. For as long as the Debentures remain outstanding, the Company is restricted from incurring additional indebtedness other than certain permitted indebtedness consisting of (i) a working capital credit facility of up to $3,000,000 which may have a second priority interest in our accounts receivable and inventory, (ii) trade payables and indebtedness consisting of capitalized lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and obligations under sale-leaseback arrangements with respect to newly acquired or leased assets and (iii) such obligations which are not secured by liens on any of our assets or STAC assets existing as of the date that the Debentures were originally issued. These restrictions could have a material adverse effect on the Company’s liquidity and financial condition in the event it becomes necessary to raise capital through the issuance of debt in order to sustain operations.

The STAC Debenture provided, among other things, for the Company to assume liability for the STAC Debentures on the date of Consolidation. The Securities Purchase Agreement relating to the purchase of the STAC Debenture also required STAC, and the Company beginning on the date of Consolidation, to comply with certain financial covenants and provide for the Debenture holders to participate in subsequent financing transactions. The Company and STAC were not in compliance with the financial covenants stipulated in the Securities Purchase Agreement prior to and as of the date of Consolidation.

Accordingly, the Company and the Debenture holders entered into a letter agreement at the time of consolidation in which the Debenture holders agreed to (a) forbear to call a covenant default of STAC’s breach of the financial covenants, (b) amend the STAC Debentures to substantially eliminate the requirement for the Company to comply with the financial covenants at any time up to the date of Consolidation and during the year ended December 31, 2006 and (c) consent to the Company’s sale of Common Stock to Sunrise Equity Partners (Note 11), in exchange for 525,000 shares of Common Stock with an aggregate fair value of 1,443,750.

As described in Note 2, the Company was not in compliance with certain financial covenants it is required to maintain under the terms of its Securities Purchase Agreement with the Debenture holders. As of August 21, 2006, at least 75% of the Debenture investors waived the Company’s breach of these covenants pursuant to a term sheet dated August 21, 2006 (“Term Sheet”) and accordingly under the terms of the Securities Purchase Agreement the waiver becomes effective. Under the provisions of this Term Sheet, the Debenture investors have agreed to permanently forbear their right to (a) declare the Company in default of the Debentures and (b) demand acceleration of the loan; however, such waiver relates solely to the Company’s noncompliance with the covenants as of June 30, 2006 and September 30, 2006. Other provisions of the Term Sheet provide (i) the Debentures, previously convertible at $1.50 per share into shares of Company Common Stock, become convertible into shares of Company Common Stock at a conversion price of $0.50 per share, (ii) the Company shall have the option to make payments in shares of Common Stock for interest and other amounts due if the average daily trading volume is greater than or equal to 250,000 shares, provided, however, the Company will be entitled to pay half of each interest payment due November 1, 2006 and February 1, 2007 in Common Stock regardless of trading volume, (iii) the Company shall have the right to redeem all or portion of the outstanding Debentures at par plus (1) the aggregate value of the interest payable on the Debenture thru maturity; (2) 500,000 common stock purchase warrants ($0.50 exercise price per warrant) for each $1.0 million of Debentures redeemed, (iv) current financial covenants shall be amended to quarterly covenants based on minimum net revenues and minimum cash balances for the Company, and (iv) certain other conversion and redemption provisions. The Company entered a definitive agreement pursuant to and in accordance with the provisions of the Term Sheet with at least 75% of the Debenture investors on September 27, 2006.

On November 10, 2006, the shareholders approved an increase in the authorized capital of the Company to meet the requirements of all potential conversions of Debentures and other derivate instruments into Common Stock.

The amended financial covenants require the Company to attain minimum net revenues of $4,675,000 for each of the third and fourth quarters of 2006, and $5,025,000, $5,175,000, $5,450,000, and $5,700,000 for the first, second, third, and fourth quarters of 2007. The Company must also maintain minimum cash balances of $2,750,000 in the third quarter of 2006, $3,000,000 in the fourth quarter of 2006, $3,000,000 in the first quarter of 2007, $3,250,000 in the second quarter of 2007, $3,500,000 in the third quarter of 2007, and $3,750,000 in the fourth quarter of 2007.

If the Company breaches its covenants or otherwise defaults on its obligations under the Debentures and the due date is accelerated, the amount required to pay such Obligation will most likely come out of the Company’s working capital and cash balances. Since the Company relies on its working capital for its day-to-day operations, such a default would have a material adverse effect on the Company’s business, operating results, and financial condition. In such event, the Company may be forced to restructure, file for bankruptcy, sell assets, or cease operations, any of which would put the Company, its investors and the value of our Common Stock, at significant risk. Further, the Company’s obligations under the Debentures are secured by substantially all of its assets. Failure to fulfill the Company’s obligations under the Debentures and related agreements could lead to loss of these assets, which would be detrimental to its operations.

The Company also issued 10,081,607 Common Stock purchase warrants (the ‘‘Warrants’’) to the Debenture holders, exercisable at $0.01 per share on the Consolidation Date. In accordance with APB 14 and ETIF 00-27, all $34,950,000 of the proceeds received upon the issuance of the Convertible Debentures were allocated to the Common Stock purchase warrant, based on the relative fair value of the Convertible Debentures and the Warrants and the beneficial conversion feature embedded in the Convertible Debentures. The resulting discount is bifurcated as a non-cash interest expense over the term of the Debentures.

Accretion of the discount on the Debentures amounted to $2,330,000, and $6,213,333 during the three and nine months ended September 30, 2006, respectively and is included as a component of interest expense in the accompanying statements of operations. Contractual interest expense on the Debentures amounted to $535,901 and $1,409,653 during the three and nine months ended September 30, 2006, respectively, and is included as a component of interest expense in the accompanying statements of operations.

NOTE 8 – CAPITAL LEASE OBLIGATIONS

During April 2006, the Company entered into various capital leases with an aggregate present value of $241,500. In accordance with SFAS 13, “Accounting for Leases” (“SFAS 13”), the present value of the minimum leas payments was calculated using discount rates ranging from 14% to 17%. Lease payments, including amounts representing interest, amounted to $32,430 and $57,982 for the three and nine month period ended September 30, 2006, respectively. The leases require monthly payments of approximately $11,600 including interest at discount rates ranging from 14% to 17% and are due at various times through April 2008.

Minimum lease payments due in the years subsequent to September 30, 2006 are as follows:

Period from October 1, 2006 through December 31, 2006	$36,528
Years ending December 31:
2007	138,942
2008	44,431

Total minimum lease payments	219,901
Less amounts representing interest	(23,445)

Present value of minimum lease payments	196,456
Less current portion	(119,110)

Long-term portion	$77,346

NOTE 9 – SIGNIFICANT CUSTOMERS

A significant portion of the Company’s revenue is attributable to a small number of customers. During the nine months ended September 30, 2006, three customers accounted for approximately 47.6% of the Company’s net revenue. Two customers represented approximately 24.8% of total accounts receivable at September 30, 2006.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

As part of the SendTec acquisition transaction, certain executives of SendTec entered into new employment agreements with SendTec. The employment agreements each have a term of five years and automatically renew for an additional year at expiration unless either party provides a notice of non-renewal. The agreements also contain certain non-compete provisions for periods specified by the agreements. The value assigned to the non-compete agreements is being amortized on a straight-line basis over five years (Note 6).

Effective February 3, 2006, the Company entered into an employment agreement with its Chief Executive Officer for an initial five-year term, which will be renewed for additional one-year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $400,000, as well as such incentive compensation and bonuses as the Board of Directors may determine and to which he may become entitled to pursuant to an incentive compensation or bonus program.

Effective February 3, 2006, the Company entered into an employment agreement with its Chief Financial Officer for an initial five-year term, which will be renewed for additional one-year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $225,000, as well as such incentive compensation and bonuses as the Board of Directors may determine and to which he may become entitled to pursuant to an incentive compensation or bonus program.

Effective February 3, 2006, the Company entered into an employment agreement with its President for an initial five-year term, which will be renewed for additional one-year terms thereafter, unless written notice is provided by either party. The agreement provides for an annual base salary of no less than $325,000, as well as such incentive compensation and bonuses as the Board of Directors may determine and to which he may become entitled to pursuant to an incentive compensation or bonus program.

In addition, the Company entered into employment contracts with five of its executives for initial terms between three and five years, which will be renewed for additional one-year terms thereafter, unless written notice is provided by the respective party. The agreements provide for annual aggregate base salaries totaling $916,000, as well as incentive compensation and bonuses as the Board of Directors may determine and to which they may become entitled to pursuant to an incentive compensation or bonus program.

Stock Registration Rights Agreements

The Company entered into a Registration Rights Agreement with the investors of the Series A Preferred Stock that were issued in October 2005 to finance its investment in STAC. The Company, upon the consolidation with STAC, also assumed the registration rights obligation under the Securities Purchase Agreement with the Debenture holders, which had an estimated fair value of $250,000 at the date of the Consolidation.

The Company’s registration statement became effective on July 14, 2006. However, the Company has an obligation to maintain the effectiveness of this registration statement until such time that all of the underlying shares are sold by the selling stockholders or such shares can be sold without volume restriction under Rule 144(k) of the Securities Act, subject to a liquidated damages penalty of 1% per month of the aggregate purchase price paid by the holders. The Company reduced its estimate of the fair value of the accrued registration rights penalty by $133,500 to $131,500 at June 30, 2006. The estimate of the fair value of the accrued registration rights penalty at September 30, 2006 is unchanged from June 30, 2006. The reduction in the penalty is included in other income (loss) in the accompanying statement of operations for the nine months ended September 30, 2006.

NOTE 11 – STOCKHOLDERS’ EQUITY

Common Stock Purchase Warrants

The Company, upon its Consolidation with STAC, issued to the Debentures investors, seven year warrants to purchase an aggregate of 10,081,607 shares of the Company’s Common Stock in amounts proportionate to the face amount of the Debentures exercisable at $0.01 per share. The warrants are exercisable from February 3, 2006 through October 30, 2012. The warrants feature a cashless exercise provision, which provides (a) the holder with the right, any time after one year from their date of issuance through their date of termination (and only in the event that there is not an effective registration or prospectus covering the resale of the underlying stock), to exercise such warrants using the cashless exercise feature and/or (b) for an automatic cashless exercise in the date of termination. The Company can consent to a cashless exercise of the warrants at the request of the holder at anytime. A cashless exercise will result in a net share settlement of the warrants based on a formula in which the net shares issuable is based upon the then fair value of the Company’s common stock. The Company evaluated the classification of these warrants at the date of consolidation and at March 31, 2006 in accordance with EITF 00-19 and determined that they are equity instruments because (a) net share settlement is within the Company’s control and (b) the cashless exercise feature does not potentially result in the issuance of an indeterminate number of shares.

As described below, Debentures investors to date have elected to exercise an aggregate of 6,850,877 of their common stock purchase warrants resulting in the issuance of an aggregate of 6,821,460 of common stock, including the effects of having net-share settled certain of the warrants through the holders’ use of the cashless exercise feature. At September 30, 2006, 3,230,730 warrants remained outstanding with respect to this financing transaction.

On September 27, 2006 the company issued five year warrants to purchase an aggregate of 250,000 shares of the Company’s Common Stock exercisable at $0.60 per share. The warrants are exercisable from September 27, 2006 through September 26, 2011, either through a cash exercise or by use of a cashless exercise provision. The warrants were issued to a consultant for corporate financial advisory services.

A summary of the all of the Company’s outstanding common stock purchase warrants granted through September 30, 2006 and changes during the period is as follows:

	Number of warrants	Weighted average exercise price
Outstanding at January 1, 2006	6,786,757	$0.71
Granted	10,331,607	$0.02
Exercised	(8,420,877)	$0.05
Forfeited	—	—

Outstanding at September 30, 2006	8,697,487	$0.53

Weighted-average fair value granted during the period		$3.39

Common Stock

During January 2006, holders of ten-year $0.25 warrants to purchase shares of Company Common Stock exercised 50,000 warrants for $12,500, and the Company issued 50,000 shares of the Company’s Common Stock.

On February 3, 2006, pursuant to the Securities Exchange Agreement, shares of STAC Common Stock owned by STAC management were exchanged for an aggregate of 9,506,380 shares of Company Common Stock.

On February 3, 2006, pursuant to a letter agreement between the Company and the Debenture holders, the Company issued 525,000 shares of Company Common Stock to the Debenture investors pro-rata in accordance with their respective ownership of the Debentures.

On February 3, 2006, the Company and Sunrise Equity Partners, L.P. (“Sunrise”) entered in a Securities Purchase Agreement pursuant to which the Company sold Sunrise 500,000 shares of Company Common Stock for $750,000, of which the Company received net proceeds of $675,000 after deducting fees and expenses of $75,000. The Company granted Sunrise unlimited and customary “piggyback” registration rights as well as registration rights similar to the registration rights granted by the Company in connection with that certain Registration Rights Agreement dated October 31, 2005 with its then holders of Series A Preferred Stock. As a result, the Company is obligated to file a Registration Statement on or before 45 days after the Consolidation pursuant to the Registration Rights Agreement described above. The registration rights will survive until such time as the Company Common Stock may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.

On February 7, 2006, holders of the seven-year $0.01 warrants to purchase shares of Company Common Stock exercised 2,673,948 warrants and as a result of the cashless exercise feature, the Company issued 2,664,398 shares of the Company’s Common Stock.

On February 10, 2006 warrants to purchase 200,000 shares of Company Common Stock were exercised at an exercise price of $0.25, resulting in the Company receiving $50,000.

On April 4, 2006, a holder of ten-year $0.25 warrants to purchase shares of Company Common Stock exercised 410,000 warrants and as a result of the cashless exercise feature, the Company issued 353,452 shares of Company Common Stock.

On April 9, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company Common Stock exercised 1,037,985 warrants and as a result of the cashless exercise feature, the Company issued 1,031,245 shares of the Company’s Common Stock.

On April 19, 2006, a holder of ten-year $0.25 warrants to purchase shares of Company Common Stock exercised 300,000 warrants and as a result of the cashless exercise feature, the Company issued 250,139 shares of Company Common Stock.

On April 20, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company Common Stock exercised 326,479 warrants and as a result of the cashless exercise feature, the Company issued 324,359 shares of the Company’s Common Stock.

On May 1, 2006, a holder of ten-year $0.25 warrants to purchase shares of Company Common Stock exercised 71,000 warrants and as a result of the cashless exercise feature, the Company issued 53,967 shares of Company Common Stock.

On July 10, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company Common Stock exercised 1,730,748 warrants for $17,307, and the Company issued 1,730,748 shares of the Company’s Common Stock.

On July 10, 2006, a holder of ten-year $0.25 warrants to purchase shares of Company Common Stock exercised 539,000 warrants and as a result of the cashless exercise feature, the Company issued 378,602 shares of the Company’s Common Stock.

On July 19, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company Common Stock exercised 576,916 warrants, for $5,769 and the Company issued 576,916 shares of the Company’s Common Stock.

On July 19, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company Common Stock exercised 216,344 warrants and as a result of the cashless exercise feature, the Company issued 212,539 shares of the Company’s Common Stock.

On July 24, 2006, a holder of ten-year $0.25 warrants to purchase shares of Company Common Stock exercised 80,000 warrants for $20,000 and the Company issued 80,000 shares of the Company’s Common Stock.

On August 29, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company Common Stock exercised 288,458 warrants and as a result of the cashless exercise feature, the Company issued 281,255 shares of the Company’s Common Stock.

Stock Options

As described in Note 12, the Company granted an aggregate of 3,267,000 stock options to employees and consultants during the nine months ended September 30, 2006. The aggregate fair value of these options amounted to $3,487,840, measured at their respective dates of grant and are being amortized over periods in which they are expected to vest.

NOTE 12 – SHARE BASED PAYMENTS

The Company, since its inception has granted non-qualified stock options to various employees and non-employees at the discretion of the Board of Directors. Substantially all options granted to date have exercise prices equal to the fair value of underlying stock at the date of grant and terms of ten years. Vesting periods range from fully vested at the date of grant to three years.

A description of each the Company’s plans that are in effect during the reporting period, including the number of shares reserved for issuance and shares that remain available for grant as of September 30, 2006 is as follows:

2005 Incentive Stock Plan

On June 21, 2005, the Company adopted the 2005 Incentive Stock Plan (the “Plan”), which was subsequently approved by stockholders. The Plan provides for the grant of options and the issuance of restricted shares. An aggregate of 3,300,000 shares of common stock is reserved for issuance under the Plan. Both incentive and nonqualified stock options may be granted under the Plan. The Plan terminates on June 21, 2015. The exercise price of options granted pursuant to this plan may not be less than 100% of the fair market value of the Company’s common stock on the date of grant and the term of options granted under this plan may not exceed 10 years. For holders of 10% or more of the combined voting power of all classes of the Company’s stock, options may not be granted at less than 110% of the fair value of the Company’s common stock on the date of grant and the term of such options may not exceed 5 years. As of September 30, 2006, an aggregate of 2,644,027 shares and options have been granted under the plan, leaving an aggregate of 655,973 shares available for future issuance.

2005 Directors Plan

On August 9, 2005, by written consent, a majority of the Company’s stockholders approved the Company’s 2005 Non-Employee Directors Stock Option Plan (the “Plan”). The Directors Plan provides for the grant of up to 2,000,000 non-qualified stock options to non-employee directors of the Company. The plan also provides for (a) each newly elected or appointed director (other than the Chairman) to be granted options to purchase 50,000 shares of common stock, of which 50% would become exercisable on the date which is one year from the date of grant and the remaining 50% would be come exercisable on the date which is two years from the date of grant, and (b) for each such director be an granted an additional option to purchase 50,000 shares of common stock on the second anniversary of their initial election or appointment of which 50% would become exercisable on the date which is one year from the date of grant and the remaining 50% would become exercisable on the date which is two years from the date of grant. All options granted under the Directors Plan have a maximum term of ten years, subject to accelerated vesting in the event of a change in control of the Company. As of September 30, 2006, an aggregate of 1,150,000 shares and options have been granted under the plan, leaving an aggregate of 850,000 shares available for future issuance.

2006 Incentive Stock Plan

The 2006 Incentive Plan was adopted by the Board of Directors on March 3, 2006 (the “2006 Plan”) and received stockholder approval on July 10, 2006. Grants under the 2006 Plan are not conditioned on stockholder approval. An aggregate of 2,700,000 shares of Common Stock have been reserved for issuance under the 2006 Incentive Plan. Under the 2006 Incentive Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The maximum number of shares of Common Stock that may be subject to options granted under the 2006 Incentive Plan to any individual in any calendar year shall not exceed 1,000,000 shares in order to qualify as performance-based compensation under Section 162(m) of the Code. The 2006 Incentive Plan is currently administered by the Board or a Committee of the Board of Directors. As of September 30, 2006, an aggregate of 1,366,000 shares and options have been granted under the plan, leaving an aggregate of 1,334,000 shares available for future issuance.

Share based payments made during the nine months ended September 30, 2006 are as follows:

On March 10, 2006, the Company granted (under its 2005 option plan) options to purchase an aggregate of 1,690,000 shares of Common Stock to employees of the Company at an exercise price of $1.80 per share. These options vest as to 33% one year from the date of grant, 33% and 34% on the second and third anniversaries of the date of grant, respectively, and expire on March 9, 2016 or earlier due to employment termination.

On March 28, 2006, the Company granted (under its 2006 option plan) options to purchase an aggregate of 200,000 shares of Common Stock to employees of the Company at an exercise price of $1.70 per share. These options vest as to 33% one year from the date of grant, 33% and 34% on the second and third anniversaries of the date of grant, respectively, and expire on March 27, 2016 or earlier due to employment termination.

On May 3, 2006, the Company granted (under its 2005 non-employee director’s option plan) options to purchase an aggregate of 100,000 shares of Common Stock to directors of the Company at an exercise price of $1.375 per share. These options vest as to 50% one year from the date of grant, and 50% on the second anniversary of the date of grant, and expire on May 3, 2016 or earlier due to board termination.

On July 26, 2006, the Company granted options to purchase and aggregate of 1,227,000 shares of Common Stock to employees of the Company. The options are exercisable at $0.48 per share. The options vest as to 33% one year from the date of grant, 33% and 34% on the second and third anniversaries of the date of grant, respectively, and expire on July 25, 2016 or earlier due to employment termination.

On September 7, 2006, the Company granted (under its 2005 non-employee director’s option plan) options to purchase an aggregate of 50,000 shares of Common Stock to directors of the Company at an exercise price of $0.41 per share. These options vest as to 50% one year from the date of grant, and 50% on the second anniversary of the date of grant, and expire on September 6, 2016 or earlier due to board termination.

As described in Note 3, the fair value of all awards was estimated at the date of grant using the Black-Scholes option pricing model. Assumptions relating to the estimated fair value of stock options that the Company granted prior to January 1, 2006 that were accounted for and recorded under the intrinsic value method prescribed under APB 25 are also described in Note 3.

The weighted-average grant-date fair value of options granted during each of the periods for which a statement of operations is presented is as follows:

	September 30, 2006		September 30, 2005
	Nine months ended	Three months ended	Nine months ended	Three months ended
Weighted-average grant-date fair value of options granted	$1.07	$0.42	$0.35	$—

Weighted average assumptions relating to the estimated fair value of stock options that the Company granted during the nine months ended September 30, 2006, are as follows: risk–free interest rate of 4.39%; expected dividend yield zero percent; expected option life of ten years; and expected volatility of 84%.

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has not paid dividends to date and does not expect to pay dividends in the foreseeable future due to its substantial accumulated deficit. Accordingly, expected dividends yields are currently zero. Historical cancellations and forfeitures of stock options granted through December 31, 2005 have been insignificant. Cancellations during the nine months ended September 30, 2006 principally relate to the sale of Access. The Company’s operations and the nature of its business changed substantially during 2006 with the acquisition of SendTec. Accordingly, the Company considers more recent data relating to employee turnover rates to be indicative of future vesting. Based on available data, the Company has assumed that approximately 85 % of outstanding options will vest annually. Deferred compensation relating to options granted prior to January 1, 2006 has been adjusted to reflect this assumption. No options have been exercised to date. The Company will prospectively monitor employee terminations, exercises and other factors that could affect its expectations relating to the vesting of options in future periods. The Company will adjust its assumptions relating to its expectations of future vesting and the terms of options at such times that additional data indicates that changes in these assumptions are necessary. Expected volatility is principally based on the historical volatility of the Company’s stock.

A summary of the status of the Company’s outstanding stock options as of September 30, 2006 and changes during the nine months ended September 30, 2006 are as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)
Outstanding at January 1, 2006	3,488,000	$3.03
Granted	3,267,000	$1.26
Exercised	—
Forfeited or Expired	(1,869,000)	$3.52

Outstanding at September 30, 2006	4,886,000	$1.67	8.39

Options exercisable at September 30, 2006	1,625,000	$1.86	7.30

At September 30, 2006, there was no intrinsic value of options outstanding and options exercisable, based on the September 30, 2006 closing price of the Company common stock ($0.39 per share).

In addition the table includes options that it issued to non-employees prior to January 1, 2006. As of September 30, 2006, these options have a weighted average exercise price of $3.85, weighted average remaining contractual term of 4.17 years and no aggregate intrinsic value. The Company did not enter into any stock based compensation arrangements with non-employees during the nine months ended September 30, 2006. Stock based compensation expense to non-employees amounted to $978,221 during the nine months ended September 30, 2006, which is included in discontinued operations and which represents amortization of stock based compensation for grants made prior to January 1, 2006. All non-employee stock based compensation awards were accounted for in accordance with the provisions of EITF 96-18.

The Company also recorded $121,500 for the fair value of share based payments made to non-employees prior to January 1, 2006. Stock based compensation expense to non employees for the nine months ended September 30, 2006 amounted to $111,375, which is included in discontinued operations.

A summary of the status of the Company’s share based payments as of September 30, 2006 and changes during the nine months ended September 30, 2006 are as follows:

	Number of shares	Weighted average grant-date fair value
Nonvested at January 1, 2006	846,667	$1.04
Granted	3,136	2.85
Vested	(843,136)	1.04
Forfeited or Expired	(6,667)	1.35

Nonvested at September 30, 2006	-0-	$0.00

Concurrent with the acquisition of STAC, 750,000 shares of stock vested with a fair value of $750,000. The fair value of this share based payment was recorded as part of the cost of acquiring SendTec.

The aggregate fair value of unamortized share based payments for all awards granted prior to January 1, 2006 amount to $1,851,973. The Company amortized all of the fair value during the nine months ended September 30, 2006, capitalizing $750,000 as part of the cost of acquiring SendTec and expensing the remaining $1,101,973, which is included in discontinued operations in the statements of operations.

NOTE 13 – DISCONTINUED OPERATIONS

On June 15, 2006, the Company sold substantially all of the business and net assets of its wholly-owned subsidiary, RelationServe Access, Inc. (“Access”) to R.S.A.C., Inc., a wholly-owned subsidiary of Come & Stay S.A., for $1.4 million in cash and the assumption of certain liabilities of Access. Pursuant to the agreement, the Company has agreed to remain liable for certain contingencies and liabilities, and any liabilities in excess of $3 million. As a result of the transaction, the Company recognized a loss on the sale of the net assets of approximately $146,000.

In addition, the Company ceased the operations of Friendsand, Inc. (“Friendsand”). As a result the Company recorded a charge of approximately $459,000, which represents the net assets of Friendsand.

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company has reported Access’s and Friendsand’s results for the nine months ended September 30, 2006 as discontinued operations because the operations and cash flows of Access and Friendsand have been eliminated from the Company’s ongoing operations as a result of having sold the business of Access and ceasing operations of Friendsand. Discontinued operations includes the loss on the sale of the net assets of Access in the amount of $146,000 and the write-off of the operating assets of Friendsand in the amount of $459,000.

NOTE 14 – SUBSEQUENT EVENTS

Issuance of Securities

On November 1, 2006, the Company issued an aggregate of 740,855 shares of Common Stock to Debenture holders representing payment of $267,951 of interest.

On November 15, 2006, the Board of Directors of the Company granted options to purchase 288,500 shares of common stock to certain employees under the 2005 Incentive Stock Plan and options to purchase 1,025,000 shares of common stock to certain executive officers under the 2006 Incentive Stock Plan. Under the respective terms of the 2005 Incentive Stock Plan and the 2006 Incentive Stock Plan, the exercise price of newly granted options is the mean of the closing bid and ask prices on the NASD OTC Bulletin Board on the date of grant.

On November 20, 2006, a Debenture holder elected to convert $20,000 of debenture principal into shares of the Company’s Common Stock at a conversion price of $0.50 per share, and the Company issued 40,000 shares of the Company’s Common Stock.

On December 19, 2006, a Debenture holder elected to convert $100,000 of debenture principal into shares of the Company’s Common Stock at a conversion price of $0.50 per share, and the Company issued 200,000 shares of the Company’s Common Stock.

Authorized shares

On November 10, 2006, the Shareholders approved the increase of authorized shares of the Company’s Common Stock to 190,000,000 shares.

Part II

Information Not Required in Prospectus

Item 24.	Indemnification of Directors and Officers.

Our Certificate of Incorporation contains provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the “DGCL”) or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of this provision, our or our stockholders’ ability to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

In addition, the Certificate of Incorporation and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

Item 25.	Other Expenses of Issuance and Distribution

The expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$
Accounting Fees and Expenses

Legal Fees and Expenses	$
Transfer Agent Fees and Expenses	$
Printing Fees and Expenses

Miscellaneous Expenses

Total	$

Item 26.	Recent Sales of Unregistered Securities

Recent Sales of Unregistered Securities

During the last three years, we have issued the following unregistered securities. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. The Company believes that the various issuances described below were to “accredited investors”.

On May 14, 2004, Chubasco issued 6,800,000 shares of common stock to Mr. Scott Young, the Company’s former President, Chief Financial Officer and sole director. Mr. Young acquired these shares at a price of $0.01 per share. We received $68,000 from this offering. These shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Chubasco completed an offering of 3,210,000 shares of common stock at a price of $0.01 per share to a total of seven purchasers on June 8, 2004. The total amount we received from this offering was $32,100. The Company completed the offering pursuant to Regulation S of the Securities Act.

Chubasco completed an offering of 6,500 shares of our common stock at a price of $0.25 per share to a total of forty-three purchasers on July 30, 2004. The total amount we received from this offering was $1,625. We completed the offering pursuant to Regulation S of the Securities Act.

RelationServe (Delaware’s) founders (three persons) received 4,001,000 shares of common stock and 6,000,000 warrants in connection with their formation efforts, for providing the bridge loan advances and negotiating our initial acquisitions which were exchanged for 4,001,000 shares of common stock and warrants exercisable for 6,000,000 shares of common stock upon the Effective Time of the Merger of RelationServe and RelationServe Access, Inc. These shares were issued in reliance upon and exemption from registration provided pursuant to Section 4(2) of the Securities Act and are restricted shares as defined by the Securities Act.

On April 20, 2005 RelationServe (Delaware) commenced a private offering of Units, each Unit consisting of 50,000 shares of RelationServe common stock with three-year warrants to purchase 25,000 shares of RelationServe (Delaware) common stock exercisable at $2.00 per share (the “Offering”). RelationServe received and accepted $1,125,000 of subscriptions from various investors. On June 24, 2005, an additional investor purchased $500,000 of our Units for cash and was issued 500,000 shares of restricted stock and 250,000 warrants to purchase Company common stock. The Units were issued in reliance on an exemption from registration provided under Regulation D of the Securities Act and are restricted shares as defined by the Securities Act.

The acquisition of Omni Point and Friendsand resulted in issuance of 8,000,000 shares of RelationServe (Delaware) common stock, a two-year promissory note in the principal amount of $700,000, and an agreement for the payment of $550,000 of cash ($150,000 of which was paid at closing and $400,000 of which is required to be used to satisfy certain outstanding obligations) (issued to two persons). These shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Pursuant to the Merger, on June 13, 2005 we acquired all of the outstanding capital stock of RelationServe (Delaware) in exchange for 13,326,000 shares of our common stock. We also assumed warrants to purchase 6,550,000 shares of our common stock issued by RelationServe (Delaware). These shares and warrants were issued pursuant to and exception from registration pursuant to Section 4(2) of the Securities Act and are restricted securities as defined in the Securities Act.

On May 24, 2005, we entered into an independent consulting agreement with Summit Financial Partners, LLC. Under the terms of the Agreement, Summit Financial Partners, LLC is to provide investor relations and similar services in exchange for issuance of 1,050,000 shares of common stock. These shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

On June 22, 2005 we commenced a private offering of up to $4,000,000 of Units, each Unit consisting of 50,000 shares of common stock with three-year warrants to purchase 25,000 shares of common stock exercisable at $3.50 per share. On June 30, 2005 we conducted and initial closing of the private offering of Units to “accredited investors” as that term is defined in Regulation D of the Securities Act, and we received and accepted $2,000,000 of subscriptions in the Offering and issued 1,000,000 shares and 500,000 warrants sold to various investors. The Units were issued in reliance on an exemption from registration provided under Regulation D of the Securities Act and are restricted securities as defined by the Securities Act.

On June 27, 2005, we issued 550,000 shares of common stock in connection with the exercise of common stock warrants for net proceeds of $137,500.

On June 30, 2005, we issued 48,515 shares of common stock and a three-year warrant to purchase shares of common stock with an exercise price of $3.50 to Olshan Grundman Frome Rosenzweig & Wolosky LLP for legal services provided to us. These warrants and shares of common stock were issued pursuant to Section 4(2) of the Securities Act and are restricted securities as defined in the Securities Act.

On July 13, 2005 our Board of Directors ratified a consulting agreement with Stronghurst, LLC, pursuant to which we issued 750,000 shares of common stock to certain principals of Stronghurst, LLC 375,000 shares were issued on July 13, 2005, and the remaining 375,000 shares are currently being held in escrow with 187,500 to be released 270 days after the execution of the agreement and the remaining 187,500 to be released on September 13, 2006. These shares of common stock were issued pursuant to Section 4(2) of the Securities Act and are restricted securities as defined in the Securities Act.

On July 13, 2005 we issued 300,000 shares of restricted common stock to our former Chief Executive Officer Mandee Heller Adler and 80,000 shares of restricted common stock to our former Chief Operating Officer Ohad Jehassi.

On October 28, 2005 the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Preferred Stock (the “Certificate of Designations”) designating 1,500,000 of the Company’s previously authorized preferred stock. On October 31, 2005 the Company issued $10,289,690 of RelationServe Preferred at a purchase price of $13.50 per share (762,199 shares). Each share of RelationServe Preferred was convertible into shares of RelationServe common stock, at an initial conversion price of $1.35 per share. On February 3, 2006, all of the outstanding shares of the Series A Preferred automatically converted into 7,621,991 shares of Company common stock pursuant to the terms of the Series A Preferred at a conversion price of $1.35 per share.

On November 30, 2005 the Company entered into a Consulting Agreement with Elite Card Services, Inc. (“Consultant”), pursuant to which we issued 90,000 shares of restricted common stock.

On November 30, 2005 we issued 10,000 shares of restricted common stock to Shawn McNamara, our Senior Vice-President and interim Chief Executive Officer. During January 2006, warrants to purchase 50,000 shares of Company common stock were exercised at an exercise price of $0.25

On February 3, 2006, and as a result of the Consolidation, Debentures ($34,950,000) issued by SendTec Acquisition Corp. (“STAC”) on October 31, 2005 and initially convertible into STAC common stock, became convertible into the Company’s common stock at a conversion price of $1.50 per share. On such date the Company also issued seven-year warrants to the holders of the Debentures to purchase 10,081,607 shares of the Company’s common stock in amounts proportional to the face amount of the Debentures exercisable at $0.01 per share. The warrants will be exercisable from February 3, 2006 through October 30, 2012.

On February 3, 2006, pursuant to the Securities Exchange Agreement, shares of STAC common stock owned by STAC management were exchanged for an aggregate of 9,506,380 shares of Company common stock.

On February 3, 2006, pursuant to a letter agreement between the Company and the Debenture holders, the Company issued 525,000 shares of Company common stock to the holders pro rata in accordance with their respective ownership of the Debentures.

On February 3, 2006, pursuant to a Securities Purchase Agreement the Company sold to an “accredited investor,” 500,000 shares of Company common stock for $750,000. In connection with this transaction, we paid a finder’s fee of $25,000.

On February 7, 2006, holders of the seven-year warrants to purchase shares of Company common stock, exercised warrants to purchase an aggregate of 2,664,398 shares of the Company common stock. Such exercise was effectuated through the cashless exercise provision of the warrants equaling 9,549.81 shares in the aggregate of Company common stock underlying the warrants.

On February 10, 2005 warrants to purchase 200,000 shares of Company common stock were exercised at an exercise price of $0.25.

On April 4, 2006, a holder of ten-year warrants to purchase shares of Company common stock exercised $0.25 warrants resulting in the issuance of 353,452 shares of Company common stock. Such exercise was effectuated through the cashless exercise provision of $0.25 warrants equaling 56,548 shares of Company common stock underlying the $0.25 warrants.

On April 9, 2006, a holder of seven-year warrants to purchase shares of Company common stock exercised $0.01 warrants resulting in the issuance of 1,031,245 shares of the Company common stock. Such exercise was effectuated through the cashless exercise provision of the $0.01 warrants equaling approximately 6,740 shares of Company common stock underlying the $0.01 warrants.

On April 19, 2006, a holder of ten-year warrants to purchase shares of Company common stock exercised $0.25 warrants resulting in the issuance of 250,139 shares of Company common stock. Such exercise was effectuated through the cashless exercise provision of $0.25 warrants equaling approximately 49,861 shares of Company common stock underlying the $0.25 warrants.

On April 20, 2006, a holder of seven-year warrants to purchase shares of Company common stock exercised $0.01 warrants resulting in the issuance of 324,359 shares of the Company common stock. Such exercise was effectuated through the cashless exercise provision of the $0.01 warrants equaling approximately 2,120 shares of Company common stock underlying the $0.01 warrants.

On May 1, 2006, a holder of ten-year warrants to purchase shares of Company common stock exercised $0.25 warrants resulting in the issuance of 53,967 shares of Company common stock. Such exercise was effectuated through the cashless exercise provision of the $0.25 warrants equaling approximately 17,033 shares of Company common stock underlying the $0.25 warrants.

On July 10, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company common stock exercised 1,730,748 warrants for $17,307, and the Company issued 1,730,748 shares of the Company’s common stock.

On July 10, 2006, a holder of ten-year $0.25 warrants to purchase shares of Company common stock exercised 539,000 warrants and as a result of the cashless exercise feature, the Company issued 378,602 shares of the Company’s common stock.

On July 19, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company common stock exercised warrants for $5,769 and the Company issued 576,916 shares of the Company’s common stock.

On July 19, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company common stock exercised warrants and as a result of the cashless exercise feature, the Company issued 212,539 shares of the Company’s common stock.

On July 24, 2006, a holder of ten-year $0.25 warrants to purchase shares of Company common stock exercised warrants for $20,000 and the Company issued 80,000 shares of the Company’s common stock.

On August 29, 2006, a holder of seven-year $0.01 warrants to purchase shares of Company common stock exercised warrants and as a result of the cashless exercise feature, the Company issued 281,255 shares of the Company’s common stock.

On September 27, 2006 the Company issued five year warrants to purchase an aggregate of 250,000 shares of the Company’s common stock exercisable at $0.60 per share.

On November 1, 2006, the Company issued an aggregate of 740,855 shares of Common Stock to Debenture holders representing payment of $267,951 of interest.

On November 20, 2006, a Debenture holder elected to convert $20,000 of debenture principal into shares of the Company’s Common Stock at a conversion price of $0.50 per share, and the Company issued 40,000 shares of the Company’s Common Stock.

On December 19, 2006, a Debenture holder elected to convert $100,000 of debenture principal into shares of the Company’s Common Stock at a conversion price of $0.50 per share, and the Company issued 200,000 shares of the Company’s Common Stock.

Item 27.	Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger of RelationServe Media, Inc. (Nevada) with and into RelationServe Media, Inc. (Delaware) dated August 29, 2005 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 2, 2005)

2.2	Agreement of Merger and Plan of Reorganization among Chubasco Resources Corp., Reland Acquisition, Inc. and RelationServe, Inc. dated June 10, 2005 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2005)

3.1	Amended and Restated Certificate of Incorporation of RelationServe, Inc. dated August 29, 2005 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 2, 2005)

3.2	Amended and Restated By-Laws of RelationServe Media, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on September 2, 2005)

3.3	Amendment to Amended and Restated By-Laws of RelationServe Media, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 5, 2005)

3.4*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated November 15, 2006

4.1	Form of Warrant to purchase Common Stock of RelationServe Media, Inc. at an exercise price of $0.01 per share (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

4.2	Form of Warrant to purchase Common Stock of RelationServe Media, Inc. at an exercise price of $3.50 per share (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 30, 2005)

4.3	Form of Warrant to purchase Common Stock of RelationServe Media, Inc. at an exercise price of $2.00 per share (incorporated by reference to exhibit 4.3 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005)

4.4	Form of Warrant to purchase Common Stock of RelationServe Media, Inc. at an exercise price of $0.25 (incorporated herein by reference to Exhibit 2.8 to the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2005)

4.5	Form of Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-QSB filed with the Commission on August 15, 2005)

4.6	Form of Option Certificate (incorporated herein by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-QSB filed with the Commission on August 15, 2005)

5.1	Opinion of Haynes and Boone, LLP (to be filed by amendment)

10.01	Asset Purchase Agreement by and among RelationServe Access, Inc., Omni Point Marketing, LLC, Cobalt Holdings, LLC and McCall and Estes Advertising, Inc. dated May 12, 2005 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2005)

10.02	Agreement and Plan of Merger between Friends Acquisition, Inc. and Friendsand LLC dated May 13, 2005 (incorporated herein by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2005)

10.03	Asset Purchase Agreement by and between RelationServe Media Inc., theglobe.com, Inc., and SendTec, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed with the Commission on August 18, 2005)

10.04	Amendment No. 1 to Asset Purchase Agreement by and between RelationServe Media Inc., theglobe.com, Inc., and SendTec, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 24, 2005)

10.05	Holdback Escrow Agreement by and among RelationServe Media, Inc., theglobe.com., SendTec, Inc. and Olshan Grundman Frome Rosenzweig & Wolosky LLP, dated August 9, 2005 (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 7, 2005)

10.06	Securities Purchase Agreement dated as of October 31, 2005, among SendTec Acquisition Corp., RelationServe Media, Inc., each purchaser identified on the signature pages hereto and Christiana Corporate Services, Inc., in its capacity as administrative agent for the Purchasers (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 7, 2005)

10.07	Form of Senior Secured Convertible Debenture dated as of October 31, 2005, among SendTec Acquisition Corp., RelationServe Media, Inc., purchaser, and Christiana Corporate Services, Inc., in its capacity as administrative agent for the Purchasers (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 7, 2005)

10.08	SendTec Acquisition Corp. Security Agreement (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 7, 2005)

10.09	Guarantor Security Agreement among the Grantors and Christiana Corporate Services, Inc., in its capacity as administrative agent for the Holders, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.10	Copyright Security Agreement among the Grantors and Christiana Corporate Services, Inc., in its capacity as administrative agent for the Holders, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.11	Patent Security Agreement, dated February 3, 2006 among the Grantors and Christiana Corporate Services, Inc., in its capacity as administrative agent for the Holders, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.12	Trademark Security Agreement among the Grantors and Christiana Corporate Services, Inc., in its capacity as administrative agent for the Holders, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.13	General Continuing Guaranty among the Guarantors in favor of the Holders and Christiana Corporate Services, Inc., in its capacity as administrative agent for the Holders, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.14	Securities Exchange Agreement by and among the Company and STAC Management, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.15	Employment Agreement for Paul Soltoff, effective October 31, 2005 (incorporated herein by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.16	Employment Agreement for Eric Obeck, effective October 31, 2005 (incorporated herein by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.17	Employment Agreement for Donald Gould, effective October 31, 2005 (incorporated herein by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.18	Employment Agreement between RelationServe Media, Inc. and Ohad Jehassi, dated July 13, 2005 (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on July 18, 2005)

10.19	Employment Agreement between RelationServe Media, Inc. and Shawn McNamara, dated November 30, 2005 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 5, 2006)

10.20	Letter Agreement by and between the Company and LB I Group Inc., dated October 31, 2005 (incorporated herein by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.21	Covenant Agreement among SendTec Acquisition Corp., the Company and the Purchasers, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005)

10.22	Release and Employment Severance Agreement between RelationServe Media, Inc. and Mandee Heller Adler dated November 11, 2005 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 17, 2005)

10.23	Severance Agreement by and between the Company and Danielle Karp, effective February 3, 2006 (incorporated herein by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.24	Non-Competition and Non-Solicitation Agreement by and between the Company and the Hirsch Affiliates, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.25	Mutual General Release by and between the Company and the Hirsch Affiliates, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.26	Stock Purchase Agreement by and between the Company and Sunrise Equity Partners, L.P., dated February 3, 2006 (incorporated herein by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.27	Registration Rights Agreement among the Company and the Purchasers, dated February 3, 2006 (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Commission on February 9, 2006)

10.28	Waiver and Amended and Restated Registration Rights Agreement between RelationServe Media, Inc. and certain subscribers to RelationServe Media Inc.’s common stock and warrants Subscribers to the RelationServe Media Inc.’s common stock and warrants (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 7, 2005)

10.29	Consulting Agreement between Elite Card Services, Inc. and the Company, dated November 30, 2005 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 5, 2005)

10.30	Form of Registration Rights Agreement between RelationServe Media, Inc. and Subscribers to the RelationServe Media Inc.’s Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 7, 2005)

10.31	Form of Subscription Agreement between RelationServe Media, Inc. and Subscribers to the RelationServe Media Inc.’s Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 7, 2005)

10.32	Form of Subscription Agreement of RelationServe Media, Inc. (Nevada) in connection with the private placement offering which closed on June 30, 2005 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 30, 2005)

10.33	RelationServe Media, Inc. 2006 Incentive Stock Plan (incorporated here by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005)

10.34	RelationServe Media Inc. 2005 Non-Employee Directors Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 12, 2005)

10.35	RelationServe Media, Inc. 2005 Incentive Stock Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 18, 2005)

10.36	Note Purchase Agreement by and between RelationServe, Inc., JH Associates, Inc. and GRQ Consultants, Inc. dated April 1, 2005 (incorporated herein by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 16, 2005)

10.37	Lease Agreement dated January 30, 2004 by and between Koger Equity, Inc. and SendTec, Inc. (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005)

10.38	Lease Amendment Number 1 dated September 27, 2005 by and between CBT Properties, Inc. and SendTec, Inc. (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005)

10.39	Agreement of Lease dated May 23, 2005 by and between 386 PAS Partners, L.L.C., and SendTec, Inc. (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005)

10.40	Waiver Letter among the Company and the Purchasers (incorporated herein by reference to Exhibit 10.40 to our Registration Statement on Form SB-2 (File No. 333-132586))

10.41	Asset Purchase Agreement dated as of June 5, 2006 by and among RelationServe Media, Inc., R.S.A.C., Inc. and RelationServe Access, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 21, 2006)

10.42	Amendment to the 6% Senior Secured Convertible Debentures of SendTec Acquisition Corp., dated September 27, 2006, by and among SendTec, Inc. and the purchasers signatory thereto (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on September 27, 2006)

14.1	Code of Ethics of the Company (incorporated herein by reference to Exhibit 14 to the Company’s Current Report on Form 8-K filed with the Commission on July 18, 2005)

23.1*	Consent of Marcum & Kliegman LLP

23.2*	Consent of Gregory, Sharer and Stuart, P.A.

23.3	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1)

*	filed herewith.

Item 28.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent II-10 no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Registrant will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SENDTEC, INC.

By:	/s/ Paul Soltoff
Name:	Paul Soltoff
Title:	Director (Principal Executive Officer)
Date:	December 21, 2006

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of SendTec, Inc., a Delaware corporation that is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Paul Soltoff and Donald Gould, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

By:	/s/ Paul Soltoff	December 21, 2006
Paul Soltoff, Director (Principal Executive Officer)

By:	/s/ Donald Gould	December 21, 2006
Donald Gould, (Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Anthony Abaté	December 21, 2006
Anthony Abaté, Director

By:	/s/ Robert G. Beauregard	December 21, 2006
Robert G. Beauregard, Director

By:	/s/ Vincent Addonisio	December 21, 2006
Vincent Addonisio, Director